                                              Filed pursuant to Rule 424(b)(5)
                                                    Registration No. 333-82575
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 9, 1999)

                                                                      (COX LOGO)

                                 $1,000,000,000

                            COX COMMUNICATIONS, INC.
                       $800,000,000 7 3/4% NOTES DUE 2010

                $200,000,000 FLOATING RATE MOPPRS(SM)/CHEERS(SM)
                             ----------------------
   We are offering two series of debt securities by this prospectus supplement. We are offering $800,000,000 aggregate principal amount of 7 3/4% Notes due 2010, which we refer to as the notes, and $200,000,000 aggregate principal amount of Floating Rate MOPPRS(SM)/CHEERS(SM), which we refer to as the MOPPRS/CHEERS. We collectively refer to the notes and the MOPPRS/CHEERS as the securities.

    The notes will mature on November 1, 2010 and will bear interest at the rate of 7 3/4% per year. Interest on the notes will be payable on May 1 and November 1 of each year, beginning May 1, 2001. We may redeem all or a portion of the notes at any time prior to maturity at 100% of the principal amount plus a make-whole premium, if any.

    We will pay interest on the MOPPRS/CHEERS to, but excluding, November 7, 2002, at the annual interest rate of three-month LIBOR, reset quarterly, plus 70 basis points, payable on February 7, May 7, August 7 and November 7 of each year, beginning February 7, 2001. We may not redeem the MOPPRS/CHEERS before November 7, 2002. On and after November 7, 2002, we may redeem, or be required to redeem, the MOPPRS/CHEERS in the circumstances and at the redemption prices described in this prospectus supplement. The stated maturity date of the MOPPRS/CHEERS is November 7, 2012, subject to extension in the circumstances described in this prospectus supplement.

    THE MOPPRS/CHEERS ARE SUBJECT TO MANDATORY TENDER ON NOVEMBER 7, 2002. Chase Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as remarketing dealers for the MOPPRS/CHEERS. If the remarketing dealers have elected to remarket the MOPPRS/CHEERS as described in this prospectus supplement, the MOPPRS/CHEERS will be subject to mandatory tender to the remarketing dealers on November 7, 2002, by the beneficial owners of the MOPPRS/CHEERS on that date, at a price equal to 100% of the principal amount of the MOPPRS/CHEERS. If a remarketing dealer for any reason does not purchase all of its portion of tendered MOPPRS/CHEERS on November 7, 2002, or elects not to remarket the MOPPRS/CHEERS, or in the other limited circumstances described in this prospectus supplement, we will be required to repurchase such MOPPRS/CHEERS from the beneficial owners of the MOPPRS/CHEERS at a price equal to 100% of the principal amount of the MOPPRS/CHEERS plus accrued interest, if any.

    The securities will be unsecured and will rank equally with all of our other unsecured senior indebtedness. The securities will not be convertible into or exchangeable for our common or preferred stock, will not be entitled to the benefit of any sinking fund and will not be listed on any securities exchange. The securities will be issued in registered form only in denominations of $1,000 and integral multiples of $1,000.

                             ----------------------

                                                              PER NOTE      TOTAL
                                                              --------      -----
    Public offering price(1)................................   99.715%   $797,720,000
    Underwriting discount...................................      .65%     $5,200,000
    Proceeds, before expenses, to Cox(1)....................   99.065%   $792,520,000

    (1) Plus accrued interest from November 7, 2000, if settlement occurs after that date

    The underwriters will sell the MOPPRS/CHEERS to the public at varying prices relating to prevailing market prices at the time of resale to be determined by the underwriters at the time of each sale. The net proceeds to Cox will be 103.15% of the principal amount of the MOPPRS/CHEERS sold, and the aggregate net proceeds will be $206,300,000, plus accrued interest, if any, from November 7, 2000, if settlement occurs after that date. The aggregate net proceeds to Cox will include the total consideration paid by the remarketing dealers for the right to remarket the MOPPRS/CHEERS.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The securities will be ready for delivery in book-entry form only through The Depository Trust Company on or about November 7, 2000.
                             ----------------------
                          Joint Book-Running Managers

CHASE SECURITIES INC.                                        MERRILL LYNCH & CO.
                             ----------------------
BANC OF AMERICA SECURITIES LLC
        SALOMON SMITH BARNEY
                ABN AMRO INCORPORATED
                        BNY CAPITAL MARKETS, INC.
                               SUNTRUST EQUITABLE SECURITIES
                                      WACHOVIA SECURITIES, INC.
                                           THE WILLIAMS CAPITAL GROUP, L.P.
                             ----------------------
          The date of this prospectus supplement is November 2, 2000.

"MandatOry Par Put Remarketed Securities(SM)" and "MOPPRS(SM)" are service marks owned by Merrill Lynch & Co., Inc.
"CHase ExtendiblE Remarketable Securities(SM)" and "CHEERS(SM)" are service marks of The Chase Manhattan Corporation.

                               TABLE OF CONTENTS

                      PROSPECTUS SUPPLEMENT
                                                              PAGE
                                                              ----
Cox Communications, Inc.....................................   S-2
Recent Developments.........................................   S-3
Use of Proceeds.............................................   S-4
Ratio of Earnings to Fixed Charges..........................   S-4
Capitalization..............................................   S-5
Selected Consolidated Financial Information and Other
  Data......................................................   S-6
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   S-8
Description of the Notes....................................  S-11
Description of the MOPPRS/CHEERS............................  S-13
Book-Entry System, Form and Delivery; Same-Day Settlement
  and Payment...............................................  S-39
Certain United States Federal Income Tax Considerations.....  S-41
Underwriting................................................  S-44
Legal Matters...............................................  S-45
                            PROSPECTUS
Cox Communications, Inc.....................................     2
The Cox Trusts..............................................     3
Use of Proceeds.............................................     5
Ratio of Earnings to Fixed Charges..........................     5
Description of Capital Stock................................     6
Description of Debt Securities..............................     9
Description of Junior Subordinated Debentures...............    20
Description of Trust Preferred Securities...................    28
Description of Preferred Securities Guarantees..............    38
Relationship Among the Trust Preferred Securities, the
  Corresponding Junior Subordinated Debentures and the
  Preferred Securities Guarantees...........................    41
Description of Capital Securities...........................    42
Description of Capital Securities Guarantees................    52
Relationship Among the Capital Securities, the Corresponding
  Senior Debt Securities
  and the Capital Securities Guarantees.....................    55
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................    56
Plan of Distribution........................................    57
Legal Matters...............................................    58
Experts.....................................................    58
Where You Can Find More Information.........................    58
Information Incorporated by Reference.......................    58

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these statements on our current expectations or projections about future events and on assumptions we have made. These forward-looking statements are subject to certain risks and uncertainties which could cause actual results or events to differ materially from those we anticipate or project. These risks and uncertainties are described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 1999, all of which are incorporated herein by reference. Prospective purchasers should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.
                             ----------------------

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus, is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

                            COX COMMUNICATIONS, INC.

     Cox Communications, Inc. is one of the nation's largest broadband communications companies with U.S. broadband network operations and investments in cable television programming networks, telecommunications and technology, and broadband networks. Cox serves approximately 6.2 million customers, making it the nation's fifth largest cable company.

     Cox's business strategy is to utilize the technological capabilities of its advanced broadband network, its strong locally and regionally clustered cable television systems and its longstanding commitment to superior customer service to provide an array of entertainment and communications services to both residential and commercial customers in its markets. Today, these services primarily include analog and digital video, high-speed Internet access and local and long-distance telephone. Additional services could include video-on-demand, Internet to the television, targeted advertising and other types of interactive and e-commerce applications.

     In addition, Cox has sought to utilize its expertise and position as one of the nation's premier cable television companies to invest in programming and telecommunications and technology companies which are complementary to Cox's business strategy. Cox believes that these investments have contributed to the growth of its broadband communications business and that its leadership position in broadband communications has facilitated the growth of these investments. Cox seeks to utilize insights gained from the integrated operations of its cable television systems and related programming and telecommunications and technology investments to continue its leadership in the broadband communications industry by anticipating and capitalizing upon long-term industry trends.

     Cox is an indirect 67.8% owned subsidiary of Cox Enterprises, Inc. Cox Enterprises, a privately-held corporation headquartered in Atlanta, Georgia, is one of the largest diversified media companies in the United States with consolidated revenues in 1999 of approximately $6.1 billion. Cox Enterprises, which has a 102-year history in the media and communications industry, publishes 18 daily newspapers and owns or operates 13 television stations in addition to its interest in Cox. Through its indirect majority-owned subsidiary, Cox Radio, Inc., Cox Enterprises owns or operates or provides sales and marketing services for 81 radio broadcast stations. Through Manheim Auctions, Cox Enterprises is also the nation's largest operator of wholesale auto auctions.

     Cox's principal executive offices are located at 1400 Lake Hearn Drive, NE, Atlanta, Georgia 30319. Cox's telephone number is (404) 843-5000.

                              RECENT DEVELOPMENTS

     In July 2000, Cox sold 4.6 million shares of its Sprint PCS common stock for approximately $274.6 million. In October 2000, Cox sold an additional 3.7 million shares of its Sprint PCS common stock for approximately $130.9 million.

     In August 2000, Cox consummated an agreement with @Home Corporation, referred to as Excite@Home, AT&T Corp. and Comcast Corporation pursuant to which Cox agreed to extend its distribution of certain Excite@Home services through June 2006, subject to its right to terminate its current distribution arrangements per certain mutual exclusivity provisions in its current distribution arrangements at any time on or after June 4, 2001. In addition, Cox relinquished its veto rights and representation on the Excite@Home board of directors. Pursuant to this agreement, Cox will receive warrants to purchase two shares of Excite@Home Series A common stock for each home its cable systems pass. These warrants will vest in installments every six months beginning in June 2001, and will be fully vested in June 2006, subject to certain adjustment and forfeiture provisions. Also as part of this agreement, Cox received an option to put, under certain circumstances, its shares of Excite@Home to AT&T, exercisable at any time between January 1, 2000 and June 4, 2002, with the maximum amount payable to Cox pursuant to such put option not to exceed $1.4 billion, for a price per share equal to the higher of $48 or the 30-day average trading price of Excite@Home Series A common stock during the 30 trading-day period beginning 15 trading days prior to, and ending 15 trading days immediately after, AT&T's receipt of notice of exercise of the option. In connection with this agreement, Cox recognized a pre-tax gain of $990.5 million.

     In August and September 2000, Cox repurchased 2.8 million shares of its Class A common stock under its stock repurchase program at an aggregate cost of $101.8 million. As part of its stock repurchase program, Cox issued options which allow the holder to put up to 1.3 million shares of Cox's Class A common stock back to Cox at certain dates through December 15, 2000, at prices ranging from $37.00 to $38.38 per share. Cox received a premium of $2.6 million upon issuance of these put options. In addition, Cox had put options outstanding covering 1.1 million shares which expired unexercised in August 2000.

     In September 2000, Cox amended and restated its 364-day credit agreement and its 5-year credit agreement providing for borrowings of up to $1.5 billion and $900.0 million, respectively. As of September 30, 2000, Cox had no borrowings outstanding under either credit agreement.

THIRD QUARTER 2000 FINANCIAL RESULTS

     Total revenues for the nine months ended September 30, 2000 were $2,561.0 million, a 60% increase over revenues of $1,596.3 million for the nine months ended September 30, 1999. Operating cash flow increased 62% to $990.9 million for the nine months ended September 30, 2000. Depreciation and amortization increased to $881.0 million from $476.5 million for the comparable period in 1999 due to the acquisitions of cable systems that were consummated during 1999 and 2000. Interest expense increased to $400.9 million primarily due to an increase in the total debt outstanding. Net income for the nine months ended September 30, 2000 was $1,996.9 million as compared to $768.9 million for the comparable period in 1999.

                                USE OF PROCEEDS

     We expect to receive aggregate net proceeds from the sale of the securities of approximately $998.5 million, after deducting the underwriting discount and offering expenses and including the total consideration payable by the remarketing dealers for the right to remarket the MOPPRS/CHEERS. We will use these proceeds to repay commercial paper indebtedness and for our general corporate purposes. The weighted average interest rate on our commercial paper borrowings as of September 30, 2000 was approximately 6.9%.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

                                   SIX MONTHS ENDED
    YEAR ENDED DECEMBER 31,            JUNE 30,
--------------------------------   -----------------
1995   1996   1997   1998   1999    1999      2000
----   ----   ----   ----   ----   -------   -------
2.8x   1.5x   2.0x   12.3x  5.9x    11.3x      6.5x

     Earnings for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 and for the six months ended June 30, 1999 and 2000 include $188.8 million, $4.6 million, $116.6 million, $2.5 billion, $1.6 billion, $1.3 billion and $1.9 billion respectively, of net gain on sale and exchange of cable systems and net investment gains.

     For purposes of this computation, earnings are defined as income before income taxes and, excluding losses and undistributed earnings on equity method investments, minority interests and fixed charges excluding capitalized interest. Fixed charges are the sum of:

     - interest cost including capitalized interest;

     - estimated interest component of rent expense; and

     - dividends on subsidiary preferred stock.

     While we have a series of preferred stock outstanding, the holders of such preferred stock are entitled to dividends only when, and to the extent that, our board of directors declares such dividends. Our board has never declared a dividend on our preferred stock and does not intend to do so in the foreseeable future. Accordingly, the data in the above table also represents our combined ratio of earnings to fixed charges and preferred stock dividends for the periods presented.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Cox as of June 30, 2000 (i) on a historical basis and (ii) as adjusted to give effect to this offering and application of the aggregate net proceeds.

     This table should be read in conjunction with, and is qualified by reference to, the "Selected Consolidated Financial Information and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                                    JUNE 30, 2000
                                                              -------------------------
                                                                                AS
                                                                           ADJUSTED FOR
                                                              HISTORICAL   THE OFFERING
                                                              ----------   ------------
                                                                (DOLLARS IN MILLIONS)
CASH........................................................  $    81.5     $    81.2
                                                              =========     =========

DEBT
  Commercial paper..........................................  $ 1,861.7     $   862.9
  Medium-term notes.........................................      451.3         451.3
  Reset put securities......................................      248.2         454.5
  Notes and debentures......................................    2,856.1       3,648.6
  Indexed debentures........................................    2,585.9       2,585.9
  Capitalized lease obligations.............................       78.4          78.4
  Amounts due to Cox Enterprises............................        5.5           5.5
                                                              ---------     ---------
          Total debt........................................    8,087.1       8,087.1
                                                              ---------     ---------
MINORITY INTEREST
  Minority interest in equity of consolidated
     subsidiaries...........................................      127.1         127.1
  Cox-obligated capital securities of subsidiary trust......      644.7         644.7
  Cox-obligated preferred securities of subsidiary trust....      507.4         507.4
SHAREHOLDERS' EQUITY
  Series A preferred stock -- liquidation preference of
     $22.1375 per share, par value $1.00 per share..........        4.8           4.8
  Class A common stock, par value $1.00 per share...........      577.3         577.3
  Class C common stock, par value $1.00 per share...........       27.6          27.6
  Additional paid-in capital................................    3,859.3       3,859.3
  Retained earnings.........................................    3,391.0       3,391.0
  Accumulated other comprehensive income....................    3,959.2       3,959.2
  Class A common stock in treasury, at cost.................     (110.1)       (110.1)
                                                              ---------     ---------
          Total shareholders' equity........................   11,709.1      11,709.1
                                                              ---------     ---------
          Total capitalization..............................  $21,075.4     $21,075.4
                                                              =========     =========

           SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

     The following selected consolidated financial information for each year in the three-year period ended December 31, 1999 has been derived from Cox's audited historical consolidated financial statements, and the consolidated financial information for the six months ended June 30, 1999 and 2000 has been derived from Cox's unaudited historical consolidated financial statements. The unaudited historical consolidated financial information presented below does not include all of the information and footnote disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited consolidated financial information reflects all adjustments considered necessary for a fair statement of the consolidated results of operations and financial position for the interim periods presented. All of these adjustments are of a normal recurring nature. All per share amounts reflected below have been restated to reflect Cox's two-for-one stock split effective on May 21, 1999.

     Operating cash flow under "Other Operating and Financial Data" is not a generally accepted accounting principle measure of performance. However, operating cash flow is a commonly used financial analysis tool for measuring and comparing cable television companies in several areas such as liquidity, operating performance and leverage. Cox defines operating cash flow as operating income before depreciation and amortization and gain on sale and exchange of cable systems. Operating cash flow should not be considered as an alternative to net income as an indicator of Cox's performance or as an alternative to cash flows from operating activities as a measure of liquidity.

     Using the fourth quarter annualized operating cash flow, the multiple of debt to operating cash flow was 5.1x and 5.5x at December 31, 1998 and 1999, respectively. In addition, operating cash flow has been annualized to calculate the multiple of debt to operating cash flow for the six months ended June 30, 1999 and 2000.

                                                                                    SIX MONTHS
                                                                                       ENDED
                                                YEAR ENDED DECEMBER 31,              JUNE 30,
                                           ---------------------------------   ---------------------
                                             1997        1998        1999        1999        2000
                                           ---------   ---------   ---------   ---------   ---------
                                                 (MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
  Revenues...............................  $ 1,610.4   $ 1,716.8   $ 2,318.1   $ 1,008.4   $ 1,658.8
  Operating income.......................      257.1       201.4       262.9       101.8        75.1
  Net income (loss)......................     (136.5)    1,270.7       881.9       757.0     1,158.7
  Basic net income (loss) per share......  $   (0.25)  $    2.33   $    1.54   $    1.36   $    1.92
  Diluted net income (loss) per share....      (0.25)       2.30        1.51        1.34        1.89

OTHER OPERATING AND FINANCIAL DATA:
  Operating cash flow....................  $   609.8   $   659.1   $   901.2   $   384.4   $   636.8
  Operating cash flow margin.............       37.9%       38.4%       38.9%       38.1%       38.4%
  Multiple of debt to operating cash
     flow................................        5.2x        6.2x        7.1x        4.8x        6.4x
  Cash flows provided by (used in)
     operating activities................  $   553.6   $   667.2   $   404.7   $   193.7   $   (85.1)
  Cash flows provided by (used in)
     investing activities................   (1,108.0)   (1,600.4)   (3,849.6)      223.1    (1,218.6)
  Cash flows provided by (used in)
     financing activities................      540.3       935.6     3,447.6      (424.1)    1,351.9

BALANCE SHEET DATA:
  Total assets...........................  $ 6,556.6   $12,878.1   $26,614.5   $16,168.7   $27,951.8
  Total debt (including amounts due to
     Cox Enterprises)....................    3,148.8     4,090.8     6,375.8     3,697.4     8,087.1

     The table below includes certain customer data of Cox. A basic service customer is counted as a home with one or more television sets connected to a cable television system. New services include Cox Digital Cable, high-speed Internet access and Cox Digital Telephone. Each basic customer and each new service is a revenue generating unit. In certain locations, a household may purchase more than one new service, each of which is counted as a separate revenue generating unit. A home is deemed to be passed if it can be connected to the distribution system without any further extension of the distribution plant. Basic penetration represents basic customers as a percentage of homes passed by cable. Premium service units include single or multi-channel services offered for a monthly fee per service.

     Cox's customer data for the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1999 excludes basic customers and homes passed related to TWC Cable Partners, a partnership which was owned 50% by Cox and 50% by Time Warner, which operated cable television systems in Staten Island, New York and Fort Walton Beach, Florida. In October 1999, Cox reorganized its partnership with Time Warner and obtained control of the cable system serving Fort Walton Beach. The Fort Walton Beach cable television system had basic customers of 68,586, 71,213 and 72,940, at December 31, 1997 and 1998 and June 30, 1999, respectively.

                                                                                 SIX MONTHS
                                                                                   ENDED
                                          YEAR ENDED DECEMBER 31,                 JUNE 30,
                                    -----------------------------------    ----------------------
                                      1997         1998         1999         1999         2000
                                    ---------    ---------    ---------    ---------    ---------
CUSTOMER DATA:
  Basic customers.................  3,235,338    3,753,608    5,136,184    3,780,524    6,137,518
  New services....................     18,941      169,731      554,025      315,915    1,046,893
                                    ---------    ---------    ---------    ---------    ---------
  Revenue Generating Units........  3,254,279    3,923,339    5,690,209    4,096,489    7,184,411
  Homes passed....................  5,023,870    5,923,428    8,031,340    5,973,572    9,640,317
  Basic penetration...............       64.4%        63.4%        64.0%        63.3%        63.7%
  Premium service units...........  1,865,184    2,206,833    3,237,013    2,213,424    4,305,867

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with Cox's historical consolidated statements of income for the six-month periods ended June 30, 1999 and 2000.

RESULTS OF OPERATIONS

     The results of operations discussed below include the effects of the following as of their transaction dates:

     - the March 2000 exchange of AT&T common stock for: cable systems from AT&T serving customers in Tulsa, Oklahoma and Baton Rouge, Louisiana; Peak Cablevision, LLC; and the remaining 20% interest in a partnership in which Cox initially acquired an 80% interest through its acquisition of TCA Cable TV, Inc., in a merger transaction;

     - the January 2000 acquisition of cable systems from Multimedia Cablevision, Inc.;

     - the October 1999 acquisition of cable systems from Media General, Inc.;

     - the October 1999 reorganization of Cox's partnership with Time Warner, under which Cox obtained control of the cable system serving Ft. Walton Beach, Florida;

     - the August 1999 TCA merger; and

     - the August 1999 exchange of selected cable systems with MediaOne, Inc.

     These transactions are collectively referred to in the discussion below as the 2000 and 1999 transactions.

  SIX MONTHS ENDED JUNE 30, 2000 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1999

     Total revenues for the six months ended June 30, 2000 were $1,658.8 million, a 64% increase over revenues of $1,008.4 million for the six months ended June 30, 1999. Of this increase, 48% relates to increased revenues from the 2000 and 1999 transactions. The remaining 16% increase includes the effects of:

     - basic and digital customer growth at existing cable systems;

     - rate increases implemented primarily in the fourth quarter of 1999 and first quarter of 2000 resulting from increased programming costs and inflation, as well as increased channel availability;

     - continued growth in local and national advertising sales;

     - growth in data, commercial telephony and residential telephony product subscriptions; and

     - offset by a decrease in pay-per-view revenues as a result of comparatively fewer national boxing events during 2000.

     Programming costs were $413.2 million for the six months ended June 30, 2000, an increase of 65% over the same period in 1999. Of this increase, 50% relates to the 2000 and 1999 transactions. The remaining 15% increase is due to basic and digital customer growth at existing cable systems and January 2000 programming rate increases and channel additions. Plant operations expenses increased 66% to $125.1 million. Of this increase, 47% relates to the 2000 and 1999 transactions. The remaining 19% increase relates to increased plant maintenance and costs related to significant growth of new services at existing cable systems.

     Marketing costs increased 75% to $100.8 million. Of this increase, 49% relates to the 2000 and 1999 transactions. The remaining 26% increase relates to marketing campaigns aimed at enhancing customer awareness and other costs associated with the continued rollout of digital video, high-speed data and telephony services. General and administrative expenses for the six months ended June 30, 2000 increased 59% to $382.9 million due to increased salaries and other administrative costs associated with the continued rollout of digital video, high-speed data and telephony services, and incremental and non-recurring integration expenses associated with the 2000 and 1999 transactions.

     Depreciation and amortization increased to $561.6 million from $282.6 million in the six months ended June 30, 1999 due primarily to the 2000 and 1999 transactions. Interest expense increased to $264.7 million primarily due to an increase in the total debt outstanding as discussed below in "Liquidity and Capital Resources."

     Expense related to indexed debentures of $249.9 million reflects an increase in the contingent settlement amount of the exchangeable subordinated debentures which are indexed to the market value of Sprint PCS common stock -- Series 1.

     Net gain on investments of $1,943.6 million primarily includes:

     - $667.6 million pre-tax gain on the January and February 2000 sale of 16.1 million shares of Sprint PCS common stock;

     - $318.9 million pre-tax gain on the sale of Cox's entire equity interest in Flextech plc in March 2000;

     - $775.9 million pre-tax gain in connection with the March 2000 exchange with AT&T; and

     - $173.2 million pre-tax gain on the June 2000 sale of 3.2 million shares of its Sprint PCS common stock.

     Minority interest of $37.8 million primarily represents distributions on Cox's obligated capital and preferred securities of subsidiary trusts, referred to as FELINE PRIDES and RHINOS. Net income for the six months ended June 30, 2000 was $1,158.7 million as compared to $757.0 million for the comparable period in 1999.

LIQUIDITY AND CAPITAL RESOURCES

  USES OF CASH

     As part of Cox's ongoing strategic plan, Cox has invested, and will continue to invest, significant amounts of capital to enhance the reliability and capacity of its broadband network in preparation for the offering of new services and to make investments in companies in affiliated industries primarily focused on telephony, programming and communications-related activities.

     During the six months ended June 30, 2000, net cash used in operating activities was $85.1 million. In addition, during the six months ended June 30, 2000, Cox had capital expenditures of $914.4 million. These expenditures were primarily directed at upgrading and rebuilding its broadband network to allow for the delivery of advanced broadband services, including digital video, high-speed Internet access, telephony and video-on-demand.

     In addition to improvements of existing cable systems, Cox made strategic investments in businesses focused on telephony, programming and communications-related activities. Investments in affiliated companies are expected to range between $30.0 million and $35.0 million for 2000. Actual capital requirements may vary significantly from the amounts stated above and will depend on numerous factors as many of these affiliates are growing businesses and specific financing requirements will change depending on the evolution of these businesses.

     Cash paid for purchases of cable systems of $2.7 billion primarily represents payments in connection with Cox's acquisition of cable systems serving 522,000 customers from Multimedia.

     During the six months ended June 30, 2000, Cox repaid approximately $1.5 billion of debt, which primarily consisted of:

     - $525.0 million aggregate principal amount of floating rate notes due August 15, 2000;

     - $425.0 million aggregate principal amount paid upon maturity of the 6.375% notes issued in June 1995; and

     - $500.0 million borrowed under a floating rate bridge loan during January 2000.

     Repurchase of Class A common stock represents the aggregate cost of repurchasing 2.7 million shares of Cox's Class A common stock for $110.1 million during the second quarter of 2000 in connection with a previously announced stock repurchase program which authorizes Cox to purchase up to $500.0 million of its outstanding Class A common stock on the open market or through private transactions.

     Distributions paid on capital and preferred securities of subsidiary trusts of $41.2 million consists of quarterly payments on the FELINE PRIDES and RHINOS.

  SOURCES OF CASH

     Proceeds from the sale of investments of $1,531.1 million primarily include:

     - $799.1 million from the January and February 2000 sale of 16.1 million shares of Sprint PCS common stock;

     - $522.3 million from the March 2000 sale of Cox's entire investment in Flextech plc; and

     - $137.6 million from the June 2000 sale of 3.2 million shares of Sprint PCS common stock.

     Proceeds from exchange of investments of $812.3 million primarily consist of $798.0 million held by subsidiaries acquired in connection with the AT&T exchange.

     Net commercial paper borrowings were $1,355.2 million for the six-month period. Proceeds from issuance of debt during the six months ended June 30, 2000 of $1,568.1 million primarily consists of the following:

     - the January 2000 issuance of a floating rate bridge loan for aggregate proceeds of $500.0 million;

     - the March 2000 issuance of $275.0 million aggregate principal amount of exchangeable subordinated debentures due 2030, referred to as Premium PHONES, for proceeds of $269.5 million, net of underwriting commissions; and

     - the second quarter 2000 issuance of exchangeable subordinated discount debentures due 2020 for aggregate proceeds of $782.7 million, net of underwriting commissions.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board, commonly referred to as FASB, issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement requires that all derivatives be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS 133. SFAS 133, as amended by SFAS 137 and 138, is effective for fiscal years beginning after June 15, 2000. Accordingly, Cox will be required to adopt SFAS 133 on January 1, 2001.

     In November 1999, Cox developed an SFAS 133 implementation plan and appointed a team to implement SFAS 133 on a company-wide basis. The implementation plan includes, among other things, the education of both financial and non-financial personnel, the conducting of an inventory of all free-standing and embedded derivatives, the development of an SFAS 133 compliant risk management policy, the development of controls and processes to identify and account for derivatives on an on-going basis and the designation and assessment of Cox's hedging strategies. Cox is currently assessing the impact of the adoption of SFAS 133 on its consolidated financial statements and expects to complete its implementation plan during the fourth quarter of 2000.

     In 1999, Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, was issued. This SAB provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB No. 101, as amended by SAB No. 101B, is effective for the fourth quarter of fiscal years beginning after December 15, 1999. Cox does not expect the adoption of this standard will have a material impact on our consolidated financial statements.

                            DESCRIPTION OF THE NOTES

     The notes will be issued as a separate series of debt securities under an indenture, dated as of June 27, 1995, between us and The Bank of New York, as trustee. A copy of the indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. Certain terms used in this section are defined in the indenture. The notes constitute debt securities as described in the accompanying prospectus. The following description of the terms of the notes supplements and, to the extent inconsistent with, replaces the description of the general terms of the debt securities contained in the accompanying prospectus, which we request that you read.

GENERAL

     The notes initially will be limited to $800,000,000 aggregate principal amount and will mature on November 1, 2010. Pursuant to a plan designed to result in a larger, more liquid issue, Cox may reopen this series of notes and issue additional notes of this series or establish additional terms of this series without consent from the holders of the notes. Such additional issuance is expected to occur, if at all, not later than six months after the date of issuance of the notes offered hereby. The notes will be issued in registered form only in denominations of $1,000 and integral multiples of $1,000.

     The notes will be unsecured and will rank equally with all of Cox's other unsecured senior indebtedness. The notes will not be convertible into or exchangeable for Cox's common or preferred stock, will not be entitled to the benefit of any sinking fund and will not be listed on any securities exchange.

     Except as described below, the notes are not redeemable prior to maturity.

PAYMENTS ON THE NOTES

     The notes will bear interest at 7 3/4% per year from November 7, 2000 or from the most recent interest payment date to which interest has been paid or duly provided for, payable semiannually on May 1 and November 1 of each year, beginning May 1, 2001, to the persons in whose names such notes are registered at the close of business on the immediately preceding April 15 or October 15, as the case may be, whether or not a business day. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

     If any interest payment date, maturity date or redemption date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, and interest will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after that interest payment date, maturity date or redemption date, as the case may be, to the date of that payment on the next succeeding business day. The term business day means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in The City of New York are authorized or required by law, regulation or executive order to close.

     Cox will pay interest on the notes until the principal of each note is paid, in each case to the person in whose name such note is registered at the close of business on the related record date immediately preceding the interest payment date. Cox will pay the principal of, and premium, if any, on each note on any redemption date or the maturity date therefor in immediately available funds upon presentation and surrender of the notes at the office or agency Cox maintains for this purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the trustee located at 101 Barclay Street, New York, New York 10286. Interest payable on any interest payment date will be the amount accrued from and including the date of original issuance or from the most recent interest payment date on which interest has been paid to but excluding the applicable interest payment date. Notwithstanding anything to the contrary in this prospectus supplement or the accompanying prospectus, so long as the notes are in book-entry form, Cox will make payments of principal, premium, if any, and interest through the trustee to DTC.

OPTIONAL REDEMPTION

     Cox will have the right to redeem the notes at any time, in whole or in part, on at least 30 but not more than 60 calendar days notice by mail. Cox will pay a redemption price equal to the greater of

     - 100% of the principal amount of the notes to be redeemed, and

     - the sum, as determined by the Quotation Agent, of the present values of the principal amount and the remaining scheduled payments of interest on such notes to be redeemed (exclusive of interest accrued to the date of redemption), in each case discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus, in either case, accrued interest thereon to the date of redemption.

     If money sufficient to pay the redemption price of and accrued interest on all of the notes to be redeemed on the redemption date is deposited with the trustee or a paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such date, interest will cease to accrue on the notes called for redemption.

     Comparable Treasury Issue means, with respect to the notes subject to redemption, the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining life of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the remaining life of the notes to be redeemed.

     Comparable Treasury Price means, with respect to any redemption date applicable to the notes, the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or, if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     Quotation Agent means the Reference Treasury Dealer appointed by Cox.

     Reference Treasury Dealer means, with respect to the notes subject to redemption, each of Merrill Lynch Government Securities Inc., Chase Securities Inc., their respective successors, and three other primary United States Government securities dealers in The City of New York, referred to as Primary Treasury Dealers, selected by Cox. If Merrill Lynch or Chase shall cease to be a Primary Treasury Dealer, Cox will substitute another Primary Treasury Dealer.

     Reference Treasury Dealer Quotations means, with respect to each Reference Treasury Dealer and any redemption date applicable to the notes, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

     Treasury Rate means, with respect to any redemption date applicable to the notes, the rate per annum equal to the semiannual or equivalent yield to maturity or interpolated (on a day-count basis) of the Comparable Treasury Issue, calculated on the third business day preceding such redemption date using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

BOOK-ENTRY FORM ONLY

     The notes will be issued in book-entry form only. See "Book-Entry System, Form and Delivery; Same Day Settlement and Payment" below.

                        DESCRIPTION OF THE MOPPRS/CHEERS

     The MOPPRS/CHEERS will be issued as a separate series of debt securities under the indenture. Certain terms used in this section are defined in the indenture.

     The MOPPRS/CHEERS constitute debt securities as described in the accompanying prospectus. The following description of the terms of the MOPPRS/CHEERS supplements and, to the extent inconsistent with, replaces the description of the general terms of the debt securities contained in the accompanying prospectus, which we request that you read.

GENERAL

     The MOPPRS/CHEERS initially will be limited to $200,000,000 aggregate principal amount. Pursuant to a plan designed to result in a larger, more liquid issue, Cox may reopen this series of MOPPRS/CHEERS and issue additional MOPPRS/CHEERS of this series without consent from the holders of the MOPPRS/CHEERS, but only with the consent of the remarketing dealers. Such additional issuance is expected to occur, if at all, no later than six months after the date of issuance of the MOPPRS/CHEERS offered hereby. We will issue the MOPPRS/CHEERS in denominations of $1,000 and integral multiples of $1,000.

     The MOPPRS/CHEERS will mature on November 7, 2012, subject to automatic extension in the circumstances described below, which we refer to as the Stated Maturity Date. THE MOPPRS/CHEERS ARE SUBJECT TO MANDATORY TENDER ON NOVEMBER 7, 2002, WHICH WE REFER TO AS THE INITIAL MANDATORY TENDER DATE.

     We have appointed Chase Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as remarketing dealers for the MOPPRS/CHEERS on the Initial Mandatory Tender Date and the Additional Mandatory Tender Date (as defined below), if any, each with respect to $100,000,000 aggregate principal amount of the MOPPRS/CHEERS, subject to the respective remarketing dealers electing to remarket the MOPPRS/CHEERS. We also have appointed Merrill Lynch to act as remarketing reset agent in connection with subsequent remarketings, if any, as described below.

     Because we have appointed two remarketing dealers, on and after the Initial Mandatory Tender Date, the outstanding MOPPRS/CHEERS, if any, may have different terms, including, if applicable, different Stated Maturity Dates and different CUSIP numbers. However, if both remarketing dealers are remarketing the MOPPRS/CHEERS at the same time and upon the same terms, they will coordinate their efforts in order to establish the same interest rate for all of the MOPPRS/CHEERS in connection with such remarketing. In addition, if only one remarketing dealer elects to remarket the MOPPRS/ CHEERS, Cox may request that remarketing dealer to remarket the full aggregate principal amount of the MOPPRS/CHEERS.

     If a remarketing dealer elects to remarket its portion of the MOPPRS/CHEERS on the Initial Mandatory Tender Date, then, except in the limited circumstances described in this prospectus supplement:

     - the applicable MOPPRS/CHEERS will be subject to mandatory tender to the related remarketing dealer at 100% of the principal amount thereof for remarketing on the Initial Mandatory Tender Date, in either the Short Term Mode (as defined below) or the MOPPRS/CHEERS Mode (as defined below), on the terms and subject to the conditions described in this prospectus supplement, subject to the right of Cox to redeem such MOPPRS/CHEERS at its option, in whole but not in part, from the remarketing dealer on the Initial Mandatory Tender Date or the Additional Mandatory Tender Date, as the case may be;

     - if the applicable MOPPRS/CHEERS are remarketed in the Short Term Mode, then during the Short Term Spread Period for such MOPPRS/CHEERS, which will be the period from and including the Initial Mandatory Tender Date to but excluding the date established for remarketing of such MOPPRS/CHEERS in the MOPPRS/CHEERS Mode, which we refer to as the

       Additional Mandatory Tender Date, such MOPPRS/CHEERS will bear interest at the floating rate determined in accordance with the procedures set forth below under "-- Determination of Short Term Rate", which we refer to as the Short Term Rate;

     - if the applicable MOPPRS/CHEERS are remarketed in the MOPPRS/CHEERS Mode on the Initial Mandatory Tender Date or the Additional Mandatory Tender Date, then during the MOPPRS/CHEERS Spread Period for such MOPPRS/CHEERS, which will be the period from and including the Initial Mandatory Tender Date or, if applicable, the Additional Mandatory Tender Date, to but excluding the next succeeding date established for remarketing of the MOPPRS/CHEERS (we refer to such date and each succeeding date, if any, established for remarketing of the MOPPRS/CHEERS as an Optional Tender
       Date), if any, or, as the case may be, the Stated Maturity Date, the MOPPRS/CHEERS will bear interest at the fixed rate or floating rate determined in accordance with the procedures set forth below (we refer to such rate as the MOPPRS/CHEERS Rate); and

     - following remarketing in the MOPPRS/CHEERS Mode, the MOPPRS/CHEERS may be subject to remarketing in the Remarketing Reset Mode, if applicable, described below and will bear interest at the fixed or floating rate or rates determined in accordance with the procedures set forth below for each Subsequent Spread Period, if any.

     Spread Period, as used in this prospectus supplement, means the Initial Period, the MOPPRS/ CHEERS Spread Period, the Short Term Spread Period or a Subsequent Spread Period, as the context requires.

     Under the circumstances described below, Cox may redeem, at its option, each remarketing dealer's portion of the MOPPRS/CHEERS, in whole but not in part, from the remarketing dealer on the Initial Mandatory Tender Date or, if applicable, the Additional Mandatory Tender Date. During the MOPPRS/CHEERS Spread Period and any Subsequent Spread Period, Cox may redeem, at its option, the MOPPRS/CHEERS, in whole or in part, from the holders of the MOPPRS/CHEERS on the terms described under "-- Redemption" below.

     The MOPPRS/CHEERS will not be subject to any sinking fund.

     If a remarketing dealer for any reason does not purchase all of its portion of tendered MOPPRS/ CHEERS on the Initial Mandatory Tender Date or the Additional Mandatory Tender Date or elects not to remarket the MOPPRS/CHEERS, or in the other limited circumstances described in this prospectus supplement, Cox will be required to repurchase such MOPPRS/CHEERS from the beneficial owners thereof on either the Initial Mandatory Tender Date or the Additional Mandatory Tender Date, as the case may be (we refer to either such date as a Mandatory Tender Date), at 100% of the principal amount thereof, plus accrued interest, if any, unless the other remarketing dealer agrees to, and does, remarket all of the MOPPRS/CHEERS. See "-- Remarketing and Determination of Interest Rate for Subsequent Interest Periods -- Repurchase" below.

     We refer to the Stated Maturity Date (as such date may be extended), or any date prior to the Stated Maturity Date on which the MOPPRS/CHEERS become due and payable by Cox, whether by reason of redemption, repurchase or otherwise, as the Maturity Date with respect to the principal of such MOPPRS/CHEERS. We may refer to each Mandatory Tender Date or Optional Tender Date as a Tender Date in this prospectus supplement.

     Except as otherwise designated for any period, we will pay interest on each MOPPRS/CHEERS in arrears on each Interest Payment Date specified for the applicable period, on each Tender Date and on the Maturity Date. We refer to each such date as an Interest Payment Date. We will pay interest on each MOPPRS/CHEERS until the principal of each MOPPRS/CHEERS is paid, in each case to the person in whose name such MOPPRS/CHEERS is registered on the fifteenth calendar day (whether or not a business day) immediately preceding such Interest Payment Date. We will pay the principal of, and premium, if any, on each MOPPRS/CHEERS on the Maturity Date therefor in immediately available funds upon presentation and surrender of the MOPPRS/CHEERS at the office or agency we maintain for this purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the trustee located at 101 Barclay Street, New York, New York 10286. Interest payable on any Interest Payment Date will be the amount accrued from and including the date of original issuance or from the most recent Interest Payment Date on which interest has been paid to but excluding the applicable Interest Payment Date. Notwithstanding anything to the contrary in this prospectus supplement or the accompanying prospectus, so long as the MOPPRS/CHEERS are in book-entry form, we will make all payments of principal, premium, if any, and interest through the trustee to DTC.

     During any period in which MOPPRS/CHEERS bear interest at a Floating Rate (i.e., a rate determined by reference to a Floating Rate Basis, as defined below), if any Interest Payment Date (other than the Stated Maturity Date) would otherwise be a day that is not a business day, such date will be postponed to the next succeeding day that is a business day, except that, for any Interest Payment Date that does not fall on a Tender Date or a Maturity Date, if LIBOR (as defined below) is the applicable Floating Rate Basis and that business day is in the next succeeding calendar month, such date shall be the immediately preceding business day.

     During any period in which the MOPPRS/CHEERS bear interest at a Fixed Rate (i.e., any rate based on the Base Rate or a Fixed Rate Basis, each as defined below), if any Interest Payment Date (other than an Interest Payment Date falling on a Tender Date) would otherwise be a day that is not a business day, the related payment of principal, premium, if any, and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day.

     If the Stated Maturity Date for the MOPPRS/CHEERS falls on a day that is not a business day, the related payment of principal, premium, if any, and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day.

     If a Tender Date would otherwise be a day that is not a business day, any payment or remarketing scheduled to occur on such day will be postponed to the next succeeding day that is a business day, and interest will accrue on the amount of principal or premium, if any, payable to such business day.

     The term business day means, with respect to the MOPPRS/CHEERS, any day other than a Saturday or Sunday or a day on which banking institutions or trust companies in The City of New York are authorized or required by law, regulation or executive order to close and, in the case of MOPPRS/ CHEERS for which LIBOR is the applicable Floating Rate Basis, any such day that is also a London business day. The term London business day means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     All percentages resulting from any calculation of any interest rate for the MOPPRS/CHEERS will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one millionths of a percentage point rounded upward and all dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.

INTEREST TO INITIAL MANDATORY TENDER DATE

     From issuance until the Initial Mandatory Tender Date, the MOPPRS/CHEERS will bear interest at the annual interest rate of LIBOR (determined as described below under "-- Determination of a Floating Rate Basis or a Fixed Rate Basis") with an Index Maturity of three months plus 70 basis points, reset quarterly on February 7, May 7, August 7 and November 7 of each year, beginning November 7, 2000, to, but excluding, the Initial Mandatory Tender Date. We refer to each such date as an Interest Reset Date. From and including the date of original issuance to, but excluding, the Initial Mandatory Tender Date, which we refer to as the Initial Period, interest on the MOPPRS/CHEERS will be payable on February 7, May 7, August 7 and November 7 of each year, beginning February 7, 2001. We refer to each such date as an Interest Payment Date. For the Initial Period, interest will be computed on the basis of the actual number of days elapsed over a 360-day year.

REMARKETING AND DETERMINATION OF INTEREST RATE FOR SUBSEQUENT INTEREST PERIODS

     MANDATORY TENDER OF MOPPRS/CHEERS; SHORT TERM MODE AND MOPPRS/CHEERS MODE

     The following description sets forth the terms and conditions of the remarketing of the MOPPRS/CHEERS, in the event that either or both of the remarketing dealers elect to purchase MOPPRS/CHEERS and remarket MOPPRS/CHEERS on a Mandatory Tender Date.

     Mandatory Tender on the Initial Mandatory Tender Date and, if applicable, the Additional Mandatory Tender Date; Remarketing. Provided that a remarketing dealer gives notice to Cox and the trustee on a business day not later than five business days prior to the Initial Mandatory Tender Date of its intention to purchase the MOPPRS/CHEERS for remarketing (we refer to such date as the Notification Date), the applicable MOPPRS/CHEERS will be automatically tendered, or deemed tendered, to the related remarketing dealer for purchase on the Initial Mandatory Tender Date and, if such MOPPRS/CHEERS are remarketed in the Short Term Mode, the Additional Mandatory Tender Date, in each case except in the circumstances described under "-- Repurchase" below. The purchase price for the tendered MOPPRS/CHEERS to be paid by each remarketing dealer will equal 100% of the principal amount thereof. See "-- Notification of Results; Settlement" below. When the MOPPRS/CHEERS are tendered for remarketing on a Mandatory Tender Date, each remarketing dealer may remarket its portion of the MOPPRS/CHEERS for its own account at varying prices to be determined by such remarketing dealer at the time of each sale.

     If a remarketing dealer elects on the Notification Date to remarket the MOPPRS/CHEERS, the obligation of such remarketing dealer to purchase its portion of the MOPPRS/CHEERS on either Mandatory Tender Date is subject, among other things, to the conditions that, since the Notification Date, no material adverse change in the condition of Cox and its subsidiaries, considered as one enterprise, shall have occurred, that no Event of Default (as defined in the indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MOPPRS/CHEERS shall have occurred and be continuing and that the remarketing dealer shall have received at least two bids in accordance with the procedures described below for the Short Term Mode or, as the case may be, the MOPPRS/CHEERS Mode. If for any reason a remarketing dealer does not purchase all of its portion of tendered MOPPRS/CHEERS on a Mandatory Tender Date, Cox will be required to repurchase such MOPPRS/CHEERS from the beneficial owners thereof at a price equal to 100% of the principal amount thereof plus all accrued and unpaid interest, if any, on the MOPPRS/CHEERS to such Mandatory Tender Date, unless the other remarketing dealer agrees to, and does, remarket all of the MOPPRS/CHEERS. See
"-- Repurchase" below.

     Initial Interest Rate Mode Election. If a remarketing dealer elects on the Notification Date to remarket its portion of the MOPPRS/CHEERS on the Initial Mandatory Tender Date, then by not later than 4:00 p.m., New York City time, on the fourth business day immediately preceding the Initial Mandatory Tender Date, Cox, after consultation with such remarketing dealer, may notify the remarketing dealer, the trustee and DTC by telephone, confirmed in writing, that Cox elects to either (i) redeem such remarketing dealer's portion of the MOPPRS/CHEERS in whole, but not in part, on the Initial Mandatory Tender Date, (ii) have the applicable MOPPRS/CHEERS remarketed in the Short Term Mode, which means that the period commencing on the Initial Mandatory Tender Date will be a Short Term Spread Period for such MOPPRS/CHEERS, and such MOPPRS/CHEERS will be subject to remarketing by the remarketing dealer in such mode on the Initial Mandatory Tender Date and subsequently in the MOPPRS/CHEERS Mode on the Additional Mandatory Tender Date or (iii) have the applicable MOPPRS/CHEERS remarketed in the MOPPRS/CHEERS Mode on the Initial Mandatory Tender Date. We refer to the interest rate mode in which the MOPPRS/CHEERS bear interest in the MOPPRS/CHEERS Spread Period at the MOPPRS/CHEERS Rate as the MOPPRS/CHEERS Mode. Cox will be eligible to elect the Short Term Mode and make such notification if at such time its senior unsecured debt is rated at least "Baa3" by Moody's Investors Service, Inc. and "BBB-" by Standard & Poor's Ratings Service or the equivalent thereof by each such rating agency at the time of such notification; provided, that the applicable remarketing dealer may waive this requirement at its sole discretion. We refer to the fourth business day immediately preceding the Initial Mandatory Tender Date as the Initial Mode Election Date and, if applicable, the Mode Terms Designation Date for such Short Term Mode, or, as the case may be, the MOPPRS/CHEERS Mode.

     If Cox makes no election or elects to have the applicable MOPPRS/CHEERS remarketed in the MOPPRS/CHEERS Mode on the Initial Mandatory Tender Date, the Initial Mandatory Tender Date will be the only Mandatory Date for such MOPPRS/CHEERS. If the MOPPRS/CHEERS are remarketed initially in the Short Term Mode, they will also be subject to mandatory tender for remarketing in the MOPPRS/CHEERS Mode on the Additional Mandatory Tender Date, subject to redemption by Cox from the applicable remarketing dealer on such date. If and when the MOPPRS/CHEERS are remarketed in the MOPPRS/CHEERS Mode, then from and including the Initial Mandatory Tender Date or, if applicable, the Additional Mandatory Tender Date to but excluding the first Optional Tender Date, if any, the MOPPRS/CHEERS will bear interest at the MOPPRS/CHEERS Rate. If no initial Optional Tender Date is established, the MOPPRS/CHEERS Rate will be the interest rate to the Maturity Date, and the MOPPRS/CHEERS Spread Period for the applicable MOPPRS/CHEERS will be the period from and including the applicable Mandatory Tender Date to but excluding the Maturity Date.

     Designation of Terms for the Short Term Mode; Extension of Stated Maturity Date. If Cox elects to have MOPPRS/CHEERS remarketed in the Short Term Mode, then:

     - by not later than 4:00 p.m., New York City time, on the Mode Terms Designation Date for the Short Term Mode, Cox, after consultation with the applicable remarketing dealer (or both remarketing dealers, if they are acting jointly), will establish the Additional Mandatory Tender Date for remarketing of the applicable MOPPRS/CHEERS in the MOPPRS/CHEERS Mode, which shall be a date not more than one year following the Initial Mandatory Tender Date (or if such day is not a business day, the next succeeding business day), designate whether such date may be advanced on a weekly or monthly basis and designate the applicable Floating Rate Basis, Interest Payment Date(s), Interest Reset Date(s) (as defined below) and any other applicable floating rate terms for remarketing of the MOPPRS/CHEERS in the Short Term Mode as described below;

     - the Additional Mandatory Tender Date will be the earlier of (i) the date established on the Mode Terms Designation Date for the Short Term Mode as the Additional Mandatory Tender Date (or if such day is not a business day, the next succeeding business day), or (ii) one of the one-week or one-month anniversary dates following the Initial Mandatory Tender Date (or if any such day is not a business day, the next succeeding business day) designated by Cox by notification to the applicable remarketing dealer, the trustee and DTC (and Cox, in such notice, shall instruct the trustee and/or DTC to notify the beneficial owners of the MOPPRS/CHEERS of such date) not later than the fifth business day prior to such one-week or one-month anniversary date;

     - the Stated Maturity Date for the applicable MOPPRS/CHEERS will be extended from November 7, 2012 to be the date that is the ten-year anniversary of the Additional Mandatory Tender Date (whether or not a business day); and

     - the applicable MOPPRS/CHEERS will be automatically tendered or deemed tendered to the applicable remarketing dealer for remarketing on the Additional Mandatory Tender Date in the MOPPRS/CHEERS Mode, subject to the right of Cox to redeem such MOPPRS/CHEERS, at its option, in whole but not in part, from the remarketing dealer on the Additional Mandatory Tender Date, as described below.

     Determination of the Short Term Rate. If the applicable MOPPRS/CHEERS are in the Short Term Mode, the applicable remarketing dealer will determine the Short Term Spread as described below by 3:30 p.m., New York City time, on the third business day immediately preceding the Initial Mandatory Tender Date, which we refer to as the Short Term Spread Determination Date, based on the full aggregate principal amount of such remarketing dealer's portion of the MOPPRS/CHEERS. If both remarketing dealers are remarketing the MOPPRS/CHEERS in the Short Term Mode on the Initial Mandatory Tender Date upon identical terms, they will coordinate their efforts in order to establish the same Short Term Rate for the full principal amount of the MOPPRS/CHEERS being remarketed. The Short Term Rate will be equal to the applicable Floating Rate Basis determined as described below plus or minus the Short Term Spread.

     Interest will be payable on the designated date or dates, with each such date being an Interest Payment Date, in respect of the Short Term Spread Period, reset on the designated Interest Reset Dates, and computed on the basis of the day-count convention described below for the applicable Floating Rate Basis. The Short Term Spread announced by the applicable remarketing dealer (or both remarketing dealers, if they are acting jointly), and the resulting Short Term Rate, absent manifest error, shall be binding and conclusive upon the beneficial owners and holders of the applicable MOPPRS/CHEERS, Cox and the trustee.

     The Short Term Spread will be the lowest bid indication (if positive), or highest bid indication (if negative), expressed as a spread (in the form of a percentage or number of basis points) above (if positive) or below (if negative) the applicable Floating Rate Basis, obtained by the applicable remarketing dealer or dealers by 3:30 p.m., New York City time, on the Short Term Spread Determination Date from the bids quoted from five Reference Money Market Dealers (as defined below) on such date for the applicable aggregate principal amount of the applicable MOPPRS/CHEERS at a price equal to par, but assuming:

     - an issue date of the Initial Mandatory Tender Date, with settlement on such date without accrued interest;

     - a maturity date equal to the Additional Mandatory Tender Date designated on the Mode Terms Designation Date for the Short Term Mode for such applicable MOPPRS/CHEERS;

     - the applicable MOPPRS/CHEERS are subject to purchase as a whole by the remarketing dealer or Cox at a price equal to 100% of the principal amount thereof on a weekly or monthly basis, as the case may be (as designated by Cox on the Mode Terms Designation Date), after the Initial Mandatory Tender Date; and

     - a stated annual interest rate, reset on the designated Interest Reset Dates and payable on the designated Interest Payment Date or Dates, equal to the applicable Floating Rate Basis plus or minus the spread bid by the applicable Reference Money Market Dealer.

     If fewer than five Reference Money Market Dealers bid as described above, then the Short Term Spread shall be the lowest (if positive) or highest (if negative) of such bid indications, obtained as described above, subject to the remarketing dealer or dealers receiving at least two bids.

     The Floating Rate Basis will be determined as described below under "-- Determination of a Floating Rate Basis or a Fixed Rate Basis." The determination will be made by the calculation agent as of the applicable Interest Determination Date.

     Reference Money Market Dealers means leading dealers of publicly traded debt securities of Cox in The City of New York (which, unless otherwise specified by the applicable remarketing dealer or dealers, shall include Merrill Lynch or one of its affiliates and Chase or one of its affiliates) who are also leading dealers in money market instruments selected by Cox after consultation with the remarketing dealer or dealers and of whom notification was sent by Cox to the remarketing dealer or dealers no later than 4:00 p.m., New York City time, on the Mode Terms Designation Date for the Short Term Mode. If Cox does not notify the remarketing dealer or dealers by such time, the remarketing dealer or dealers will select the Reference Money Market Dealers.

     Designation of Terms for the MOPPRS/CHEERS Mode. By not later than 12:00 p.m., New York City time, on the fourth business day preceding the Mandatory Tender Date for remarketing in the MOPPRS/CHEERS Mode (which we refer to as the Mode Terms Designation Date for the MOPPRS/CHEERS Mode), Cox, after consultation with the applicable remarketing dealer (or both remarketing dealers, if they are acting jointly), will establish the first Optional Tender Date, if any, designate the MOPPRS/CHEERS Rate as a Fixed Rate or Floating Rate (and in the latter case, the applicable floating rate terms), specify the Interest Payment Dates for the MOPPRS/CHEERS Spread Period and establish the terms, if any, for redemption of the applicable MOPPRS/CHEERS for the MOPPRS/CHEERS Spread Period.

     Determination of the MOPPRS/CHEERS Rate. If the applicable MOPPRS/CHEERS are to be remarketed in the MOPPRS/CHEERS Mode, the applicable remarketing dealer will determine the MOPPRS/CHEERS Spread as described below based on the Dollar Price (as defined below) for the applicable MOPPRS/CHEERS by 3:30 p.m., New York City time, on the third business day immediately preceding the Initial Mandatory Tender Date or, if the MOPPRS/CHEERS initially are remarketed in the Short Term Mode, the Additional Mandatory Tender Date (which we refer to as the MOPPRS/ CHEERS Spread Determination Date). If both remarketing dealers are remarketing the MOPPRS/CHEERS in the MOPPRS/CHEERS Mode on the same Mandatory Tender Date upon identical terms, they will coordinate their efforts in order to establish the same MOPPRS/CHEERS Rate for the full principal amount of the MOPPRS/CHEERS being remarketed. The MOPPRS/CHEERS Rate will be equal to the applicable Fixed Rate Basis (provided that, if no Optional Tender Date is established, the "Base Rate" of 5.742% shall be used in place of the Fixed Rate Basis) plus the MOPPRS/CHEERS Spread (as defined below) or, as the case may be, the applicable Floating Rate Basis, in each case, determined as described below, plus or minus the MOPPRS/CHEERS Spread.

     Interest will be payable semiannually on the designated dates and computed on the basis of a 360-day year of twelve 30-day months, in the case of a Fixed Rate, and on the designated dates (we refer to each such date in respect of the MOPPRS/CHEERS Spread Period, as an Interest Payment Date), and reset on the designated Interest Reset Dates and computed on the basis of the day-count convention described below for the applicable Floating Rate Basis, in the case of a Floating Rate. The MOPPRS/CHEERS Spread announced by the remarketing dealer (or both remarketing dealers if they are acting jointly), and the resulting MOPPRS/CHEERS Rate, absent manifest error, shall be binding and conclusive upon the beneficial owners and holders of the applicable MOPPRS/CHEERS, Cox and the trustee.

     The MOPPRS/CHEERS Spread will be the lowest bid indication (if positive), or highest bid indication (if negative), expressed as a spread (in the form of a percentage or in basis points) above (if positive) or below (if negative) either
(i) the Fixed Rate Basis (or, if applicable, the Base Rate), if Cox has selected a Fixed Rate, or (ii) the Floating Rate Basis selected by Cox, if Cox has selected a Floating Rate, in either case obtained by the applicable remarketing dealer or dealers by 3:30 p.m., New York City time, on the MOPPRS/CHEERS Spread Determination Date from the bids quoted by five Reference Corporate Dealers (as defined below) for the applicable aggregate principal amount of the applicable MOPPRS/CHEERS at the Dollar Price or, as the case may be, the Adjusted Dollar Price, but assuming:

     - an issue date equal to the Mandatory Tender Date for remarketing in the MOPPRS/CHEERS Mode, with settlement on such date without accrued interest;

     - a maturity date equal to the first Optional Tender Date (or, if no such date is designated, the Stated Maturity Date, as such date may be extended) of the applicable MOPPRS/CHEERS;

     - if applicable, the applicable MOPPRS/CHEERS are subject to redemption upon the terms specified on the Mode Terms Designation Date for the MOPPRS/CHEERS Mode; and

     - a stated annual interest rate, reset, if applicable, on the designated Interest Reset Dates, if any, and payable on the designated Interest Payment Dates, equal to the Fixed Rate Basis (or, if applicable, the Base
       Rate), in the case of a Fixed Rate, or the applicable Floating Rate Basis, in the case of a Floating Rate, in each case plus or minus the spread bid by the applicable Reference Corporate Dealer.

     If fewer than five Reference Corporate Dealers bid as described above, then the MOPPRS/CHEERS Spread shall be the lowest (if positive) or highest (if negative) of such bid indications obtained as described above, subject to the remarketing dealer or dealers receiving at least two bids.

     The Fixed Rate Basis or, as applicable, the Floating Rate Basis, will be determined as described below under "-- Determination of a Floating Rate Basis or a Fixed Rate Basis." The determination will be made by the applicable calculation agent by 1:00 p.m., New York City time, on the MOPPRS/CHEERS Spread Determination Date, in the case of the Fixed Rate Basis, and as of the applicable Interest Determination Date, in the case of a Floating Rate Basis.

     Dollar Price means, with respect to the applicable MOPPRS/CHEERS, the present value determined by the applicable remarketing dealer on the third business day preceding the Initial Mandatory Tender Date, as of the Initial Mandatory Tender Date, of the Remaining Scheduled Payments (as defined below) discounted to the Initial Mandatory Tender Date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined below); provided that in the case of the Additional Mandatory Tender Date, the Dollar Price will be the Adjusted Dollar Price.

     Adjusted Dollar Price means, with respect to the Additional Mandatory Tender Date, the Dollar Price as of the Initial Mandatory Tender Date (determined by the applicable remarketing dealer as described above for the Initial Mandatory Tender Date as if the Initial Mandatory Tender Date were the only Mandatory Tender Date) plus the product of (i) such Dollar Price as of the Initial Mandatory Tender Date, (ii) a rate equal to the greater of (a) the weighted average per annum of the Short Term Rate for the Short Term Spread Period or (b) the weighted average per annum of LIBOR (determined as described below) with an Index Maturity equal to the applicable Interest Reset Period (as defined below) for the Short Term Spread Period, and reset on the designated Interest Reset Dates for such period, and (iii) the number of days in the Short Term Spread Period divided by 360.

     Reference Corporate Dealers means leading dealers of publicly traded debt securities of Cox in The City of New York (which, unless otherwise specified by the applicable remarketing dealer or dealers, will include Merrill Lynch or one of its affiliates and Chase or one of its affiliates) selected by Cox after consultation with the remarketing dealer or dealers and of whom notification was sent by Cox to the remarketing dealer or dealers not later than 4:00 p.m., New York City time, on the Mode Terms Designation Date for the MOPPRS/CHEERS Mode. If Cox does not notify the remarketing dealer or dealers by such time, the remarketing dealer or dealers will select the Reference Corporate Dealers.

     Treasury Rate means, with respect to the Initial Mandatory Tender Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issues (as defined below), assuming a price for the Comparable Treasury Issues (expressed as a percentage of its principal amount), equal to the Comparable Treasury Price (as defined below) for the Initial Mandatory Tender Date; provided, however, that if, in the judgment of the applicable remarketing dealer or dealers, no Comparable Treasury Issues are outstanding at the time of determination, the Treasury Rate will be the rate per annum equal to the yield for United States Treasury securities at "constant maturity" having a maturity comparable to the remaining term to the Stated Maturity Date of the MOPPRS/CHEERS being purchased obtained by the remarketing dealer or dealers from a recognized information service or other source in accordance with market practice.

     Comparable Treasury Issues means, with respect to the Initial Mandatory Tender Date, the United States Treasury benchmark on-the-run security or securities selected by the remarketing dealer or dealers as having an actual maturity comparable to the remaining term to the Stated Maturity Date of the MOPPRS/CHEERS being purchased.

     Comparable Treasury Price means, with respect to the Initial Mandatory Tender Date, (a) the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) on the MOPPRS/CHEERS Spread Determination Date preceding the Initial Mandatory Tender Date, as set forth on "Telerate Page 500" (or such other page as may replace Telerate Page
500) or (b) if such page (or any successor page) is not displayed or does not contain such offer prices on such date, (i) the average of the Reference Treasury Dealer Quotations for the Initial Mandatory Tender Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the applicable remarketing dealer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

     Telerate Page 500 means the display designated as "Telerate Page 500" on Bridge Telerate, Inc. (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in clause (a) above in the definition of "Comparable Treasury Price" as may replace Bridge Telerate, Inc.

     Reference Treasury Dealer Quotations means, with respect to each Reference Treasury Dealer and the Initial Mandatory Tender Date, the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) quoted to the applicable remarketing dealer by such Reference Treasury Dealer by 3:30 p.m., New York City time, on the third business day preceding the Initial Mandatory Tender Date.

     Reference Treasury Dealers means, with respect to the Initial Mandatory Tender Date, up to five primary U.S. Government securities dealers in The City of New York (which, unless otherwise specified by the applicable remarketing dealer or dealers, shall include Merrill Lynch or one of its affiliates and Chase or one of its affiliates, in each case, that is a primary U.S. Government securities dealer) selected by Cox after consultation with the remarketing dealer or dealers and of whom notification was sent by Cox to the remarketing dealer or dealers no later than 4:00 p.m., New York City time, on the Initial Mode Election Date. If Cox fails to so notify the remarketing dealer or dealers by such time, the remarketing dealer or dealers will select the Reference Treasury Dealers. Also, if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (referred to as a Primary Treasury Dealer), Cox, or if applicable, the remarketing dealer or dealers shall substitute therefor another Primary Treasury Dealer.

     Remaining Scheduled Payments means, with respect to the applicable MOPPRS/CHEERS, the remaining scheduled payments of the principal thereof and interest thereon (assuming interest is payable on May 7 and November 7 of each year beginning May 7, 2003, and assuming the MOPPRS/CHEERS were not remarketed in the Short Term Mode), calculated at the Base Rate only, that would be due after the Initial Mandatory Tender Date to and including the Stated Maturity Date, as determined by the applicable remarketing dealer.

     NOTIFICATION OF RESULTS; SETTLEMENT

     Provided the applicable remarketing dealer has previously notified Cox and the trustee on the Notification Date of its intention to purchase all of its portion of the tendered MOPPRS/CHEERS on the applicable Mandatory Tender Date, the remarketing dealer (or both remarketing dealers if they are acting jointly) will notify Cox, the trustee and DTC by telephone, confirmed in writing, by 4:00 p.m., New York City time, on the MOPPRS/CHEERS Spread Determination Date preceding the Mandatory Tender Date on which the MOPPRS/CHEERS are remarketed in the MOPPRS/CHEERS Mode of the MOPPRS/CHEERS Spread and, in the case of a Fixed Rate, the MOPPRS/CHEERS Rate. If the MOPPRS/CHEERS are remarketed in the Short Term Mode, the applicable remarketing dealer (or both remarketing dealers if they are acting jointly) will notify Cox, the trustee and DTC by telephone, confirmed in writing, by 4:00 p.m., New York City time, on the Short Term Spread Determination Date of the Short Term Spread for such MOPPRS/CHEERS.

     All of the tendered MOPPRS/CHEERS will be automatically delivered to the account of the trustee, by book-entry through DTC pending payment of the purchase price therefor, on each Mandatory Tender Date.

     In the event that a remarketing dealer purchases the tendered MOPPRS/CHEERS on a Mandatory Tender Date, such remarketing dealer will make, or cause the trustee to make, payment to the DTC participant of each tendering beneficial owner of the applicable MOPPRS/CHEERS, by book-entry through DTC by the close of business on such Mandatory Tender Date against delivery through DTC of such beneficial owner's tendered MOPPRS/CHEERS, of 100% of the principal amount of the tendered MOPPRS/CHEERS that have been purchased for remarketing by the remarketing dealer. If the remarketing dealer does not purchase all of the MOPPRS/CHEERS on a Mandatory Tender Date, unless the other remarketing dealer agrees to, and does, remarket all of the MOPPRS/CHEERS, it will be the obligation of Cox to make or cause to be made such payment for the MOPPRS/CHEERS, as described below under "-- Repurchase." In any case, Cox will make or cause the trustee to make payment of interest to each person entitled thereto due on each Mandatory Tender Date by book-entry through DTC by the close of business on such Mandatory Tender Date.

     The transactions described above will be executed on the applicable Mandatory Tender Date through DTC in accordance with the procedures of DTC, and the accounts of the respective DTC participants will be debited and credited and the MOPPRS/CHEERS delivered by book-entry as necessary to effect the purchases and sales of the MOPPRS/CHEERS.

     The tender and settlement procedures described above, including provisions for payment by purchasers of MOPPRS/CHEERS in the remarketing or for payment to selling beneficial owners of tendered MOPPRS/CHEERS, may be modified to the extent required by DTC or to the extent required to facilitate the tender and remarketing of MOPPRS/CHEERS in certificated form, if the book-entry system is no longer available for the MOPPRS/CHEERS at the time of the remarketing. In addition, the remarketing dealers may, in accordance with the terms of the indenture, modify the tender and settlement procedures set forth above in order to facilitate the tender and settlement process.

     As long as DTC's nominee holds the certificates representing any MOPPRS/CHEERS in the book-entry system of DTC, no certificates for such MOPPRS/CHEERS will be delivered by any selling beneficial owner to reflect any transfer of such MOPPRS/CHEERS effected in the remarketing. In addition, under the terms of the MOPPRS/CHEERS and the Remarketing Agreements (described below), Cox will agree that, notwithstanding any provision to the contrary set forth in the indenture, (i) it will use its reasonable efforts to maintain the MOPPRS/CHEERS in book-entry form with DTC or any successor thereto and to appoint a successor depositary to the extent necessary to maintain the MOPPRS/CHEERS in book-entry form, and (ii) it will waive any discretionary right it otherwise has under the indenture to cause the MOPPRS/CHEERS to be issued in certificated form, unless such issuance is required by law or judicial or administrative order.

     For further information with respect to transfers and settlement through DTC, see "Book-Entry System, Form and Delivery; Same Day Settlement and Payment" below.

     THE REMARKETING DEALERS

     Cox and each remarketing dealer are entering into a Remarketing Agreement with respect to the remarketing on the Mandatory Tender Dates, which we refer to as the Remarketing Agreements, the general terms and provisions of which are summarized below. Except under certain circumstances described in the Remarketing Agreements, the remarketing dealers will not receive any fees or other reimbursement from Cox in connection with the remarketing. The aggregate price paid to Cox by the underwriters for the purchase of the MOPPRS/CHEERS will include the total consideration paid by the remarketing dealers for the right to remarket the MOPPRS/CHEERS.

     Cox will agree to indemnify the remarketing dealers against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to make contribution to certain payments in respect thereof, arising out of or in connection with their duties under the respective Remarketing Agreements.

     In the event that a remarketing dealer elects to remarket the MOPPRS/CHEERS as described in this prospectus supplement, the obligation of the remarketing dealer to purchase MOPPRS/CHEERS from tendering beneficial owners of MOPPRS/CHEERS will be subject to several conditions precedent set forth in the applicable Remarketing Agreement, including the conditions that, since the Notification Date, no material adverse change in the condition of Cox and its subsidiaries, considered as one enterprise, shall have occurred, that no Event of Default (as defined in the indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MOPPRS/CHEERS shall have occurred and be continuing, and that the remarketing dealer shall have received at least two bids in accordance with the procedures described above for the Short Term Mode or, as the case may be, the MOPPRS/CHEERS Mode. In addition, each Remarketing Agreement will provide for the termination thereof, or redetermination of the MOPPRS/CHEERS Spread or, as the case may be, the Short Term Spread by the remarketing dealer on or before the applicable Mandatory Tender Date, upon the occurrence of certain events as set forth in the Remarketing Agreements.

     The Remarketing Agreements will provide that, in the event that no applicable United States Treasury securities are outstanding as of any date for purposes of determining a rate, the remarketing dealers, or, as the case may be, the calculation agents, will determine an equivalent rate in good faith on a commercially reasonable basis using a formulation by reference to market practice at such date and a security that is, in the judgment of the remarketing dealers and after consultation with Cox, or, as the case may be, the calculation agents and after consultation with Cox, a comparable benchmark security at such date. Cox and each remarketing dealer may cause the applicable Remarketing Agreement and the terms of the MOPPRS/CHEERS, subject to the terms of the indenture, to be amended as necessary to facilitate the foregoing.

     No holder or beneficial owner of any MOPPRS/CHEERS shall have any rights or claims under the Remarketing Agreements or against either remarketing dealer as a result of the remarketing dealers not purchasing such MOPPRS/CHEERS.

     Each Remarketing Agreement will also provide that the remarketing dealer may resign at any time as remarketing dealer, such resignation to be effective 10 days after the delivery to Cox and the trustee of notice of such resignation. In such case, it shall be the sole obligation of Cox to appoint a successor remarketing dealer. In the event of resignation of one of remarketing dealers prior to a remarketing, Cox may request the other remarketing dealer to remarket the full principal amount of the MOPPRS/CHEERS on the applicable Mandatory Tender Date.

     Each remarketing dealer, in its individual or any other capacity, may buy, sell, hold and deal in any of the MOPPRS/CHEERS. Each remarketing dealer may exercise any vote or join in any action which any beneficial owner of MOPPRS/CHEERS may be entitled to exercise or take with like effect as if it did not act in any capacity under a Remarketing Agreement. Each remarketing dealer, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with Cox as freely as if it did not act in any capacity under a Remarketing Agreement.

     The rights of the remarketing dealers under the Remarketing Agreements, including any rights to payment thereunder, will rank equally with the MOPPRS/CHEERS. Cox will agree in the Remarketing Agreements that it will not secure the MOPPRS/CHEERS or any obligation thereunder, or suffer to exist any lien in favor of the MOPPRS/CHEERS or any obligation thereunder, without in any such case effectively providing concurrently with the securing of the MOPPRS/CHEERS or any obligation thereunder, or the granting of any such lien, that the rights of the remarketing dealers under the Remarketing Agreements will be secured equally and ratably with the MOPPRS/CHEERS and any obligation thereunder so long as the MOPPRS/CHEERS or any such obligation are so secured.

  REPURCHASE

     Cox will repurchase the applicable MOPPRS/CHEERS as a whole on the applicable Mandatory Tender Date at a price equal to 100% of the principal amount of such MOPPRS/CHEERS plus all accrued and unpaid interest, if any, on such MOPPRS/CHEERS to the date of repurchase in the event that:

     - a remarketing dealer for any reason (other than redemption by Cox of the applicable MOPPRS/ CHEERS from the such remarking dealer) does not notify Cox of (a) the MOPPRS/CHEERS Spread by 4:00 p.m., New York City time, on the MOPPRS/CHEERS Spread Determination Date, in the case of the MOPPRS/CHEERS Mode, or (b) the Short Term Spread by 4:00 p.m., New York City time, on the Short Term Spread Determination Date, in the case of the Short Term Mode; or

     - prior to either Mandatory Tender Date, a remarketing dealer has resigned and no successor has been appointed on or before the Short Term Spread Determination Date or, as applicable, the MOPPRS/CHEERS Spread Determination Date; or

     - since the Notification Date, a remarketing dealer terminates the applicable Remarketing Agreement due to the occurrence of a material adverse change in the condition of Cox and its subsidiaries, considered as one enterprise, or an Event of Default, or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MOPPRS/CHEERS, or any other event constituting a termination event under the Remarketing Agreement; or

     - a remarketing dealer elects not to remarket the MOPPRS/CHEERS; or

     - a remarketing dealer receives fewer than two bids in accordance with the procedures described above for the Short Term Mode or, as the case may be, the MOPPRS/CHEERS Mode; or

     - a remarketing dealer for any reason does not purchase all tendered MOPPRS/CHEERS on a Mandatory Tender Date.

     In any such case, payment will be made by Cox to the DTC participant of each tendering beneficial owner of MOPPRS/CHEERS, by book-entry through DTC by the close of business on the Mandatory Tender Date against delivery through DTC of such beneficial owner's tendered MOPPRS/CHEERS.

     Notwithstanding the foregoing, if one remarketing dealer resigns or otherwise elects not to remarket, but the other remarketing dealer agrees to, and does, remarket all of the MOPPRS/CHEERS on the applicable Mandatory Tender Date, then Cox will not be obligated to repurchase any of the MOPPRS/CHEERS on such date.

SUBSEQUENT REMARKETINGS; REMARKETING RESET MODE

     The following description sets forth the terms and conditions of the remarketing of the MOPPRS/CHEERS on each Optional Tender Date, if any, for each Subsequent Spread Period, if any, following the MOPPRS/CHEERS Spread Period. If the MOPPRS/CHEERS are remarketed on an Optional Tender Date, we refer to the terms and conditions of such remarketing as the Remarketing Reset Mode.

     If Cox chooses to have MOPPRS/CHEERS remarketed in the Remarketed Reset Mode, then, during each Subsequent Spread Period, the applicable MOPPRS/CHEERS will bear interest at a Fixed Rate or a Floating Rate, and will be subject to redemption, in accordance with the procedures described below. Each MOPPRS/CHEERS will be automatically tendered, or deemed tendered, to the remarketing reset agent for remarketing on each Optional Tender Date, unless the beneficial owner thereof elects not to tender in accordance with the procedures described below. In addition, Cox will be required to repurchase all of the applicable MOPPRS/CHEERS on any Optional Tender Date commencing a Subsequent Spread Period for which no new interest rate is established, as described below under "-- Mandatory Repurchase Upon Failure to Set a Spread," and to repurchase any tendered MOPPRS/CHEERS that are the subject of a failed remarketing on the applicable Optional Tender Date, as described below under "-- Mandatory Repurchase Upon Failed Remarketing."

     Subsequent Spread Periods; Spread Determination. The Spread will be determined in the manner described below for each period from and including each Optional Tender Date to but excluding each next succeeding Optional Tender Date (we refer to each such period as a Subsequent Spread Period), which will be one or more periods of at least six months and not more than the period remaining to the Stated Maturity Date of the MOPPRS/CHEERS (or any integral multiple of six months therein), designated by Cox, commencing on the Optional Tender Date specified by Cox and the remarketing reset agent on the applicable Mode Terms Designation Date (as defined below) in connection with the establishment of each Subsequent Spread Period through and including the next succeeding Optional Tender Date or the Stated Maturity Date, as the case may be (no Subsequent Spread Period may end after the Stated Maturity Date).

     The Spread that will be applicable to MOPPRS/CHEERS during each Subsequent Spread Period will be the percentage (a) recommended by the remarketing reset agent so as to result in a rate that, in the opinion of the remarketing reset agent, will enable tendered MOPPRS/CHEERS to be remarketed by the remarketing reset agent at 100% of the principal amount thereof, as described under "-- Tender at Option of Beneficial Owners; Remarketing" below, and (b) agreed to by Cox. During each Subsequent Spread Period, the MOPPRS/CHEERS will bear interest at a Floating Rate or a Fixed Rate, determined as described below.

     Unless notice of redemption of the MOPPRS/CHEERS has been given, the term, redemption dates, redemption type (i.e., Par, Premium or Make-Whole), redemption prices (if applicable), Optional Tender Date, Interest Payment Dates, interest rate type (i.e., Fixed Rate or Floating Rate), Floating Rate Basis (if applicable) and any other relevant terms for each Subsequent Spread Period for MOPPRS/CHEERS will be established by 3:00 p.m., New York City time, on the eighth business day prior to the Optional Tender Date commencing such Subsequent Spread Period (we refer to such date as the Mode Terms Designation Date for such Subsequent Spread Period); provided, that the Mode Terms Designation Date for establishing the first Optional Tender Date, if any, for the applicable MOPPRS/CHEERS, will be the Mode Terms Designation Date for the MOPPRS/CHEERS Mode for such MOPPRS/CHEERS.

     The Spread for each Subsequent Spread Period will be established by 3:00 p.m., New York City time, on the fourth business day prior to the Optional Tender Date commencing such Subsequent Spread Period (which we refer to as the Subsequent Spread Determination Date). Cox will request, not less than ten nor more than 20 days prior to any Subsequent Spread Determination Date, that DTC notify its DTC participants of such Subsequent Spread Determination Date and of the procedures that must be followed if any beneficial owner of a MOPPRS/CHEERS wishes to tender such MOPPRS/CHEERS as described under "-- Tender at Option of Beneficial Owners; Remarketing" below. In the event that DTC or its nominee is no longer the holder of record of the MOPPRS/CHEERS, Cox will notify the MOPPRS/CHEERS holders of such information within such period of time. This notice will be the only notice given by Cox or the remarketing reset agent with respect to such Subsequent Spread Determination Date and procedures for tendering MOPPRS/CHEERS.

     If the MOPPRS/CHEERS are to bear interest at a Floating Rate, as agreed to by Cox and the remarketing reset agent on a Mode Terms Designation Date, then the applicable Floating Rate for the corresponding Subsequent Spread Period will be determined as described below under "-- Determination of a Floating Rate Basis or a Fixed Rate Basis -- Floating Rate," and will be equal to (i) the applicable Floating Rate Basis, plus or minus (ii) the applicable Spread (as agreed to by Cox and the remarketing reset agent on the Subsequent Spread Determination Date for such Subsequent Spread Period).

     If the MOPPRS/CHEERS are to bear interest at a Fixed Rate, as agreed to by Cox and the remarketing reset agent on a Mode Terms Designation Date, then the applicable Fixed Rate for the corresponding Subsequent Spread Period will be determined by 1:00 p.m., New York City time, on the third Business Day prior to the Optional Tender Date commencing such Subsequent Spread Period, which we refer to as the Fixed Interest Determination Date, and will be equal to (i) the Fixed Rate Basis, determined as described below under "-- Determination of a Floating Rate Basis or a Fixed Rate Basis -- Fixed Rate" plus (ii) the applicable Spread (as agreed to by Cox and the remarketing reset agent on the preceding Subsequent Spread Determination Date for such Subsequent Spread Period).

     Mandatory Repurchase Upon Failure to Set a Spread. In the event that Cox and the remarketing reset agent do not agree on the Spread for any Subsequent Spread Period for the applicable MOPPRS/CHEERS, then Cox is required unconditionally to repurchase and retire all of the MOPPRS/CHEERS on the Optional Tender Date at a price equal to 100% of the principal amount of such MOPPRS/CHEERS, together with accrued and unpaid interest thereon to the Optional Tender Date.

     Tender at Option of Beneficial Owners; Remarketing. Cox and the remarketing reset agent will enter into a remarketing reset agreement with respect to remarketings on Optional Tender Dates, referred to as the Remarketing Reset Agreement. In the event Cox and the remarketing reset agent agree on the Spread on the Subsequent Spread Determination Date with respect to any Subsequent Spread Period for any MOPPRS/CHEERS, Cox and the remarketing reset agent will enter into a Remarketing Agency

Agreement, incorporating by reference the Remarketing Reset Agreement, on such Subsequent Spread Determination Date with respect to such MOPPRS/CHEERS.

     On the Optional Tender Date commencing each Subsequent Spread Period, each applicable MOPPRS/CHEERS will be automatically tendered, or deemed tendered, to the remarketing reset agent for remarketing by the remarketing reset agent on the Optional Tender Date at 100% of the principal amount thereof, which we refer to as the Purchase Price, unless the beneficial owner of the MOPPRS/CHEERS, at such owner's option, upon giving notice, which we refer to as the Hold Notice, as provided below, elects not to tender such MOPPRS/CHEERS. Subject to the second succeeding paragraph, the Purchase Price will be paid by the remarketing reset agent in accordance with the standard procedures of DTC, which currently provide for payments in same-day funds. Interest accrued on such MOPPRS/CHEERS with respect to the preceding interest period will be paid in the manner described above under "-- General" and below under "-- Determination of a Floating Rate Basis or a Fixed Rate Basis -- Floating Rate" or "-- Fixed Rate," as the case may be. If such beneficial owner has an account at the remarketing reset agent and tenders such MOPPRS/CHEERS through such account, such beneficial owner will not be required to pay any fee or commission to the remarketing reset agent. If such MOPPRS/CHEERS are tendered through a broker, dealer, commercial bank, trust company or other institution, other than the remarketing reset agent, such holder may be required to pay fees or commissions to such other institution. It is currently anticipated that MOPPRS/CHEERS that are so purchased by the remarketing reset agent will be remarketed by it.

     The Hold Notice must be received by the remarketing reset agent through DTC during the period commencing at 3:00 p.m., New York City time, on the Mode Terms Designation Date and ending at 12:00 noon, New York City time, on the third business day prior to the Optional Tender Date for such Subsequent Spread Period (we refer to such date as the Notice Date in respect of the Subsequent Spread Period); provided, however, that if the remarketing reset agent and Cox are unable to agree on the Spread for the Subsequent Spread Period, any Hold Notices received will be null and void. In order to ensure that a Hold Notice is received on a particular day, the beneficial owner of MOPPRS/CHEERS must direct his broker or other designated DTC participant to give such Hold Notice before the broker's cut-off time for accepting instructions for that day. Different firms may have different cut-off times for accepting instructions from their customers. Accordingly, beneficial owners should consult the brokers or other DTC participants through which they own their interests in the MOPPRS/CHEERS for the cut-off times for such brokers or other DTC participants. Except as otherwise provided above, a Hold Notice shall be irrevocable. If a Hold Notice is not received through DTC for any reason by the remarketing reset agent with respect to any MOPPRS/CHEERS by 12:00 noon, New York City time, on the Notice Date, the beneficial owner of such MOPPRS/CHEERS shall be deemed to have elected to tender such MOPPRS/CHEERS for purchase by the remarketing reset agent. All of the applicable MOPPRS/CHEERS, whether or not tendered, shall bear interest upon the same terms.

     The remarketing reset agent will attempt, on a reasonable efforts basis, to remarket the tendered MOPPRS/CHEERS at a price equal to 100% of the aggregate principal amount so tendered. There is no assurance that the remarketing reset agent will be able to remarket the entire principal amount of MOPPRS/CHEERS tendered in a remarketing. The obligation of the remarketing reset agent to perform its duties will be subject to certain conditions and termination events set forth in the Remarketing Agency Agreement, including a condition that no material adverse change in the condition of Cox and its subsidiaries, taken as a whole, shall have occurred since the Subsequent Spread Determination Date for the MOPPRS/CHEERS. In addition, the Remarketing Agency Agreement will provide for the termination thereof by the remarketing reset agent upon the occurrence of certain events as set forth therein.

     For its services in connection with each remarketing under the Remarketing Reset Agreement, the remarketing reset agent will receive from Cox a fee determined at the time of executing a Remarketing Agency Agreement for such remarketing. Cox will agree to indemnify the remarketing reset agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to make contribution to certain payments in respect thereof, arising out of or in connection with its duties under the Remarketing Reset Agreement.

     The Remarketing Reset Agreement will provide that, in the event that no applicable United States Treasury securities are outstanding as of any date for purposes of determining a rate, the remarketing reset agent, or, as the case may be, the calculation agent, will determine an equivalent rate in good faith on a commercially reasonable basis using a formulation by reference to market practice at such date and a security that is, in the judgment of the remarketing reset agent and after consultation with Cox, or, as the case may be, the calculation agent and after consultation with Cox, a comparable benchmark security at such date. Cox and the remarketing reset agent may cause the Remarketing Reset Agreement and the terms of the MOPPRS/CHEERS, subject to the terms of the indenture, to be amended as necessary to facilitate the foregoing.

     No beneficial owner of any MOPPRS/CHEERS shall have any rights or claims against the remarketing reset agent as a result of the remarketing reset agent not purchasing such MOPPRS/CHEERS.

     Notwithstanding anything to the contrary contained in this prospectus supplement, the remarketing reset agent shall have the option, but not the obligation, to purchase any MOPPRS/CHEERS tendered to it that it is not able to remarket. If the remarketing reset agent is unable to remarket the entire principal amount of all MOPPRS/CHEERS tendered on any Optional Tender Date and, in its sole discretion, the remarketing reset agent chooses not to purchase such tendered MOPPRS/CHEERS, it will promptly notify Cox and the trustee.

     The term remarketing reset agent means Merrill Lynch or such other broker-dealer selected by Cox to act as remarketing reset agent. Pursuant to the Remarketing Reset Agreement, Merrill Lynch will agree to act as the initial remarketing reset agent.

     The term calculation agent means the entity selected by Cox as its agent to determine (i) the applicable Floating Rate Basis and the interest rate on the MOPPRS/CHEERS for any Interest Reset Period and/or (ii) the Fixed Rate Basis that is used in connection with the determination of the applicable Fixed Rate, and the ensuing applicable Fixed Rate. Pursuant to the respective Remarketing Agreements, Chase and Merrill Lynch will act as calculation agents in respect of a Fixed Rate, if any, for a MOPPRS/CHEERS Spread Period. Pursuant to the Remarketing Reset Agreement, Merrill Lynch will agree to act as calculation agent in respect of any Fixed Rate Basis, and pursuant to a Calculation Agency Agreement with Cox and Merrill Lynch, The Bank of New York will agree to act as calculation agent in respect of any Floating Rate Basis. Cox, in its sole discretion, may change the remarketing reset agent and the calculation agents (other than with respect to the Fixed Rate Basis, if any, for the MOPPRS/CHEERS Spread Period) at any time on or prior to 3:00 p.m., New York City time, on the Mode Terms Designation Date relating thereto.

     Each of the calculation agents and the remarketing reset agent, in its individual or any other capacity, may buy, sell, hold and deal in any of the MOPPRS/CHEERS. Any of such parties may exercise any vote or join in any action which any beneficial owner of MOPPRS/CHEERS may be entitled to exercise or take with like effect as if it did not act in any capacity under the Remarketing Agreements or, as the case may be, the Remarketing Reset Agreement, Remarketing Agency Agreement or Calculation Agency Agreement. Any of such parties, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with Cox as freely as if it did not act in any capacity under the Remarketing Agreements or, as the case may be, the Remarketing Reset Agreement, Remarketing Agency Agreement or Calculation Agency Agreement.

     Mandatory Repurchase Upon Failed Remarketing. In the event that the remarketing reset agent is unable to remarket some or all of the tendered MOPPRS/CHEERS and, in its sole discretion, chooses not to purchase such tendered MOPPRS/CHEERS, Cox is obligated unconditionally to purchase and retire on the Optional Tender Date the remaining unsold tendered MOPPRS/CHEERS at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the applicable Optional Tender Date.

DETERMINATION OF A FLOATING RATE BASIS OR A FIXED RATE BASIS

     Floating Rate. The Floating Rate Basis for any Spread Period during which MOPPRS/CHEERS bear interest at a Floating Rate will be determined by reference to (i) the CMT Rate, (ii) the Commercial Paper Rate, (iii) LIBOR, (iv) the Federal Funds Rate, (v) the Prime Rate (vi) the Seven-Day Commercial Paper Rate,
(vii) the Treasury Rate or (viii) the Weekly-Average Federal Funds Rate, each as described below, or such other Floating Rate Basis as may be designated by Cox, after consultation with the applicable remarketing dealer or dealers or remarketing reset agent, in each case as selected on the applicable date.

     If the MOPPRS/CHEERS are to bear interest at a Floating Rate, then during the corresponding Spread Period, (i) unless otherwise specified for a Floating Rate, the interest rate on the MOPPRS/CHEERS will be reset daily, weekly, monthly, quarterly or semiannually (we refer to each such period as an Interest Reset Period) and the MOPPRS/CHEERS will bear interest at a per annum rate (computed on the basis of the actual number of days elapsed over a 360-day year, if the Floating Rate Basis is the Commercial Paper Rate, the Federal Funds Rate, LIBOR, the Prime Rate, the Seven-Day Commercial Paper Rate or the Weekly-Average Federal Funds Rate, or on the basis of the actual number of days in the year, if the Floating Rate Basis is the CMT Rate or the Treasury Rate) equal to the applicable Floating Rate Basis for the applicable Interest Reset Period, plus or minus the applicable Spread, Short Term Spread or MOPPRS/CHEERS Spread, as the case may be, and (ii) interest on the MOPPRS/CHEERS will be payable either monthly, quarterly, semiannually or otherwise, on such dates (we refer to each such date as an Interest Payment Date with respect to the applicable Spread Period) as specified on the applicable date. Unless otherwise specified in the case of a Floating Rate, interest on the MOPPRS/CHEERS will be payable, in the case of a Floating Rate which resets (i) daily, weekly or monthly, on the 7th of each month; (ii) quarterly, on each February 7, May 7, August 7 and November 7; and (iii) semiannually, on each May 7 and November 7. The first day of an Interest Reset Period is referred to in this prospectus supplement as an Interest Reset Date, and, unless otherwise specified, the Interest Reset Dates for any Spread Period will be in the case of a Floating Rate which resets (i) daily, each Business Day, (ii) weekly, on Wednesday of each week, or, in the case of the Treasury Rate, on Tuesday of each week (subject to the second succeeding paragraph below), or, in the case of the Weekly-Average Federal Funds Rate, on Monday of each week, (iii) monthly, on the 7th of each month; (iv) quarterly, on each February 7, May 7, August 7 and November 7; and (v) semiannually, on each May 7 and November 7.

     Unless otherwise specified for a Floating Rate, the interest rate with respect to each Floating Rate Basis will be determined in accordance with the applicable provisions below. The interest rate in effect on each day will be (i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding such Interest Reset Date or
(ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

     If any Interest Reset Date would otherwise be a day that is not a business day, the particular Interest Reset Date will be postponed to the next succeeding business day, except that if LIBOR is the applicable Floating Rate Basis and that business day falls in the next succeeding calendar month, the particular Interest Reset Date will be the immediately preceding business day. In addition, if the Treasury Rate is the applicable Floating Rate Basis and the Interest Determination Date would otherwise fall on an Interest Reset Date, the particular Interest Reset Date will be postponed to the next succeeding business day.

     The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date will be the rate determined as of the applicable Interest Determination Date, which will be:

     - with respect to the Commercial Paper Rate, the Federal Funds Rate, the Prime Rate, the Seven-Day Commercial Paper Rate and the Weekly-Average Federal Funds Rate -- the business day immediately preceding the related Interest Reset Date;

     - with respect to the CMT Rate -- the second business day preceding the related Interest Reset Date;

     - with respect to LIBOR -- the second London business day preceding the related Interest Reset Date; and

     - with respect to the Treasury Rate -- the day in the week in which the related Interest Reset Date falls on which day Treasury Bills (as defined below) are normally auctioned (i.e., Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the related Interest Reset Date, the Interest Determination Date will be the preceding Friday.

     Unless otherwise specified, the Calculation Date, if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a business day, the next succeeding business day or (ii) the business day immediately preceding the applicable Interest Payment Date or Maturity Date, as the case may be.

     H.15 (519) means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

     H.15 Daily Update means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

     The Index Maturity means the designated period to maturity of the instrument or obligation with respect to which the related Floating Rate Basis will be calculated.

     Unless otherwise specified for a Floating Rate, the calculation agent shall determine each Floating Rate Basis in accordance with the following provisions:

     CMT Rate means:

          (1) if CMT Telerate Page 7051 is selected for the applicable Spread
     Period:

             (a) the percentage equal to the yield for United States Treasury securities at "constant maturity" having the Index Maturity selected on the applicable Mode Terms Designation Date as published in H.15(519) under the caption "Treasury Constant Maturities", as the yield is displayed on Bridge Telerate, Inc. (or any successor service) on page 7051 (or any other page as may replace the specified page on that service) (which we refer to as Telerate Page 7051), for the particular Interest Determination Date; or

             (b) if the rate referred to in clause (a) does not so appear on Telerate Page 7051, the percentage equal to the yield for United States Treasury securities at "constant maturity" having the particular Index Maturity and for the particular Interest Determination Date as published in H.15(519) under the caption "Treasury Constant Maturities"; or

             (c) if the rate referred to in clause (b) does not so appear in H.15(519), the rate on the particular Interest Determination Date for the period of the particular Index Maturity as may then be published by either the Federal Reserve System Board of Governors or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate which would otherwise have been published in H.15(519); or

             (d) if the rate referred to in clause (c) is not so published, the rate on the particular Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on that Interest Determination Date of three leading primary United States government securities dealers in The City of New York (which may include the remarketing reset agent or its affiliates or, as the case may be, the remarketing dealers or their affiliates and each of whom we refer to as a Reference Dealer), selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the particular Index Maturity, a remaining term to maturity no more than 1 year shorter than that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time; or

             (e) if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated; or

             (f) if fewer than three prices referred to in clause (d) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the particular Index Maturity, a remaining term to maturity closest to that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time; or

             (g) if fewer than five but more than two prices referred to in clause (f) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated; or

             (h) if fewer than three prices referred to in clause (f) are provided as requested, the CMT Rate in effect on the particular Interest Determination Date.

          (2) if CMT Telerate Page 7052 is selected for the applicable Spread
     Period:

             (a) the percentage equal to the one-week or one-month, as selected on the applicable Mode Terms Designation Date, average yield for United States Treasury securities at "constant maturity" having the Index Maturity selected on the applicable Date, as published in H.15(519) opposite the caption "Treasury Constant Maturities", as the yield is displayed on Bridge Telerate, Inc. (or any successor service) (on page 7052 or any other page as may replace the specified page on that service) (which we refer to as Telerate Page 7052), for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the particular Interest Determination Date falls; or

             (b) if the rate referred to in clause (a) does not so appear on Telerate Page 7052, the percentage equal to the one-week or one-month, as selected on the applicable Mode Terms Determination Date, average yield for United States Treasury securities at "constant maturity" having the particular Index Maturity and for the week or month, as applicable, preceding the particular Interest Determination Date as published in H.15(519) opposite the caption "Treasury Constant Maturities;" or

             (c) if the rate referred to in clause (b) does not so appear in H.15(519), the one-week or one-month, as selected on the Mode Terms Designation Date, average yield for United States Treasury securities at "constant maturity" having the particular Index Maturity as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the particular Interest Determination Date falls; or

             (d) if the rate referred to in clause (c) is not so published, the rate on the particular Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on that Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the particular Index Maturity, a remaining term to maturity no more than 1 year shorter than that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time; or

             (e) if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated; or

             (f) if fewer than three prices referred to in clause (d) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the particular Index Maturity, a remaining term to maturity closest to that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at the time; or

             (g) if fewer than five but more than two prices referred to in clause (f) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated; or

             (h) if fewer than three prices referred to in clause (f) are provided as requested, the CMT Rate in effect on that Interest Determination Date.

     If two United States Treasury securities with an original maturity greater than the Index Maturity selected on the applicable Mode Terms Designation Date, have remaining terms to maturity equally close to the particular Index Maturity, the quotes for the United States Treasury security with the shorter original remaining term to maturity will be used.

     Commercial Paper Rate means:

          (1) the Money Market Yield (as defined below) on the Interest Determination Date of the rate for commercial paper having the Index Maturity selected on the applicable Mode Terms Designation Date published in H.15(519) under the caption "Commercial Paper -- Nonfinancial"; or

          (2) if the rate described in clause (1) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the Interest Determination Date for commercial paper having the Index Maturity selected on the applicable Mode Terms Designation Date, published in

     H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Commercial Paper -- Nonfinancial"; or

          (3) if the rates referred to in clauses (1) and (2) are not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the Interest Determination Date calculated by the calculation agent as the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on the Interest Determination Date of three leading dealers of United States dollar commercial paper in The City of New York (which may include the remarketing reset agent and its affiliates or, as the case may be, the remarketing dealers and their affiliates), selected by the calculation agent for commercial paper having the Index Maturity selected on the applicable Mode Terms Designation Date, placed for industrial issuers whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization; or

          (4) if the dealers selected by the calculation agent are not quoting as mentioned in clause (3), the Commercial Paper Rate in effect on the Interest Determination Date.

     Money Market Yield means a yield calculated in accordance with the following formula and expressed as a percentage:

                             D X 360
Money Market Yield  =    ---------------  X    100
                          360 - (D X M)

where:

          D = the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and

          M = the actual number of days in the interest period for which interest is being calculated.

     Federal Funds Rate means:

          (1) the rate on the Interest Determination Date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)", as displayed on Bridge Telerate, Inc. or any successor service on page 120 or any other page as may replace the applicable page on that service, which we refer to as Telerate Page 120; or

          (2) if the rate referred to in clause (1) does not appear on Telerate Page 120 or is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the Interest Determination Date for United States dollar federal funds published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Federal Funds/Effective Rate"; or

          (3) if the rates referred to in clauses (1) and (2) are not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the Interest Determination Date calculated by the calculation agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York (which may include the remarketing reset agent or its affiliates or, as the case may be, the remarketing dealers or their affiliates), selected by the calculation agent before 9:00 A.M., New York City time, on the Interest Determination Date; or

          (4) if the brokers selected by the calculation agent are not quoting as mentioned in clause (3), the Federal Funds Rate in effect on the Interest Determination Date.

     LIBOR means:

          (1) the rate for deposits in U.S. dollars, having the Index Maturity selected on the applicable Mode Terms Designation Date, or on the date of this prospectus supplement, in the case of the Initial Period, commencing on the Interest Reset Date, that appears as of 11:00 A.M., London time, on the particular Interest Determination Date on the display on Bridge Telerate, Inc. or any successor service on page 3750 or any page as may replace the specified page on that service for the purpose of displaying the London interbank rates of major banks for U.S. dollars, which we refer to as Telerate Page 3750; or

          (2) if no rate appears on the particular Interest Determination Date on Telerate Page 3750 as specified in clause (1), the rate calculated by the calculation agent as the arithmetic mean of at least two offered quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks (which may include affiliates of the remarketing reset agent or, as the case may be, the remarketing dealers) in the London interbank market to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of the applicable Index Maturity commencing on the related Interest Reset Date, by prime banks in the London interbank market at approximately 11:00 A.M., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; or

          (3) if fewer than two offered quotations referred to in clause (2) are so provided, the rate on the Interest Determination Date calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the City of New York, on the Interest Determination Date by three major banks (which may include affiliates of the remarketing reset agent or, as the case may be, the remarketing dealers), in The City of New York selected by the calculation agent for loans in U.S. dollars to leading European banks, having the applicable Index Maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; or

          (4) if the banks so selected by the calculation agent are not quoting as mentioned in clause (3), LIBOR in effect on the particular Interest Determination Date.

     Prime Rate means:

          (1) the rate on the Interest Determination Date as published in H.15(519) under the heading "Bank Prime Loan"; or

          (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the Interest Determination Date published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate under the caption "Bank Prime Loan"; or

          (3) if the rates referred to in clauses (1) and (2) are not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate calculated by the calculation agent as the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME 1 Page (as defined below) as the particular bank's prime rate or base lending rate as of 11:00 A.M., New York City time, on the Interest Determination Date; or

          (4) if fewer than four rates described in clause (3) by 3:00 P.M., New York City time, on the related Calculation Date are shown on Reuters Screen USPRIME 1, the rate on the Interest Determination Date calculated by the calculation agent as the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the Interest Determination Date by three major banks (which may include affiliates of the remarketing reset agent or, as the case may be, the remarketing dealers) in The City of New York selected by the calculation agent; or

          (5) if the banks selected by the calculation agent are not quoting as mentioned in clause (4), the Prime Rate in effect on the Interest Determination Date.

     Reuters Screen USPRIME 1 Page means the display designated as page "USPRIME 1" on the Reuters Monitor Money Rates Service (or any successor service) on the USPRIME 1 Page (or such other page as may replace the USPRIME 1 Page on such service) for the purpose of displaying prime rates or base lending rates of major United States banks.

     Seven-Day Commercial Paper Rate means:

          (1) the Money Market Yield (as defined below) of the 7-day "AA" nonfinancial Commercial Paper Rate shown on the internet world wide web page (or any successor page) of the Board of Governors of the Federal Reserve System (www.bog.frb.fed.us/releases/CP/) at 11:00 a.m., New York City time, on the Interest Determination Date for the Business Day immediately preceding such Interest Determination Date; or

          (2) if the rate described in clause (1) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the Interest Determination Date for the Business Day immediately preceding such Interest Determination Date calculated by the calculation agent as the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on the Interest Determination Date of three leading dealers of United States dollar commercial paper in The City of New York (which may include the remarket dealers and their affiliates or, as the case may be, the remarketing reset agent and its affiliates), selected by the calculation agent for 7-day commercial paper placed for industrial issuers whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization; or

          (3) if the dealers selected by the calculation agent are not quoting as mentioned in clause (2), the Seven-Day Commercial Paper Rate in effect on the Interest Determination Date.

     Treasury Rate means:

          (1) the rate from the auction held on the Interest Determination Date, referred to as the Auction, of direct obligations of the United States, referred to as Treasury Bills, having the Index Maturity selected on the applicable Mode Terms Designation Date, under the caption "INVESTMENT RATE" on the display on Bridge Telerate, Inc. (or any successor service) on page 56 (or any other page as may replace that page on that service), which we refer to as Telerate Page 56, or page 57 (or any other page as may replace that page on that service), which we refer to as Telerate Page 57; or

          (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Bond Equivalent Yield (as defined below) of the rate for the applicable Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High"; or

          (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills as announced by the United States Department of the Treasury; or

          (4) if the rate referred to in clause (3) is not so announced by the United States Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market"; or

          (5) if the rate referred to in clause (4) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market"; or

          (6) if the rate referred to in clause (5) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date calculated by the calculation agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on that Interest Determination Date, of three primary United States government securities dealers (which may include the remarketing reset agent or its affiliates or, as the case may be, the remarketing dealers or their affiliates) selected by the calculation agent for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity selected on the applicable Mode Terms Designation Date; or

          (7) if the dealers so selected by the calculation agent are not quoting as mentioned in clause (6), the Treasury Rate in effect on the particular Interest Determination Date.

     Bond Equivalent Yield means a yield (expressed as a percentage) calculated in accordance with the following formula:

                                D X N
Bond Equivalent Yield  =    -------------  X    100
                            360 - (D X M)

where:

          D = the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal;

          N = 365 or 366, as the case may be; and

          M = the actual number of days in the applicable Interest Reset Period.

     Weekly-Average Federal Funds Rate means:

          (1) the rate equal to the weekly average rate for the week ending in the week in which the particular Interest Determination Date falls for United States dollar federal funds as published in H.15(519) under the caption "Federal Funds (Effective), Week Ending"; or

          (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date for United States dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Federal Funds (Effective), Week Ending"; or

          (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date calculated by the calculation agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York (which may include the remarketing reset agent or its affiliates, or, as the case may be, the remarketings dealers or their affiliates) selected by the calculation agent prior to 9:00 A.M., New York City time, on that Interest Determination Date; or

          (4) if the brokers selected by the calculation agent are not quoting as mentioned in clause (3), the Weekly-Average Federal Funds Rate in effect on the Interest Determination Date.

     Fixed Rate. The Fixed Rate Basis for any Spread Period means the semiannual equivalent yield to maturity or interpolated yield to maturity (on a day count basis) determined by 1:00 p.m., New York City time, on the MOPPRS/CHEERS Spread Determination Date for the MOPPRS/CHEERS Mode or, as the case may be, on the Fixed Interest Determination Date for any Subsequent Spread Period (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the applicable United States Treasury security (or securities in the case of interpolation), selected by the calculation agent after consultation with the remarketing dealer or, as the case may be, the remarketing reset agent, as having a maturity or interpolated maturities comparable to the term selected for the following Spread Period, which would be used in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the term selected for the following Spread Period.

     If the MOPPRS/CHEERS are to bear interest at a Fixed Rate, then interest will be payable semiannually in arrears on the Interest Payment Dates specified on the applicable Mode Terms Designation Date at (i) the MOPPRS/CHEERS Rate beginning on the applicable Mandatory Tender Date and continuing for the term of the MOPPRS/CHEERS Spread Period, in the case of the

MOPPRS/CHEERS Mode, or (ii) the applicable Fixed Rate, beginning on the applicable Optional Tender Date and continuing for the duration of the relevant Subsequent Spread Period, in the case of the Remarketing Reset Mode. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

REDEMPTION

     Redemption From Remarketing Dealers on the Initial Mandatory Tender Date or the Additional Mandatory Tender Date. If the remarketing dealers elect to remarket the MOPPRS/CHEERS on a Mandatory Tender Date, the MOPPRS/CHEERS will be subject to mandatory tender to the remarketing dealers for remarketing on such date, in each case subject to the conditions described above under "-- Mandatory Tender of MOPPRS/CHEERS; Short Term Mode and MOPPRS/CHEERS Mode" and
"-- Repurchase" and to Cox's right to redeem the MOPPRS/CHEERS from each remarketing dealer as described in the next sentence. Cox will notify the applicable remarketing dealer and the trustee, not later than 4:00 p.m., New York City time, on the fourth Business Day preceding the applicable Mandatory Tender Date, if Cox irrevocably elects to exercise its right to redeem the applicable MOPPRS/CHEERS, in whole but not in part, from such remarketing dealer on such Mandatory Tender Date at the Optional Redemption Price.

     The Optional Redemption Price shall be the greater of (i) 100% of the principal amount of the MOPPRS/CHEERS being redeemed and (ii) the Dollar Price, in the case of the Initial Mandatory Tender Date, or the Adjusted Dollar Price, in the case of the Additional Mandatory Tender Date, plus in either case accrued and unpaid interest from the Mandatory Tender Date on the principal amount being redeemed to the date of redemption. If Cox elects to redeem the MOPPRS/CHEERS, it shall pay the redemption price therefor in same-day funds by wire transfer to an account designated by each remarketing dealer on the applicable Mandatory Tender Date.

     Redemption During or After MOPPRS/CHEERS Spread Period. During or after the MOPPRS/ CHEERS Spread Period, the MOPPRS/CHEERS are subject to redemption in the following circumstances:

     On each Optional Tender Date and on those Interest Payment Dates specified as redemption dates for the MOPPRS/CHEERS by Cox on the applicable Mode Terms Designation Date for the MOPPRS/ CHEERS Spread Period or any Subsequent Spread Period, the MOPPRS/CHEERS may be redeemed, at the option of Cox, in whole or in part, upon notice thereof given at any time on at least 30 but not more than 60 calendar days notice prior to the redemption date, if any, in the case of the MOPPRS/ CHEERS Spread Period, or during the 30 calendar day period ending on the eighth business day prior to the redemption date, in the case of the Subsequent Spread Period, in accordance with the redemption type selected. The MOPPRS/CHEERS are also subject to redemption in whole or in part as provided under "-- Mandatory Repurchase Upon Failure to Set a Spread" and "-- Mandatory Repurchase Upon Failed Remarketing" above. In the event that less than all of the outstanding MOPPRS/CHEERS are to be redeemed, the MOPPRS/CHEERS to be redeemed shall be selected by such method as Cox shall deem fair and appropriate.

     The redemption type may be one of the following:

     - Par Redemption: redemption at a redemption price equal to 100% of the principal amount thereof, plus unpaid interest thereon, if any, accrued to the redemption date.

     - Premium Redemption: redemption at a redemption price or prices greater than 100% of the principal amount thereof, plus unpaid interest thereon, if any, accrued to the redemption date, as determined on the applicable Mode Terms Designation Date.

     - Make-Whole Redemption: redemption at a redemption price equal to the Make-Whole Amount (as defined below).

     If the MOPPRS/CHEERS are subject to optional redemption during the MOPPRS/CHEERS Spread Period or any Subsequent Spread Period and no redemption type has been designated, the redemption type will be Par Redemption.

     Make-Whole Amount means, in connection with any optional redemption of any MOPPRS/ CHEERS, an amount equal to the greater of (i) 100% of its principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield (as defined below) plus the Reinvestment Spread (as defined below), plus accrued interest to the date of redemption.

     Treasury Yield means, with respect to any redemption date applicable to any of the MOPPRS/ CHEERS, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price (as defined below) for such redemption date.

     Comparable Treasury Issue means, with respect to the MOPPRS/CHEERS subject to redemption, the United States Treasury security or securities selected by the remarketing dealer or, as the case may be, the remarketing reset agent, as having an actual or interpolated maturity comparable to the remaining term of the MOPPRS/CHEERS that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the MOPPRS/CHEERS.

     Comparable Treasury Price means, with respect to any redemption date applicable to the MOPPRS/CHEERS, (i) the average of the applicable Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such applicable Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

     Reference Treasury Dealer Quotations means, with respect to each Reference Treasury Dealer (as defined below) and any redemption date applicable to the MOPPRS/CHEERS, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue for the MOPPRS/CHEERS (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding such redemption date.

     Reference Treasury Dealer means, with respect to the MOPPRS/CHEERS subject to redemption, at least four primary U.S. Government securities dealers in The City of New York as Cox or the trustee shall select, which may include the remarketing dealers, the remarketing reset agent or an affiliate thereof.

     Reinvestment Spread means, with respect to the MOPPRS/CHEERS subject to redemption, a number, expressed as a number of basis points or as a percentage, selected on the applicable Mode Terms Designation Date.

ACCOUNTING

     For purposes of financial accounting and reporting for publicly held companies, the SEC may require prospective investors to separately account for the applicable remarketing dealer's right to purchase and to remarket the MOPPRS/CHEERS on the Initial Mandatory Tender Date. Persons considering investing in the MOPPRS/CHEERS who are required to file financial reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended, should consult their own accounting advisors concerning potential reporting requirements.

ERISA CONSIDERATIONS

     The Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA, and the Internal Revenue Code impose certain restrictions on
(a) employee benefit plans (as defined in Section 3(3) of ERISA), (b) plans described in section 4975(e)(1) of the Internal Revenue Code, including individual retirement accounts or Keogh plans, (c) any entities whose underlying assets include plan assets by reason of a plan's investment in such entities, each of which we refer to as a Plan, and (d) persons who have certain specified relationships to such Plans, referred to as Parties-in-Interest under ERISA and Disqualified Persons under the Internal Revenue Code. Moreover, based on the reasoning of the United States Supreme Court in John Hancock Life Ins. v. Harris Trust and Sav. Bank, 510 U.S. 86 (1993), an insurance company's general account may be deemed to include assets of the Plans investing in the general account (e.g., through the purchase of an annuity contract). ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA and prohibits certain transactions between a Plan and Parties-in-Interest or Disqualified Persons with respect to such Plans.

     Cox and the remarketing dealers, because of their activities or the activities of their respective affiliates, may be considered to be Parties-in-Interest or Disqualified Persons with respect to certain Plans. If the MOPPRS/CHEERS are acquired by a Plan with respect to which Cox or a remarketing dealer is, or subsequently becomes, a Party-in-Interest or Disqualified Person, the purchase, holding or sale of MOPPRS/CHEERS to the remarketing dealer could be deemed to be a direct or indirect violation of the Prohibited Transaction rules of ERISA, and the Internal Revenue Code unless such transaction were subject to one or more statutory or administrative exemptions such as Prohibited Transaction Class Exemption 75-1, which exempts certain transactions involving employee benefit plans and certain broker-dealers, reporting dealers and banks; Prohibited Transaction Class Exemption 90-1, which exempts certain transactions between insurance company pooled separate accounts and Parties-in-Interest or Disqualified Persons; Prohibited Transaction Class Exemption 91-38, which exempts certain transactions between bank collective investment funds and Parties-in-Interest or Disqualified Persons; Prohibited Transaction Class Exemption 84-14, which exempts certain transactions effected on behalf of a Plan by a qualified professional asset manager; Prohibited Transaction Class Exemption 95-60, which exempts certain transactions between insurance company general accounts and Parties-in-Interest or Disqualified Persons; or Prohibited Transaction Class Exemption 96-23, which exempts certain transactions effected on behalf of a Plan by an in-house asset manager. Even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions will not necessarily cover all acts that might be construed as prohibited transactions.

     Accordingly, prior to making an investment in the MOPPRS/CHEERS, a Plan should determine whether Cox or the applicable remarketing dealer is a Party-in-Interest or Disqualified Person with respect to such Plan and, if so, whether such transaction is subject to one or more statutory or administrative exemptions, including those described above.

     Prior to making an investment in the MOPPRS/CHEERS, Plans should consult with their legal advisers concerning the impact of ERISA and the Internal Revenue Code and the potential consequences of such investment with respect to their specific circumstances. Moreover, each Plan fiduciary should take into account, among other considerations, whether the fiduciary has the authority to make the investment on behalf of the Plan; whether the investment constitutes a direct or indirect transaction with a Party-in-Interest or a Disqualified Person; and whether under the general fiduciary standards of investment procedure and diversification an investment in the MOPPRS/CHEERS is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan's investment portfolio.

     BOOK-ENTRY SYSTEM, FORM AND DELIVERY; SAME DAY SETTLEMENT AND PAYMENT

BOOK-ENTRY SYSTEM, FORM AND DELIVERY

     The securities will be issued as global securities as described under "Description of Debt Securities -- Global Securities" in the accompanying prospectus. The Depository Trust Company, or DTC, will be the depositary for the securities. The securities will be issued as fully registered securities in the name of Cede & Co., DTC's nominee, and will be deposited with DTC. DTC will keep a computerized record of its participants whose clients have purchased the securities. The participant would then keep a record of its clients who purchased the securities. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

     The securities will be in book-entry form only, and we will not deliver securities in certificated form to individual purchasers of the notes, and no person owning a beneficial interest in a global security will be treated as a holder for any purpose under the indenture. Accordingly, owners of such beneficial interests must rely on the procedures of DTC and the participant through which such person owns its interest in order to exercise any rights of a holder under such global security or the indenture. Beneficial interests in global securities will be shown on, and transfers of beneficial interests will be made only through, records maintained by DTC and its participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a global security.

     DTC has provided Cox with the following information:

     DTC is

        - a limited-purpose trust company organized under the New York Banking Law,

        - a banking organization within the meaning of the New York Banking Law,

        - a member of the United States Federal Reserve System,

        - a clearing corporation within the meaning of the New York Uniform Commercial Code, and

        - a clearing agency registered under Section 17A of the Securities Exchange Act of 1934.

     DTC holds securities that its participants deposit with DTC. These DTC participants are referred to as direct participants. DTC also facilitates the settlement among direct participants of securities transactions, such as transfer and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     Other organizations, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, also use DTC's book-entry system. The rules that apply to DTC and its participants are on file with the SEC.

     A number of direct participants, together with the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, own DTC.

     Cox will wire principal, premium and interest payments to DTC's nominee. Cox and the trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, Cox and the trustee will have no direct responsibility or liability to pay amounts due on the securities to owners of beneficial interests in the global securities.

     It is DTC's current practice, when it receives any payment of principal, premium or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in street name, will govern payments by participants to owners of beneficial interests in the global securities and voting by participants. However, these payments will be the responsibility of the participants and not of DTC, the trustee or us.

     Securities represented by a global security will be exchangeable for securities in certificated form with the same terms in authorized denominations only if:

     - DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we do not appoint a successor depositary within 90 days;

     - An event of default under the indenture with respect to the securities has occurred and is continuing and the beneficial owners representing a majority in principal amount of the securities represented by the global security advise DTC to cease acting as depositary; or

     - We determine at any time that all securities shall no longer be represented by a global security.

     The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of such information.

SAME-DAY SETTLEMENT AND PAYMENT

     The underwriters will pay for the securities in immediately available funds. Cox will make all payments due on the securities in immediately available funds so long as such securities are in book-entry form.

     The securities will trade in DTC's Same-Day Funds Settlement System until maturity or until the securities are issued in certificated form, and secondary market trading activity in the securities will therefore be required by DTC to settle in immediately available funds.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     In this section, we summarize certain of the material United States federal income tax consequences of purchasing, owning, exchanging and disposing of the securities. Except where we state otherwise, this summary deals only with the securities held as capital assets (as defined in the Internal Revenue Code of 1986, as amended) by a U.S. Holder (as defined below) who purchases the securities for cash at their original offering price upon original issuance. In addition, this summary only addresses the United States federal income tax consequences of holding the MOPPRS/CHEERS until the Initial Mandatory Tender Date. We intend to treat the securities as indebtedness for United States federal income tax purposes, and the following discussion assumes that such treatment will be respected.

     We do not address all of the tax consequences that may be relevant to a U.S. Holder. We also do not address any of the tax consequences to holders that are Non-U.S. Holders (as defined below) or to holders that may be subject to special tax treatment such as financial institutions, real estate investment trusts, personal holding companies, tax-exempt organizations, regulated investment companies, insurance companies, S corporations, brokers and dealers in securities or currencies and certain U.S. expatriates. Further, we do not address:

     - the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of the securities;

     - the United States federal estate, gift or alternative minimum tax consequences of the purchase, ownership, exchange or disposition of the securities;

     - persons who hold the securities in a straddle or as part of a hedging, conversion, constructive sale or other integrated transaction or whose functional currency is not the United States dollar; or

     - any state, local or foreign tax consequences of the purchase, ownership, exchange or disposition of the securities.

Accordingly, you should consult your own tax advisor regarding the tax consequences of purchasing, owning, exchanging and disposing of the securities in light of your own circumstances.

     A U.S. Holder is a beneficial owner of the securities who or which is:

     - a citizen or individual resident of the United States, as defined in
       Section 7701(b) of the Internal Revenue Code;

     - a corporation or partnership, including any entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia unless, in the case of a partnership, Treasury regulations are enacted that provide otherwise;

     - an estate if its income is subject to United States federal income taxation regardless of its source; or

     - a trust if (1) a United States court can exercise primary supervision over its administration, and (2) one or more United States persons have the authority to control all of its substantial decisions.

Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as a U.S. Holder prior to such date, may also be treated as U.S. Holders. If a partnership holds the securities, the tax treatment of the partner generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships holding the securities should consult their tax advisors regarding the United States federal tax consequences of purchasing, owning, exchanging and disposing of the securities.

     A Non-U.S. Holder is a beneficial owner of the securities other than a U.S. Holder. We urge prospective investors that are Non-U.S. Holders to consult their own tax advisors regarding the United

States federal income tax consequences of an investment in the securities, including potential application of United States withholding taxes.

     This summary is based on the Internal Revenue Code, Treasury regulations (proposed and final) issued under the Internal Revenue Code, and administrative and judicial interpretations thereof, all as they currently exist as of the date of this prospectus supplement, and any of which may change at any time, possibly on a retroactive basis. Any such changes may affect this summary.

     No statutory, administrative or judicial authority directly addresses the treatment of the MOPPRS/ CHEERS or instruments similar to the MOPPRS/CHEERS for United States federal income tax purposes. No rulings have been sought or are expected to be sought from the Internal Revenue Service with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the Internal Revenue Service will not take contrary positions. As a result, no assurance can be given that the Internal Revenue Service will agree with the tax characterizations or the tax consequences of the MOPPRS/CHEERS described herein.

     WE URGE PROSPECTIVE INVESTORS TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP, EXCHANGE AND DISPOSITION OF THE SECURITIES IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

TAX CHARACTERIZATION OF THE MOPPRS/CHEERS

     The United States federal income tax treatment of the MOPPRS/CHEERS is not certain. Because the MOPPRS/CHEERS are subject to mandatory tender on the Initial Mandatory Tender Date, we intend to treat each MOPPRS/CHEERS as a debt instrument maturing on the Initial Mandatory Tender Date. In addition, because
(i) each MOPPRS/CHEERS provides for stated interest at a single qualified floating rate throughout the period prior to the Initial Mandatory Tender Date and (ii) the interest on the MOPPRS/CHEERS during such period is unconditionally payable at least annually in cash or property (other than debt instruments of the Cox), we intend to treat the MOPPRS/CHEERS as a variable rate debt instrument and the interest payable thereon as qualified stated interest. Our discussion under "-- Stated Interest" and "-- Sale, exchange or redemption of the securities" assumes such treatment of the MOPPRS/CHEERS for United States federal income tax purposes. A qualified floating rate is any floating rate the variations of which reasonably can be expected to measure contemporaneous variations in the cost of newly-borrowed funds in the currency in which MOPPRS/CHEERS are denominated, such as LIBOR. By purchasing the MOPPRS/CHEERS, each holder agrees to follow such treatment for United States federal income tax purposes.

STATED INTEREST

     Payments of stated interest on the securities will generally be taxable to a U.S. Holder as ordinary interest income at the time such payments are received or accrued, in accordance with such holder's regular method of tax accounting.

SALE, EXCHANGE OR REDEMPTION OF THE SECURITIES

     Generally, a sale, exchange, redemption, retirement or other disposition of the securities will result in taxable gain or loss equal to the difference between the amount of cash plus the fair market value of other property received (other than amounts representing accrued and unpaid interest) and the U.S. Holder's adjusted tax basis in the securities. A U.S. Holder's adjusted tax basis will generally equal the initial cost of such securities to such holder. Such gain or loss will generally be capital gain or loss. Capital gain or loss will be long-term gain or loss if the securities are held by the U.S. Holder for more than one year, otherwise such gain or loss will be short-term.

     U.S. Holders that are corporations generally will be taxed on net capital gains at a maximum rate of 35%. In contrast, U.S. Holders that are individuals generally will be taxed on net capital gains at a maximum rate of 39.6% for property held for 12 months or less, and 20% for property held for more than 12 months. Special rules, and generally lower maximum rates, apply to individuals in lower tax brackets and to individuals who have held, for more than 5 years, capital assets acquired or deemed to have been acquired after December 31, 2000. Any capital losses realized by a U.S. Holder that is a corporation generally may be used only to offset capital gains. Any capital losses realized by a U.S. Holder that is an individual generally may be used only to offset capital gains plus $3,000 of other income per year.

ALTERNATIVE CHARACTERIZATION OF THE MOPPRS/CHEERS

     There can be no assurance that the Internal Revenue Service will agree with our treatment of the MOPPRS/CHEERS. In particular, the Internal Revenue Service could seek to treat the MOPPRS/ CHEERS as maturing on the stated maturity date, instead of the Initial Mandatory Tender Date. In such an event, the issue price of the MOPPRS/CHEERS would include the consideration paid by the remarketing dealers to us in connection with our appointment of the remarketing dealers to such positions, and the U.S. Holder of the MOPPRS/CHEERS would be treated as having sold a call option to the applicable remarketing dealer for an amount equal to the consideration paid by the remarketing dealer to us in connection with our appointment of the remarketing dealer to such position. The amount deemed received as consideration for the sale of the call option would be treated as an option premium paid to such U.S. Holder and, consequently, would be recognized as income to such U.S. Holder when such option is exercised or expires on the Initial Mandatory Tender Date.

     In addition, if the MOPPRS/CHEERS were treated as maturing on the Stated Maturity Date, the Internal Revenue Service could, because of the optional remarketing of the MOPPRS/CHEERS, seek to treat the MOPPRS/CHEERS as having contingent interest and, as a result, subject to the special regulations governing contingent payment debt instruments, which we refer to as the CPDI regulations. Pursuant to these regulations and regardless of a U.S. Holder's usual method of tax accounting, each U.S. Holder would be required to accrue interest income on the MOPPRS/CHEERS, for each accrual period, in an amount equal to the product of (i) the MOPPRS/CHEERS's adjusted issue price as of the beginning of the accrual period, and (ii) a projected yield to maturity. The projected yield to maturity would be based upon the yield at which we could issue a fixed-rate debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the MOPPRS/CHEERS. Such yield could be higher than the stated interest rate on the MOPPRS/CHEERS prior to the initial mandatory tender date. As a result, U.S. Holders may be required for certain taxable years to include interest income in taxable income in excess of any cash interest payments actually received in that year. In addition, pursuant to the CPDI regulations, the character of any gain or loss recognized on the sale, exchange, redemption or retirement of the MOPPRS/CHEERS would generally differ from that described in "-- Sale, exchange or redemption of the securities." For example, any gain upon sale or exchange of the MOPPRS/CHEERS would generally be ordinary interest income, and any loss would generally be ordinary loss to the extent of the interest previously included in income by the U.S. Holder with respect to the MOPPRS/CHEERS and, thereafter, capital loss.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     Payments of principal and interest on, and the proceeds of disposition of, the securities may be subject to information reporting and United States federal backup withholding tax at the rate of 31% if the U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against such U.S. Holder's United States federal income tax liability.

                                  UNDERWRITING

     Cox intends to offer the securities through the underwriters. Chase Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of the underwriters listed below. Subject to the terms and conditions contained in the purchase agreement among Cox and the several underwriters named below, Cox has agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase from Cox, the aggregate principal amount of securities set forth opposite its name below.

                                                         PRINCIPAL       PRINCIPAL
                                                         AMOUNT OF       AMOUNT OF
                                                           NOTES       MOPPRS/CHEERS
UNDERWRITER                                             ------------   -------------
Chase Securities Inc..................................  $288,000,000   $ 72,000,000
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated.............................   288,000,000     72,000,000
Banc of America Securities LLC........................    52,000,000     13,000,000
Salomon Smith Barney Inc..............................    52,000,000     13,000,000
ABN AMRO Incorporated.................................    24,000,000      6,000,000
BNY Capital Markets, Inc..............................    24,000,000      6,000,000
SunTrust Equitable Securities Corporation.............    24,000,000      6,000,000
Wachovia Securities, Inc..............................    24,000,000      6,000,000
The Williams Capital Group, L.P. .....................    24,000,000      6,000,000
                                                        ------------   ------------
             Total....................................  $800,000,000   $200,000,000
                                                        ============   ============

     The underwriters have agreed to purchase all of the securities sold pursuant to the purchase agreement if any of these securities are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

     Cox has agreed to indemnify the underwriters against certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

     The underwriters are offering the securities, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the securities, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

     The expenses of this offering, not including the underwriting discounts applicable to the securities, are estimated at $300,000 and are payable by Cox.

COMMISSIONS AND DISCOUNTS

     The underwriters have advised Cox that they propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at such prices less a concession not in excess of .4% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount of the notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     Subject to the terms and conditions set forth in the purchase agreement, we have agreed to sell to the underwriters, and the underwriters, severally and not jointly, have agreed to purchase from us, the MOPPRS/CHEERS at a price equal to 103.15% of the principal amount thereof, including the total consideration paid by the remarketing dealers for the right to remarket the MOPPRS/CHEERS.

     The underwriters have advised us that the underwriters propose to offer the MOPPRS/CHEERS from time to time for sale in negotiated transactions or otherwise, at prices relating to prevailing market prices determined at the time of sale. The underwriters may effect such transactions by selling MOPPRS/CHEERS to or through dealers and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriter and any purchasers of

MOPPRS/CHEERS for whom they may act as agent. The underwriters and any dealers that participate with the underwriters in the distribution of the MOPPRS/CHEERS may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of MOPPRS/CHEERS by them may be deemed to be underwriting compensation.

NEW ISSUE OF SECURITIES

     The securities are new issues of securities with no established trading markets. The securities will not be listed on any securities exchange. Cox has been advised by the underwriters that they intend to make a market in the securities, but they are not obligated to do so and may discontinue market-making at any time without notice. Cox can provide no assurance as to the liquidity of, or any trading market for, the securities.

PRICE STABILIZATION AND SHORT POSITIONS

     In connection with the offering, the underwriters are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions may, with respect to the notes, consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. Such transactions with respect to the notes and the MOPPRS/CHEERS, as the case may be, may also include over-allotment transactions and purchases to cover short positions created by the underwriters in connection with the offering.

     If the underwriters create a short position in the notes or the MOPPRS/CHEERS in connection with the offering, i.e., if they sell a greater aggregate principal amount of the respective securities than is set forth on the cover of this prospectus supplement, the underwriters must reduce that short position by purchasing securities in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure in the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither Cox nor any underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither Cox nor any underwriter makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

NO SALES OF SIMILAR SECURITIES

     We have agreed that during a period of 45 days from the date of this prospectus supplement, we will not, without prior written consent of Chase and Merrill Lynch, directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, or otherwise dispose of, any debt securities of ours or securities of ours that are convertible into, or exchangeable for, the securities or such other debt securities.

OTHER RELATIONSHIPS

     In the ordinary course of business, certain of the underwriters and their affiliates have from time to time provided investment banking, general financing and banking and financial advisory services to us and our affiliates, and have also acted as representatives of various other underwriters in connection with public offerings of our securities.

     The Bank of New York, the trustee under the indenture, is an affiliate of BNY Capital Markets, Inc., one of the underwriters in the offering of the securities.

                                 LEGAL MATTERS

     Certain legal matters in connection with the offering of the notes will be passed upon for Cox by Dow, Lohnes & Albertson, PLLC, Washington, D.C., and for the underwriters by Brown & Wood LLP, New York, New York.

PROSPECTUS

                                 $8,000,000,000

                            COX COMMUNICATIONS, INC.

                              CLASS A COMMON STOCK
                                PREFERRED STOCK
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS
                                DEBT SECURITIES

                                  COX TRUST I

                                  COX TRUST II
                           TRUST PREFERRED SECURITIES

                               CAPITAL SECURITIES

                      FULLY AND UNCONDITIONALLY GUARANTEED
                  TO THE EXTENT PROVIDED IN THIS PROSPECTUS BY

                            COX COMMUNICATIONS, INC.
                            ------------------------

     This prospectus is part of a shelf registration statement which Cox and the Cox Trusts have filed with the Securities and Exchange Commission. Under the shelf registration statement, Cox may offer shares of Class A common stock, par value $1.00 per share, shares of preferred stock, par value $1.00 per share, stock purchase contracts to purchase shares of Class A common stock, stock purchase units and unsecured debentures, notes, bonds or other evidences of indebtedness, and the Cox Trusts may offer trust preferred securities or capital securities, all of which securities combined will have an aggregate initial public offering price of $8.0 billion, including the U.S. dollar equivalent if the initial public offering is denominated in one or more foreign currencies, foreign currency units or composite currencies.

     Under the shelf registration process, Cox and the Cox Trusts may sell the securities from time to time in one or more separate offerings, in amounts, at prices and on terms to be determined at the time of sale. Cox's debt securities may be issuable in global form, in registered form without coupons attached, or in bearer form with or without coupons attached.

     Cox's Class A common stock is listed on the New York Stock Exchange under the symbol "COX."

     This prospectus provides a general description of the securities Cox and the Cox Trusts may offer. Each time Cox sells shares of a particular series of preferred stock, a particular series of debt securities, stock purchase contracts or stock purchase units, or a Cox Trust sells trust preferred securities or capital securities, it will provide a prospectus supplement which will contain the specific terms of the securities being offered at that time. Unless otherwise specified in the prospectus supplement, the debt securities will be senior debt securities of Cox.

     The prospectus supplement may add, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement in conjunction with the additional information described under the headings "Where You Can Find More Information" and "Information Incorporated by Reference."
                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                 The date of this prospectus is August 9, 1999.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. We have based these statements on our current expectations or projections about future events and on assumptions we have made. These forward-looking statements are subject to certain risks and uncertainties which could cause actual results or events to differ materially from those we anticipate or project. Prospective purchasers should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.
                          ---------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Neither Cox nor the Cox Trusts has authorized anyone else to provide you with different information. Cox and the Cox Trusts are offering these securities only in states where the offer is permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. Cox's business, financial condition, results of operations and prospects may have changed since that date.

                            COX COMMUNICATIONS, INC.

     Cox is one of the largest broadband communications companies in the United States. Cox has extensive broadband network operations in the United States as well as investments in cable television programming, telecommunications, and technology and broadband networks.

     Cox's basic strategy is to leverage its advanced broadband network by offering new and advanced communications services to both residences and businesses. We believe that we have a number of advantages that will allow us to implement this strategy successfully, including:

     - ownership of highly clustered and regionally concentrated cable television systems; and

     - a strong commitment to and reputation for superior customer service.

     These services include:

     - multichannel video;

     - digital video;

     - high-speed Internet access;

     - local and long-distance telephone services; and

     - commercial local exchange carrier operations.

     Cox also has invested in programming, telecommunications and technology companies that complement its business strategy. Cox believes that its investments have been vital to its growth into a communications industry leader.

     Cox Enterprises, Inc., a privately held corporation based in Georgia and one of the largest media companies in the U.S., controls approximately 72.7% of the outstanding equity of Cox as of June 30, 1999. In addition to Cox, Cox Enterprises publishes, owns or operates newspapers, television and radio stations, Internet web site and Manheim Auctions, the world's largest auto auction operator.

     Cox's principal executive offices are located at 1400 Lake Hearn Drive, Atlanta, Georgia 30319. Its telephone number is (404) 843-5000.

                                 THE COX TRUSTS

     Each Cox Trust is a statutory business trust created under Delaware law pursuant to:

          1. a declaration of trust executed by Cox, as sponsor for the Cox Trust, and by the initial trustees of such Cox Trust; and

          2. the filing of a certificate of trust with the Delaware Secretary of State.

     Each Cox Trust exists for the exclusive purposes of:

        - issuing and selling either capital securities or trust preferred securities representing undivided beneficial interests in the assets of such Cox Trust and trust common securities representing undivided beneficial interests in the assets of such Cox Trust;

        - using the proceeds from the sale of such trust securities to acquire a series of corresponding senior debt securities or junior subordinated debentures of Cox; and

        - engaging in only those other activities necessary, advisable or incidental to these purposes.

Cox's senior debt securities or junior subordinated debentures, as the case may be, will be the sole assets of a Cox Trust and, accordingly, payments under the corresponding senior debt securities or junior subordinated debentures will be the sole revenues of that Cox Trust.

     All of the trust common securities of a Cox Trust will be owned by Cox and will rank equally, and payments will be made on trust common securities pro rata, with the capital securities or the trust preferred securities, as the case may be, of such Cox Trust, except that upon the occurrence and continuance of an event of default under the applicable declaration of trust resulting from an event of default under the applicable indenture, the rights of Cox as the trust common securities holder to payments in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of capital securities or trust preferred securities, as the case may be, of such Cox Trust. See "Description of Trust Preferred Securities--Subordination of Trust Common Securities" and "Description of Capital Securities--Subordination of Trust Common Securities." Cox will acquire trust common securities of each Cox Trust in an aggregate liquidation amount equal to at least 3% of the total capital of that Cox Trust. Each Cox Trust will terminate on the date specified in the applicable prospectus supplement, but may dissolve earlier as provided in the applicable declaration of trust.

     Each Cox Trust's business and affairs are conducted by its trustees who are appointed by Cox as the trust common securities holder. Unless otherwise specified in the applicable prospectus supplement, the issuer trustees for each Cox Trust will be The Bank of New York, as property trustee, The Bank of New York (Delaware), as Delaware trustee, and three individual trustees, which are referred to as administrative trustees, who are officers or employees of Cox. The Bank of New York, as property trustee, will act as sole indenture trustee under each declaration of trust. The Bank of New York will also act as indenture trustee under any capital securities guarantee, any preferred securities guarantee, the senior debt indenture and the junior subordinated debenture indenture. See "Description of Capital Securities Guarantees," "Description of Preferred Securities Guarantees," "Description of Debt Securities" and "Description of Junior Subordinated Debentures." The trust common securities holder of a Cox Trust or, if an event of default under the declaration of trust has occurred and is continuing, the holders of a majority in liquidation amount of the capital securities or the trust preferred securities, as the case may be, of such Cox Trust will be entitled to appoint, remove or replace such Cox Trust's property trustee and the Delaware trustee. In no event will the holders of capital securities or trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees; such voting rights will be vested exclusively in Cox as the trust common securities holder. The duties and obligations of the trustees will be governed by the applicable declaration of trust.

     Cox, as issuer of the corresponding senior debt securities or junior subordinated debentures, will pay all fees, expenses, debts and obligations, other than payments in respect of trust securities, related to each Cox Trust and the offering of the capital securities or trust preferred securities, as the case may be, and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of each Cox Trust, other than payments in respect of trust securities.

     The principal executive office of each Cox Trust is c/o Cox Communications, Inc., 1400 Lake Hearn Drive, Atlanta, Georgia 30319.

                                USE OF PROCEEDS

     Unless otherwise stated in the accompanying prospectus supplement, Cox intends to use the net proceeds from the sale of any offered securities for general corporate purposes, which may include additions to working capital, repayment or redemption of existing indebtedness and financing of capital expenditures and acquisitions. Cox may borrow additional funds from time to time from public and private sources on both a long-term and short-term basis and may sell commercial paper to fund its future capital and working capital requirements in excess of internally generated funds.

     The proceeds from the sale of either capital securities or trust preferred securities by a Cox Trust will be invested in either senior debt securities or junior subordinated debentures of Cox. Except as may otherwise be described in the related prospectus supplement, Cox expects to use the net proceeds from the sale of such senior debt securities or junior subordinated debentures to the applicable Cox Trust for general corporate purposes. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any prospectus supplement will be described therein.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of Cox for the periods indicated:

                                    THREE MONTHS ENDED
     YEAR ENDED DECEMBER 31,             MARCH 31,
---------------------------------   -------------------
1994   1995   1996   1997   1998      1998       1999
----   ----   ----   ----   -----   --------   --------
3.1x   2.8x   1.5x   2.0x   12.3x     0.9x       8.8x

     Earnings for the years ended December 31, 1995, 1996, 1997 and 1998 and for the three months ended March 31, 1999 include $188.8 million, $4.6 million, $116.6 million, $2.5 billion and $419.5 million, respectively, of net investment gains.

     For purposes of this computation, earnings are defined as income before income taxes and, excluding losses and undistributed earnings on equity method investments, minority interests and fixed charges excluding capitalized interest. Fixed charges are the sum of:

     - interest cost including capitalized interest;

     - estimated interest component of rent expense; and

     - dividends on subsidiary preferred stock.

     While Cox has a series of preferred stock outstanding, the holders of such preferred stock are entitled to dividends only when, and to the extent that, Cox's board of directors declares such dividends. Cox's board has never declared a dividend on its preferred stock and does not intend to do so in the foreseeable future. Accordingly, the data in the above table also represents Cox's combined ratio of earnings to fixed charges and preferred stock dividends for the periods presented.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of Cox's capital stock sets forth general terms and provisions of the particular issuance of capital stock to which any prospectus supplement may relate and reflects a two-for-one stock split effective on May 21, 1999. The prospectus supplement will describe the particular terms of any sale of capital stock and the extent, if any, to which such general provisions will not apply to such sale. The following description also sets forth selected provisions of Cox's certificate of incorporation, as amended, and bylaws. This description is a summary only and is qualified in its entirety by Cox's certificate of incorporation and bylaws, which are incorporated as exhibits to the registration statement of which this prospectus is a part.

     Cox's certificate of incorporation authorizes it to issue 650,000,000 shares of Class A common stock, 60,000,000 shares of Class C common stock and 10,000,000 shares of preferred stock.

     As of June 30, 1999, there were outstanding 527,548,343 shares of Class A common stock and 27,597,792 shares of Class C common stock. In addition, 10,284,386 shares of Class A common stock were reserved for issuance pursuant to Cox's employee benefit plans, 27,597,792 shares of Class A common stock were reserved for issuance to the holders of Class C common stock and approximately 4,675,016 shares of Class A common stock were reserved for issuance to the holders of Cox's Series A preferred stock according to the terms outlined under "Series A Convertible Preferred Stock" below.

COMMON STOCK

     Except with respect to voting, transfer and convertibility, shares of Class A common stock and shares of Class C common stock are identical in all respects. Class A common stockholders are entitled to one vote per share, while Class C common stockholders are entitled to ten votes per share. The shares of Class C common stock are subject to significant transfer restrictions.

     Voting. The Class A common stockholders and the Class C common stockholders vote together as a single class on all actions, except that the affirmative vote of the holders of a majority of outstanding shares of Class A common stock and Class C common stock voting separately as a class is required:

     - to approve any amendment to Cox's certificate of incorporation that would alter or change the powers, preferences or special rights of such class in a way that adversely affects the holders of such class; and

     - to approve such other matters as may require a class vote under the Delaware General Corporation Law.

     Dividends and Other Distributions. Each share of common stock is equal in respect of dividends and other distributions in cash, stock or property, including distributions upon Cox's liquidation or a sale of all or substantially all of Cox's assets. However, in the case of dividends or other distributions payable on either class of common stock in shares of such stock, including distributions pursuant to stock splits or dividends, only Class A common stock will be distributed with respect to outstanding Class A common stock and only Class C common stock will be distributed with respect to outstanding Class C common stock. Neither of the Class A common stock nor the Class C common stock will be split, divided or combined unless each other class is proportionately split, divided or combined.

     Cox has never declared or paid cash dividends on its Class A common stock and currently intends to retain any future earnings for use in developing and operating its businesses. Accordingly, Cox does not expect to pay cash dividends on the Class A common stock in the foreseeable future.

     Restrictions on Transfer of Class C Common Stock; Convertibility of Class C Common Stock into Class A Common Stock. Cox Holdings, Inc. and Cox DNS, Inc. hold all of the shares of Class C common stock currently outstanding. Cox Holdings and Cox DNS are wholly owned subsidiaries of Cox Enterprises. Shares of the Class C common stock are convertible at any time, or from time to time, at the Class C stock holder's option, into Class A common stock on a share-for-share basis. Shares of Class C common stock will be converted automatically into shares of Class A common stock on a share-for-share basis:

     - at any time Cox's board of directors and the holders of a majority of the shares of Class C common stock then outstanding approve conversion of all shares of Class C common stock into Class A common stock;

     - if the Class A common stock is precluded from trading on any national securities exchange or national quotation system as a result of the Class C common stock's existence;

     - upon election by Cox's board of directors in connection with their approval of any sale or lease of all or substantially all of Cox's assets or any merger, consolidation, liquidation or dissolution of Cox; or

     - upon election by Cox's board of directors, after the board has determined there has been a material adverse change in the outstanding Class A common stock's liquidity, marketability or market value due to its exclusion from a national exchange or quotation system or due to federal or state legal requirements, in either case because of the Class C common stock's existence.

     Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of Cox, whether voluntary or not, the Class A common stock holders and the Class C common stock holders shall be entitled to share ratably, according to their respective interests, in Cox's assets which remain after payment, or provision of payment, of Cox's debts and other liabilities and the preferential amounts due to the holders of any stock ranking prior to the common stock in the distribution of assets.

PREFERRED STOCK

     Cox may issue preferred stock with such designations, powers, preferences and other rights and qualifications, limitations and restrictions as Cox's board of directors may authorize, without further action by Cox's shareholders, including but not limited to:

     - the distinctive designation of each series and the number of shares that will constitute the series;

     - the voting rights, if any, of shares of the series;

     - the dividend rate on the shares of the series, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative and the dates on which dividends are payable;

     - the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

     - the purchase or sinking fund provisions, if any, for the purchase or redemption of shares in the series;

     - any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of Cox or the distribution of its assets; and

     - the prices or rates of conversion at which, and the terms and conditions on which, the shares of such series may be converted into other securities, if such shares are convertible.

SERIES A CONVERTIBLE PREFERRED STOCK

     In October 1998, Cox completed the acquisition of a cable television system located in Las Vegas, Nevada, and certain related businesses previously owned by Prime South Diversified, Inc. Cox issued shares of Series A preferred stock as part of the consideration for the acquisition.

     Dividends. Series A preferred stock holders are entitled to dividends only when, and to the extent that, Cox's board of directors declares such dividends.

     Voting. Series A preferred stock holders are entitled to one vote per share, and such holders vote together with the holders of Class A common stock and Class C common stock on all matters upon which the Class A common stock and Class C common stock holders are entitled to vote.

     Conversion. Shares of the Series A preferred stock are convertible into shares of Class A common stock at the preferred stockholders' option only after October 1, 2003, a change in control of Cox or notification of liquidation, whichever event occurs first. Shares of the Series A preferred stock are convertible into shares of Class A common stock according to a formula based upon 20.0% of the fair value of Cox's Las Vegas cable system and the average closing price of the Class A common stock over a specified ten-day period. Shares of the Series A preferred stock will convert automatically into shares of Class A common stock, if the Las Vegas cable system makes a distribution on its capital stock or upon the sale of all or substantially all of Cox's assets, according to the formula described above. Cox anticipates that appreciation realized upon conversion of the Series A preferred stock into Class A common stock will be accounted for as contingent purchase price in accordance with APB Opinion No. 16, "Business Combinations."

TRANSFER AGENT

     The transfer agent and registrar for the Class A common stock is First Chicago Trust Company of New York.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The following description of the terms of the debt securities sets forth selected general terms and provisions of the particular issuance of debt securities to which any prospectus supplement may relate. The prospectus supplement will describe the particular terms of any debt securities and the extent, if any, to which such general provisions will not apply to those debt securities.

     The debt securities will be issued from time to time in series under an indenture, dated as of June 27, 1995, between Cox and The Bank of New York, as trustee. A copy of the indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

     The indenture does not limit the aggregate principal amount of debt securities Cox may issue, and the indenture provides that Cox may issue debt securities from time to time in one or more series. The following summary of selected provisions of the indenture and the debt securities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of selected terms which it contains as well as those terms which the Trust Indenture Act of 1939, as amended, requires be incorporated.

     Cox refers you to the prospectus supplement for the following terms and other possible terms of each series of debt securities in respect of which this prospectus is being delivered, to the extent such terms are applicable to such debt securities:

     - the classification, specific designation, date, aggregate principal amount, purchase price and denomination of the debt securities;

     - currency or units based on or relating to currencies in which such debt securities are denominated and/or in which principal, premium, if any, and/or interest will or may be payable;

     - the formula, if any, upon which Cox may determine from time to time the principal amount of debt securities outstanding;

     - any date of maturity, which may be fixed or extendible;

     - the interest rate or rates or the method by which the interest rate or rates will be determined, if any;

     - the dates on which any interest will be payable, Cox's right, if any, to extend or defer the interest period and the duration of extensions or deferrals;

     - the place or places where the principal of, premium, if any, and interest on the debt securities will be payable;

     - any repayment, redemption, prepayment or sinking fund provisions and any provisions related to the purchase of debt securities at the option of the holders;

     - whether the debt securities will be issuable in global form, and, if so, the identity of the depositary, or in registered and/or bearer form and, if bearer securities are issuable, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of bearer securities;

     - the terms, if any, on which debt securities may be converted into or exchanged for stock or other securities of Cox or other entities or for cash, any specific terms relating to the adjustment of the conversion or exchange terms, and the period during which debt securities may be so converted or exchanged;

     - any applicable United States federal income tax consequences, including whether and under what circumstances Cox will pay additional amounts on debt securities held by a person who is not a U.S. person, as defined in the prospectus supplement, in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether Cox will have the option to redeem debt securities rather than pay such additional amounts;

     - the subordination provisions, if any, relating to the debt securities;
       and

     - any other specific terms of the debt securities, including any additional events of default or covenants provided for with respect to debt securities, and any terms which may be required by or advisable under applicable laws or regulations.

     Holders may present debt securities for exchange, and holders of registered debt securities may present them for transfer, in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. Cox will provide these services without charge, other than any tax or other governmental charge payable in that connection, but subject to the limitations provided in the indenture. Debt securities in bearer form and the coupons, if any, pertaining to such debt securities will be transferable by delivery.

     Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any discounted debt securities or to certain debt securities issued at par, which are treated as having been issued at a discount for United States federal income tax purposes, will be described in the accompanying prospectus supplement.

     Cox may issue debt securities from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of these debt securities may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater or less than the amount of principal or interest otherwise payable on those dates, depending upon the value of the applicable currency, commodity, equity index or other factor on those dates. Information as to the methods Cox will use to determine the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on that date is linked and certain additional tax considerations will be set forth in the applicable prospectus supplement.

     Unless Cox indicates otherwise in the accompanying prospectus supplement, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiples of $1,000. Unless Cox specifies otherwise in the prospectus supplement, the principal amount of the debt securities will be payable at the corporate trust office of the trustee in New York, New York. Holders may present the debt securities for transfer or exchange at that office unless Cox specifies otherwise in the prospectus supplement, subject to the limitations provided in the indenture and without any service charge, but Cox may require payment of a sum sufficient to cover any tax or other governmental charges payable.

CONCERNING THE TRUSTEE

     The Bank of New York is the trustee under the indenture and has been appointed by Cox as registrar and paying agent with regard to the debt securities. The trustee is a depositary for funds and performs other services for, and transacts other banking business with, Cox in the normal course of business.

RANKING

     Unless Cox specifies otherwise in a prospectus supplement for a particular series of debt securities, all series of debt securities will be senior indebtedness of Cox and will be direct, unsecured obligations, ranking equally with all of Cox's other unsecured and unsubordinated obligations.

     Cox conducts most of its operations through its subsidiaries. Therefore, Cox's rights and the rights of Cox's creditors, including debt securities holders, to participate in the assets of any subsidiary upon such subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent Cox may be a creditor with recognized claims against the subsidiary.

CERTAIN COVENANTS

     The indenture contains covenants, including, among others, the following:

     Limitation on liens. Cox will not, and will not permit any restricted subsidiary to, create, incur or assume any lien, other than permitted liens on restricted property incurred to secure the payment of Indebtedness of Cox or any restricted subsidiary, if, immediately after the creation, incurrence or assumption of such lien, the aggregate outstanding principal amount of all Indebtedness of Cox and its restricted subsidiaries that is secured by liens other than permitted liens on restricted property would exceed the greater of:

     - $200 million or

     - 15% of the aggregate outstanding principal amount of all Indebtedness of Cox and the restricted subsidiaries, whether or not so secured,

unless effective provision is made such that, at Cox's determination, the debt securities together with any other Indebtedness of equal ranking, whether then existing or later created, are secured equally and ratably with, or prior to, such Indebtedness, but only for as long as such Indebtedness is so secured.

     Limitation on Indebtedness of restricted subsidiaries. Cox will not permit any restricted subsidiary to incur any Indebtedness if, immediately after the incurrence or assumption of such Indebtedness, the aggregate outstanding principal amount of all indebtedness of the restricted subsidiaries would exceed the greater of:

     - $200 million; or

     - 15% of the aggregate outstanding principal amount of all Indebtedness of Cox and the restricted subsidiaries;

provided that, in any event, a restricted subsidiary may incur Indebtedness to extend, renew or replace its own Indebtedness to the extent that the principal amount of the Indebtedness so incurred does not exceed the level of the principal amount of the Indebtedness immediately prior to such extension, renewal or replacement plus any premium, accrued and unpaid interest or capitalized interest payable on the previous amount.

     Designation of subsidiaries. Cox may designate a restricted subsidiary as an unrestricted subsidiary or designate an unrestricted subsidiary as a restricted subsidiary at any time, provided that:

     - immediately after giving effect to such designation, the restricted group's leverage ratio is not greater than 7:1 and Cox and the restricted subsidiaries are in compliance with the "Limitation on liens" and "Limitation on Indebtedness of restricted subsidiaries" covenants; and

     - Cox delivers an officers' certificate with respect to such designation, to the trustee, within 75 days after the end of Cox's fiscal quarter in which it made such designation, or, in the case of a designation made during the last fiscal quarter of Cox's fiscal year, within 120 days after the end of such fiscal year. The officers' certificate shall state the effective date of such designation.

     Mergers or sales of assets. The indenture provides that Cox may not merge with or into or consolidate with another entity or lease, convey or transfer all or substantially all of its assets to another entity unless either:

     - Cox is the surviving corporation; or

     - the resulting, surviving or transferee entity is a corporation organized under the laws of a state of the United States or the District of Columbia and expressly assumes all of Cox's obligations under the debt securities and the indenture; and

     - immediately after and giving effect to such transaction, no event of default has occurred.

     The indenture does not contain any provisions affording debt securities holders any additional protection in the event that Cox enters into a highly-leveraged transaction.

DEFINITIONS

     Indebtedness means, without duplication, with respect to any entity:

     - any indebtedness of such entity for borrowed money or evidenced by a note, debenture or similar instrument, including a purchase money obligation which was given in connection with the acquisition of any property or assets, including securities;

     - any guarantee by such entity of any indebtedness of others as described in the preceding clause; and

     - any amendment, extension, renewal or refunding of any such indebtedness or guarantee.

     The term Indebtedness excludes:

     - any indebtedness of Cox or of any its restricted subsidiaries to Cox or another restricted subsidiary;

     - any guarantee by Cox or any restricted subsidiary of indebtedness of Cox or another restricted subsidiary;

     - trade accounts payable; and

     - letters of credit, performance bonds and similar obligations issued in favor of governmental or franchising authorities as a term of a cable television franchise or other governmental franchise, license, permit or authorization held by such entity or any of its subsidiaries.

     Leverage ratio with respect to the restricted group means, as of the date of and after giving effect to any designation of an unrestricted subsidiary as a restricted subsidiary, or any designation of a restricted subsidiary as an unrestricted subsidiary, in each case in accordance with the "Designation of subsidiaries" covenant, the ratio of:

     - the aggregate outstanding principal amount of all Indebtedness of the restricted group as of such date;

      to

     - the product of four times the restricted group cash flow for the most recent full fiscal quarter for which financial information is available on such date.

     Permitted liens means:

        1. Any lien which arises out of a judgment or award against Cox or any restricted subsidiary, with respect to which Cox or such restricted subsidiary, at the time, shall be prosecuting an appeal or proceeding for review, or with respect to which the period within which such appeal or proceeding for review may be initiated shall not have expired, and with respect to which:

           - Cox or such restricted subsidiary shall have secured a stay of execution pending such appeal or proceeding for review; or

           - Cox or such restricted subsidiary shall have posted a bond or established adequate reserves, in accordance with generally accepted accounting principles, for the payment of such judgment or award;

        2. Any lien upon any real or personal property or interest in such property belonging to Cox or a restricted subsidiary and existing at the time the property or interest was acquired, or securing payment of Indebtedness which Cox or the restricted subsidiary incurred to finance some or all of the purchase price of, or cost of construction of or improvements on, any such property or interest therein; provided that:

           - the outstanding principal amount of the Indebtedness secured by such lien does not at any time exceed 100% of the greater of the purchase price for or the fair value of such real or personal property or interest;

           - such lien does not encumber or constitute a charge against any other restricted property owned by the restricted group, except that in the case of construction or improvement, the lien may extend to unimproved real property on which the property so constructed or the improvement is located; and

           - the indebtedness secured by such lien would be permitted to be incurred under the covenant described under "Limitation on Indebtedness of restricted subsidiaries;" and

        3. Any lien representing the extension, renewal or replacement, or successive extensions, renewals or replacements, of liens referred to in paragraph (2) above, provided that the principal of the Indebtedness thus secured does not exceed

           - the principal of the Indebtedness secured immediately prior to such extension, renewal or replacement,

             plus

           - any accrued and unpaid interest or capitalized interest payable;

             and such extension, renewal or replacement shall be limited to

           - all or a part of the property or interest subject to the lien so extended, renewed or replaced,

             plus

           - improvements and construction on such property.

     The outstanding principal amount of Indebtedness secured by a lien permitted by paragraph (2) or (3) above or, if less, the fair value of the property or interest thus secured, shall be included in the calculation of the aggregate outstanding principal amount of Indebtedness secured by liens on restricted property, for purposes of determining whether a lien, other than a permitted lien, may be incurred in compliance with the covenant described under "Limitation on liens."

     Principal property means, as of any date of determination, any property or assets which any restricted subsidiary owns other than:

     - any such property which, in the good faith opinion of Cox's board of directors, is not of material importance to the business conducted by Cox and its restricted subsidiaries taken as a whole; and

     - any shares of any class of stock or any other security of any unrestricted subsidiary.

     Restricted group means, as of any date of determination, Cox and the restricted subsidiaries as of such date and after giving effect to any designation being made on such date in accordance with the "Designation of subsidiaries" covenant.

     Restricted group cash flow for any period means the restricted group's net income for such period,

     plus

     the sum, without duplication, of the aggregate of each of the following items of Cox and the restricted subsidiaries for such period, to the extent taken into account as charges to restricted group net income for such period:

     - interest expense;

     - income tax expense;

     - depreciation and amortization expense and other noncash charges;

     - extraordinary items; and

     - after-tax losses on sales of assets outside of the ordinary course of business, which otherwise are not included in extraordinary items in accordance with generally accepted accounting principles;

     minus

     the sum, without duplication, of the aggregate of each of the following items of Cox and the restricted subsidiaries for such period, to the extent taken into account as credits to restricted group net income for such period:

     - noncash credits;

     - extraordinary items; and

     - after-tax gains on sales of assets outside of the ordinary course of business, which otherwise are not included in extraordinary items in accordance with generally accepted accounting principles.

     For purposes of this definition:

     - Restricted group net income for any period means the aggregate of the net income or loss of Cox and its restricted subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles; provided that the net income or loss of any entity accounted for by the equity method of accounting, and the net income or loss of any unrestricted subsidiary, shall be excluded. However, the net income of any such entity or unrestricted subsidiary shall be included to the extent of the amount of dividends or distributions such entity or unrestricted subsidiary pays to Cox or a restricted subsidiary during such period; and

     - if Cox or any restricted subsidiary consummated any acquisition or disposition of assets during the period for which restricted group cash flow is being calculated, or consummated any acquisition or disposition of assets subsequent to such period and on or prior to the date as of which the leverage ratio is to be determined, then, in each such case, the restricted group cash flow for such period shall be calculated on a pro forma basis, instead of as a pooling of interests, if applicable, as if such acquisition or disposition had occurred at the beginning of such period.

     Restricted property means, as of any date of determination, any principal property and any shares of stock of a restricted subsidiary which Cox or a restricted subsidiary owns.

DEFAULTS

     An event of default with respect to debt securities of any series is defined in the indenture as:

        1. a default in the payment of interest when due on the debt securities of that series which continues for 30 days;

        2. a default in the payment of principal of any debt security of that series when due, whether at its stated maturity, upon redemption, upon required repurchase, by declaration or otherwise;

        3. Cox's failure to comply with its obligations under "-- Certain Covenants -- Mergers or sales of assets" above;

        4. Cox's failure to comply, within 60 days after notice provided in accordance with the terms of the indenture, with any of its other covenants or agreements contained in the indenture with respect to that series of debt securities, including its obligations under the covenants described above under "-- Certain Covenants -- Limitation on liens," "-- Limitation on Indebtedness of restricted subsidiaries" or "-- Designation of subsidiaries," provided that this provision does not apply to defaults in covenants for which the indenture specifically provides otherwise;

        5. Indebtedness of Cox or any restricted subsidiary is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds 5% of the aggregate outstanding principal amount of all Indebtedness of Cox and the restricted subsidiaries;

        6. certain events of bankruptcy, insolvency or reorganization of Cox or a restricted subsidiary;

        7. failure to make a sinking fund payment when due on the debt securities of that series; or

        8. any other events of default specified for that series of debt securities.

     Except as described in the second to last sentence of this paragraph, if an event of default occurs and is continuing with respect to a particular series of debt securities, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series may declare the principal of and accrued but unpaid interest on all the debt securities of such series to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an event of default relating to specific events of bankruptcy, insolvency or reorganization of Cox occurs and is continuing, the principal of and interest on all the debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the debt securities. Under some circumstances, the holders of a majority in principal amount of the outstanding debt securities of a series may rescind any acceleration and its consequences with respect to the debt securities of that series.

     Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities of any series, unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no debt security holder may pursue any remedy with respect to the indenture or the debt securities of its series unless:

     - that holder has previously given the trustee notice that an event of default is continuing;

     - holders of at least 25% in principal amount of the outstanding debt securities of such series have requested the trustee to pursue the remedy;

     - those holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

     - the trustee has not complied with such request within 60 days of receiving it with an offer of security or indemnity; and

     - the holders of a majority in principal amount of the outstanding debt securities of such series have not given the trustee a direction inconsistent with such request within such 60-day period.

     Subject to some restrictions, the holders of a majority in principal amount of the outstanding debt securities of any series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a debt security of the same series, or that would involve the trustee in personal liability.

     The indenture provides that if a default occurs and is continuing with respect to a particular series of debt securities and is known to the trustee, the trustee must mail notice of the default within 90 days after it occurs to each holder of the debt securities of such series. Except in the case of a default in the payment of principal of, premium, if any, or interest on any debt security, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is in the interests of the holders of the debt securities of such series. In addition, Cox must deliver to the trustee, within 120 days after the end of each fiscal year, an officers' certificate indicating whether the signers thereof know of any default that occurred during the previous year. Cox also is required to deliver to the trustee, within 30 days after its occurrence, written notice of any events which would constitute certain defaults, their status and what action Cox is taking or proposes to take.

     Prior to the acceleration of the maturity of the debt securities of any series, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may on behalf of all the debt securities and any related coupons of that series waive any past default or event of default, except:

     - a default in the payment of the principal of, and premium, if any, or interest on, any of the debt securities or in the payment of any related coupon; and

     - a default that cannot be waived without the consent of each holder affected.

A waiver will serve to end such default, to cure any event of default, and to restore Cox, the trustee and holders of the affected debt securities to their former positions and rights. No such waiver will extend to any subsequent or other default.

AMENDMENTS AND WAIVERS

     Subject to specific exceptions, the indenture may be amended with respect to a series of debt securities with the consent of the holders of a majority in principal amount then outstanding of the debt securities of that series, including consents obtained in connection with a tender offer or exchange for the debt securities. Any past default or compliance with any provisions also may be waived with such a consent of the holders of a majority in principal amount then outstanding of the debt securities of such series. However, without the consent of each holder of an outstanding debt security of that series, no amendment may, among other things:

     - reduce the amount of debt securities of that series whose holders must consent to an amendment;

     - reduce the rate of, or extend the time for, payment of interest on any debt security of that series;

     - reduce the principal of or extend the stated maturity of any debt security of that series;

     - reduce the premium payable upon the redemption of any debt security of that series, or change the time at which any debt security of that series may or shall be redeemed;

     - make any debt securities of that series payable in a currency other than that stated in the debt securities of such series;

     - release any security that may have been granted in respect of the debt securities; or

     - make any change (1) affecting the rights of holders of a majority in principal amount of the outstanding debt securities of that series to direct the time, method and place of conducting proceedings for any remedy available to the trustee, (2) in the amendment provisions which requires each holder's consent, or (3) in the waiver provisions.

     Without the consent of any of the debt securities holders, Cox and the trustee may amend the indenture:

     - to cure any ambiguity, omission, defect or inconsistency;

     - to provide for the assumption by a successor entity of Cox's obligations under the indenture;

     - to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

     - to add guarantees with respect to the debt securities;

     - to secure the debt securities;

     - to add to the covenants for the benefit of holders of all or any series of the debt securities and to make a default of that additional covenant an event of default under the indenture for all or any series of debt securities;

     - to surrender any right or power conferred upon Cox;

     - to convey, transfer, assign, mortgage or pledge any property to or with the trustee, or to make such other provisions in regard to matters or questions arising under the indenture as shall not adversely affect the interests of any holders of debt securities;

     - to make any change that does not adversely affect the rights of any debt securities holder;

     - to provide for a successor or separate trustee with respect to the debt securities of one or more series; or

     - to comply with any SEC requirement in connection with the qualification of the indenture under the Trust Indenture Act.

     The indenture does not require the debt securities holders to give consent approving of the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the indenture becomes effective, Cox is required to mail to holders of the debt securities of the affected series a notice briefly describing such amendment. However, Cox's failure to give such notice to all holders of the debt securities of such series, or any defect in such notice, will not impair or affect the validity of the amendment.

DEFEASANCE

     Cox at any time may terminate all its obligations with respect to a particular series of debt securities, and under the indenture, with respect to the legal defeasance of such series, except for specific obligations including:

     - those respecting the defeasance trust;

     - to register the transfer or exchange of the debt securities;

     - to replace mutilated, destroyed, lost or stolen debt securities; and

     - to maintain a registrar and paying agent in respect of the debt securities.

     Cox at any time may terminate its obligations with respect to a series of debt securities under the covenants described under "-- Certain Covenants," other than the covenants described under "-- Mergers or sales of assets," and any other restrictive covenants described in the accompanying prospectus supplement relating to that series, as well as the operation of the cross-acceleration provision and the bankruptcy provisions described under "-- Defaults" above.

     Cox may exercise its legal defeasance option notwithstanding its prior exercise of the covenant defeasance option. If Cox exercises its legal defeasance option with respect to a particular series of debt securities, payment of the debt securities of that series may not be accelerated because of an event of default with respect thereto. If Cox exercises its covenant defeasance option with respect to a particular series of debt securities, payment of the debt securities of such series may not be accelerated because of an event of default as specified in paragraphs (4), (5) or (6) under "-- Defaults" above, with respect to restricted subsidiaries only, or paragraph
(8) above, except to the extent that any of the agreements or covenants referenced in such paragraphs remain applicable.

     In order to exercise either defeasance option with respect to a particular series of debt securities, Cox must deposit irrevocably in trust, with the trustee, money or U.S. Government obligations, which trust will be known as the defeasance trust. Through the payment of interest and principal on the debt securities in accordance with their terms the defeasance trust will provide money in an amount sufficient to pay all the principal, including any mandatory sinking fund payments, of, premium, if any, on, and interest on the debt securities of that series, to redemption or maturity, as the case may be. Cox also must comply with other specified conditions, including delivery to the trustee of an opinion of counsel to the effect that:

     - holders of the debt securities of that series will not recognize income gain or loss for United States federal income tax purposes as a result of such deposit and defeasance;

     - holders of the debt securities of that series will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

     - in the case of legal defeasance only, that opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law; and

     - the creation of the defeasance trust will not violate the Investment Company Act of 1940, as amended.

     In addition, Cox must deliver to the trustee an officers' certificate stating that Cox did not make such deposit with the intent of preferring the debt securities holders over other of Cox's creditors, or with the intent of defeating, hindering, delaying or defrauding its creditors or the creditors of others.

TRANSFER

     Holders may transfer or exchange the debt securities in accordance with the indenture. Unless Cox indicates otherwise in the applicable prospectus supplement, Cox will issue the debt securities in registered form and they will be transferable only upon the surrender of such debt securities for registration of transfer. Cox may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers or exchanges. Cox is not required to transfer or exchange any debt security selected for redemption. In addition, Cox is not required to transfer or exchange any debt security for a period of 15 days before a selection of debt securities to be redeemed or before any interest payment date.

GOVERNING LAW

     The indenture provides that it and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

GLOBAL SECURITIES

     Cox may issue the registered debt securities of a series in the form of one or more fully registered global securities which will be deposited with a depositary, or with a nominee for the depositary, as identified in the prospectus supplement relating to such series. A registered global security will be registered in the name of the depositary or its nominee. If registered debt securities are issued in global form, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by those registered global securities. Unless and until it is exchanged in whole for debt securities in definitive registered form, a registered global security may not be transferred except as a whole by the depositary:

     - to its nominee;

     - by its nominee to such depositary or another such nominee; or

     - by the depositary or any of its nominees to a successor of that depositary or the successor's nominee.

     The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security will be described in the prospectus supplement relating to such series. Cox anticipates that the following provisions will apply to all depositary arrangements.

     Ownership of beneficial interests in a registered global security will be limited to persons, who will be referred to as participants, who have accounts with the depositary for such registered global security, or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit the participants' accounts, on its book-entry registration and transfer system, with the respective principal amounts of the debt securities represented by such registered global security and beneficially owned by those participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of those debt securities, or by Cox if it offers and sells such debt securities directly. Ownership of beneficial interests in such registered global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary with respect to participants' interests, and on the records of participants with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability of those purchasers to own, transfer or pledge beneficial interests in registered global securities.

     So long as the depositary for a registered global security, or its nominee, is the registered owner of that registered global security, that depositary or that nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities registered in their names, will not receive or be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for such registered global security and, if such person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights a holder possesses under the indenture. Cox understands that under existing industry practices, if Cox requests any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the indenture, as the case may be, the depositary for such registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and such participants would authorize beneficial owners owning through such participants to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such registered global security. None of Cox, the trustee, the registrar or any other agent of Cox, of the trustee or of the registrar will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in such registered global security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Cox expects that the depositary for any debt securities represented by a registered global security, or its nominee, upon receipt of any payment of principal, premium or interest in respect of the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests as shown on the records of such depositary or its nominee. Cox also expects that payments by participants to owners of beneficial interests in the registered global security held through such participants will be governed by standing customer instructions and customary practices, and will be the responsibility of those participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in street name.

     If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary, or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and Cox does not appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days, Cox will issue such debt securities in definitive form in exchange for such registered global security. In addition, Cox may at any time and in its sole discretion determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, will issue such debt securities in definitive form in exchange for all of the registered global securities representing such debt securities. Any debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names as the depositary shall instruct the trustee or the registrar. Cox expects that such instructions, with respect to ownership of beneficial interests in the registered global security, will be based upon directions received by the depositary from participants.

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

                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

GENERAL

     The junior subordinated debentures will be issued in one or more series under a junior subordinated debenture indenture, as supplemented from time to time, between Cox and The Bank of New York, as the debenture trustee. The junior subordinated debenture indenture has been qualified under the Trust Indenture Act, and is subject to, and governed by, the Trust Indenture Act and is included as an exhibit to the registration statement of which this prospectus is a part. This summary of certain terms and provisions of the junior subordinated debentures and the junior subordinated debenture indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of such junior subordinated debentures and the junior subordinated debenture indenture, including the definitions therein of certain terms, and those terms made a part of the junior subordinated debenture indenture by the Trust Indenture Act.

     The applicable prospectus supplement will describe the specific terms of each series of junior subordinated debentures offered thereby, including:

     - the specific title and designation, aggregate principal amount, including any limit on the principal amount, purchase price and denominations of those junior subordinated debentures;

     - the date or dates on which the principal of those junior subordinated debentures is payable or the method of determining the same, if applicable;

     - the rate or rates, which may be fixed or variable, at which those junior subordinated debentures will bear interest, if any, or the method of determining the same, if applicable;

     - the date or dates from which interest, if any, shall accrue or the method of determining the same, if applicable, the interest payment dates, if any, on which interest will be payable or the manner of determining the same, if applicable, and the record dates for the determination of holders to whom interest is payable on those junior subordinated debentures;

     - the duration of the maximum consecutive period that Cox may elect to defer payments of interest on those junior subordinated debentures;

     - any redemption, repayment or sinking fund provisions;

     - whether those junior subordinated debentures are convertible into or exchangeable for Class A common stock or other securities or rights of Cox or other issuers, or a combination of the foregoing and, if so, the applicable conversion or exchange terms and conditions;

     - any applicable material United States federal income tax consequences;
       and

     - any other specific terms pertaining to those junior subordinated debentures, whether in addition to, or modification or deletion of, the terms described herein.

RANKING

     Each series of junior subordinated debentures will rank equally with all other series of junior subordinated debentures to be issued by Cox and sold to other trusts or other entities to be established by Cox that are similar to the Cox Trusts and will be unsecured and will rank subordinate and junior in right of payment, to the extent and in the manner set forth in the junior subordinated debenture indenture, to all senior indebtedness of Cox as defined in the junior subordinated debenture indenture. The junior subordinated debenture indenture will not limit the amount of secured or unsecured debt, including senior indebtedness, that may be incurred by Cox or its subsidiaries. See
"-- Subordination." As of June 30, 1999, the aggregate principal amount of senior indebtedness as defined in the junior subordinated debenture indenture was approximately $3.5 billion.

FORM, REGISTRATION AND TRANSFER

     The junior subordinated debentures will be issued in fully registered form. Until any dissolution of the applicable Cox Trust, the junior subordinated debentures will be held in the name of the property trustee in trust for the benefit of the holders of the related trust securities. If the junior subordinated debentures are distributed to the holders of the related trust securities, the junior subordinated debentures will be issued to such holders in the same form as the trust securities were held. Accordingly, any depositary arrangements for such junior subordinated debentures are expected to be substantially similar to those in effect for the trust preferred securities. See "Description of Trust Preferred Securities -- Global Trust Preferred Securities."

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable prospectus supplement, payment of principal of and premium, if any, on and interest on the junior subordinated debentures will be made at the office of the debenture trustee in The City of New York or at the office of such paying agent or paying agents as Cox may designate from time to time, except that at the option of Cox payment of any interest may be made, except in the case of a global certificate representing junior subordinated debentures, by:

          1. check mailed to the address of the person entitled thereto as such address shall appear in the applicable securities register for junior subordinated debentures or

          2. transfer to an account maintained by the person entitled thereto as specified in such securities register, provided that proper transfer instructions have been received by the relevant record date.

Payment of any interest on any junior subordinated debenture will be made to the person in whose name such junior subordinated debenture is registered at the close of business on the record date for such interest, except in the case of defaulted interest. Cox may at any time designate additional paying agents or rescind the designation of any paying agent; provided, however, Cox will at all times be required to maintain a paying agent in each place of payment for the junior subordinated debentures.

     Any moneys deposited with the debenture trustee or any paying agent, or then held by Cox in trust, for the payment of the principal of and premium, if any, on or interest on any junior subordinated debentures and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall, at the request of Cox, be repaid to Cox and the holder of such junior subordinated debentures shall thereafter look, as a general unsecured creditor, only to Cox for payment thereof.

OPTION TO EXTEND INTEREST PAYMENT DATE

     So long as no debenture event of default has occurred and is continuing, Cox will have the right under the junior subordinated debenture indenture to defer the payment of interest on the junior subordinated debentures at any time or from time to time up to the maximum period specified in the applicable prospectus supplement for the deferral of interest. Each of these deferral periods is referred to in this prospectus as an extension period. An extension period must end on an interest payment date and may not extend beyond the stated maturity of such junior subordinated debentures. At the end of an extension period, Cox must pay all interest then accrued and unpaid, together with interest on the accrued and unpaid interest, to the extent permitted by applicable law. During an extension period, interest will continue to accrue and holders of junior subordinated debentures, and holders of the related trust securities that are outstanding, will be required to accrue such deferred interest income for United States federal income tax purposes prior to the receipt of cash attributable to such income, regardless of the method of accounting used by the holders.

     Prior to the termination of any extension period, Cox may extend such extension period, provided that such extension does not

     - cause such extension period to exceed the maximum extension period,

     - end on a date other than an interest payment date, or

     - extend beyond the stated maturity of the related junior subordinated debentures.

Upon the termination of any extension period, or any extension of the related extension period, and the payment of all amounts then due, Cox may begin a new extension period, subject to the limitations described above. No interest shall be due and payable during an extension period except at the end thereof. Cox must give the debenture trustee notice of its election to begin or extend an extension period at least five business days prior to the earlier of:

     - the date cash distributions on the related trust securities would have been payable except for the election to begin or extend such extension period or

     - the date the applicable Cox Trust is required to give notice to any securities exchange or to holders of its trust preferred securities of the record date or the date cash distributions are payable, but in any event not less than five business days prior to such record date.

     The debenture trustee shall give notice of Cox's election to begin or extend an extension period to the holders of the trust preferred securities. Subject to the foregoing limitations, there is no limitation on the number of times that Cox may begin or extend an extension period.

RESTRICTIONS ON CERTAIN PAYMENTS

     Cox will covenant that if at any time:

          1. there shall have occurred any event of which Cox has actual knowledge that is, or with the giving of notice or the lapse of time, or both, would be, a debenture event of default;

          2. Cox shall be in default with respect to any of its payment obligations under the preferred securities guarantee; or

          3. Cox shall have given notice of its election to exercise its right to begin or extend an extension period as provided in the junior subordinated debenture indenture and shall not have rescinded such notice, and such extension period, or any extension thereof, shall have commenced and be continuing, then it will not:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Cox's capital stock;

     - make any payment of principal of or premium, if any, on or interest on or repay or repurchase or redeem any debt securities of Cox, including other junior subordinated debentures, that rank equally with or junior in right of payment to the junior subordinated debentures; or

     - make any guarantee payments with respect to any guarantee by Cox of the debt securities of any subsidiary of Cox, including under any guarantees to be issued by Cox with respect to securities of other Cox trusts or entities to be established by Cox similar to the Cox Trusts, if such guarantee ranks equally with or junior in right of payment to the junior subordinated debentures other than:

      - dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, Class A common stock and Class C common stock of Cox;

      - any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

      - payments under the preferred securities guarantee;

      - as a result of reclassification of Cox's capital stock or the exchange or conversion of one class or series of Cox's capital stock for another class or series of Cox's capital stock;

      - the purchase of fractional interests in shares of Cox's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

      - purchases of Class A and Class C common stock related to the issuance of Class A and Class C common stock or rights under any of Cox's benefit plans for its directors, officers, or employees or any of Cox's dividend reinvestment plans.

     So long as the trust securities remain outstanding, Cox also will covenant:

     - to maintain 100% direct or indirect ownership of the related trust common securities, provided that any permitted successor of Cox under the junior subordinated debenture indenture may succeed to Cox's ownership of such trust common securities;

     - to use its best efforts to cause each Cox Trust

      - to remain a business trust, except in connection with the distribution of junior subordinated debentures to the holders of related trust securities in liquidation of such Cox Trust, the conversion, exchange or redemption of all of such trust securities, or certain mergers, consolidations or amalgamations, each as permitted by the declaration of trust,

      - to otherwise continue to be classified as a grantor trust for United States federal income tax purposes;

     - to use its reasonable best efforts to cause each holder of its trust securities to be treated as owning an undivided beneficial interest in the related junior subordinated debentures; and

     - not to cause, as sponsor of the Cox Trusts, or to permit, as the trust common securities holder, the dissolution, liquidation or winding-up of any Cox Trust, except as provided in the declaration of trust.

MODIFICATION OF JUNIOR SUBORDINATED DEBENTURE INDENTURE

     From time to time, Cox and the debenture trustee may, without the consent of the holders of the junior subordinated debentures, amend, waive or supplement the junior subordinated debenture indenture for specified purposes, including, among other things, curing ambiguities or adding provisions, provided that any such action does not materially adversely affect the interests of the holders of the junior subordinated debentures, and maintaining the qualification of the junior subordinated debenture indenture under the Trust Indenture Act. The junior subordinated debenture indenture will permit Cox and the debenture trustee, with the consent of the holders of a majority in principal amount of all outstanding junior subordinated debentures affected thereby, to modify the junior subordinated debenture indenture in a manner affecting the rights of the holders of junior subordinated debentures; provided, however, that no such modification may, without the consent of the holder of each outstanding junior subordinated debenture so affected:

     - change the stated maturity or reduce the principal of any such junior subordinated debentures;

     - change the interest rate or the manner of calculation of the interest rate or extend the time of payment of interest on any such junior subordinated debentures except pursuant to Cox's right under the junior subordinated debenture indenture to defer the payment of interest as provided therein (see "-- Option to Extend Interest Payment Date");

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

     - change any of the conversion, exchange or redemption provisions applicable to any such junior subordinated debentures;

     - change the currency in respect of which payments of principal of or any premium or interest on any such junior subordinated debentures are to be made;

     - change the right of holders of trust securities to bring a direct action in respect of any required payments or conversion or exchange rights;

     - impair or affect the right of any holder of any such junior subordinated debentures to institute suit for the payment of the principal thereof or premium, if any, or interest thereon or for the conversion or exchange of any such junior subordinated debentures in accordance with their terms;

     - change the subordination provisions adversely to the holders of the junior subordinated debentures; or

     - reduce the percentage of principal amount of junior subordinated debentures the holders of which are required to consent to any such modification of the junior subordinated debenture indenture.

DEBENTURE EVENTS OF DEFAULT

     The following described events with respect to any series of junior subordinated debentures will constitute a debenture event of default, whatever the reason for such debenture event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body, unless such event is specifically deleted or modified in or pursuant to the supplemental indenture, board resolution or officers' certificate establishing the terms of such series pursuant to the junior subordinated debenture indenture:

          1. failure for 30 days to pay any interest on that series of junior subordinated debentures when due, subject to any permitted deferral; provided that, during any extension period for such series of junior subordinated debentures, failure to pay interest on such series of junior subordinated debentures will not constitute a debenture event of default; or

          2. failure to pay any principal of or premium, if any, on that series of junior subordinated debentures when due, whether at maturity, upon any redemption, by declaration of acceleration of maturity or otherwise; or

          3. if applicable, failure by Cox to deliver the required securities or other rights upon an appropriate conversion or exchange election by holders of that series of junior subordinated debentures or the related trust preferred securities; or

          4. failure to observe or perform any other agreement or covenant contained in the junior subordinated debenture indenture in respect of that series of junior subordinated debentures for 90 days after written notice to Cox from the debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of that series of junior subordinated debentures; or

          5. certain events in bankruptcy, insolvency or reorganization of Cox.

     The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures of any series have, subject to certain exceptions, the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee in respect of such junior subordinated debentures. The debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the junior subordinated debentures of any series may declare the principal of and any accrued interest on such junior subordinated debentures due and payable immediately upon a debenture event of default, other than a debenture event of default referred to in paragraph (5) above, which shall result in the immediate acceleration of the junior subordinated debentures. The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures of any series may annul such declaration and waive the default in respect of such junior subordinated debentures if the default, other than the non-payment of the principal and interest of the junior subordinated debentures which has become due solely by such acceleration, has been cured and a sum sufficient to pay all matured installments of interest and premium, if any, and principal due otherwise than by acceleration has been deposited with the debenture trustee.

     The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures of any series may, on behalf of the holders of all of the junior subordinated debentures of such series, waive any past default, except:

     - a default in the payment of the principal of or premium, if any, on or interest on the junior subordinated debentures, unless that default has been cured and a sum sufficient to pay all matured installments of interest and premium, if any, and principal due otherwise than by acceleration has been deposited with the debenture trustee; or

     - a default in respect of a covenant or provision which under the junior subordinated debenture indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture of such series.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

     To the extent any action under the junior subordinated debenture indenture is entitled to be taken by the holders of at least a specified percentage of junior subordinated debentures, holders of the corresponding trust preferred securities may take such action if such action is not taken by the property trustee of the related Cox Trust. Notwithstanding the foregoing, if a debenture event of default has occurred and is continuing and is attributable either to:

     - the failure of Cox to pay the principal of or premium, if any, on or interest on the junior subordinated debentures on the due date or

     - the failure by Cox to deliver the required securities or other rights upon an appropriate conversion or exchange right election,

a holder of the related trust preferred securities may institute a legal proceeding directly against Cox for enforcement of payment to such holder of the principal of or premium, if any, on or interest on such junior subordinated debentures having a principal amount equal to the liquidation amount of the trust preferred securities held by such holder or for enforcement of such conversion or exchange rights, as the case may be, which is referred to as a direct action. Cox may not amend the junior subordinated debenture indenture to remove the foregoing right to bring a direct action without the prior written consent of the holders of all of the trust preferred securities outstanding. If the right to bring a direct action is removed, the applicable Cox Trust may become subject to the reporting obligations under the Exchange Act. Notwithstanding any payments made to a holder of trust preferred securities by Cox in connection with a direct action, Cox shall remain obligated to pay the principal of and premium, if any, on and interest on the related junior subordinated debentures, and Cox shall be subrogated to the rights of the holder of such trust preferred securities with respect to payments on the trust preferred securities to the extent of any payments made by Cox to such holder in any direct action.

     The holders of the trust preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the related junior subordinated debentures unless an event of default has occurred and is continuing under the applicable declaration of trust. See "Description of Trust Preferred Securities -- Events of Default; Notice."

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

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     Cox shall not consolidate with or merge into any other person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any person, and no person shall consolidate with or merge into Cox or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to Cox, unless:

     - in case Cox consolidates with or merges into another person or conveys or transfers its properties and assets as an entirety or substantially as an entirety to any person, the successor person is organized under the laws of the United States or any State or the District of Columbia, and such successor person expressly assumes Cox's obligations under the junior subordinated debentures and the preferred securities guarantee;

     - immediately after giving effect thereto, no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default, shall have occurred and be continuing; and

     - certain other conditions as prescribed in the junior subordinated debenture indenture are met.

SATISFACTION AND DISCHARGE

     The junior subordinated debenture indenture will cease to be of further effect, except as to Cox's obligations to pay all other sums due pursuant to the junior subordinated debenture indenture and to provide the required officers' certificates and opinions of counsel, and Cox will be deemed to have satisfied and discharged the junior subordinated debenture indenture, when, among other things, all junior subordinated debentures not previously delivered to the debenture trustee for cancellation

     - have become due and payable, or

     - will become due and payable at maturity or upon redemption within one year, or

     - if redeemable at the option of Cox, are to be called for redemption within one year under arrangements satisfactory to the debenture trustee for the giving of notice of redemption by the debenture trustee in the name, and at the expense, of Cox, and Cox deposits or causes to be deposited with the debenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the debenture trustee for cancellation, for the principal and premium, if any, and interest to the date of the deposit or to the stated maturity thereof, as the case may be.

SUBORDINATION

     The junior subordinated debentures will rank subordinate and junior in right of payment to all senior indebtedness to the extent provided in the junior subordinated debenture indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of Cox, the holders of senior indebtedness will first be entitled to receive payment in full of such senior indebtedness before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect thereof.

     In the event of the acceleration of the maturity of junior subordinated debentures, the holders of all senior indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of such senior indebtedness before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect of the junior subordinated debentures.

     No payments on account of principal or premium, if any, or interest in respect of the junior subordinated debentures may be made if there shall have occurred and be continuing a default in any payment with respect to senior indebtedness, or an event of default with respect to any senior indebtedness resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

     Indebtedness shall mean:

     1. every obligation of Cox for money borrowed;

     2. every obligation of Cox evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

     3. every reimbursement obligation of Cox with respect to letters of credit, banker's acceptances or similar facilities issued for the account of Cox;

     4. every obligation of Cox issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

     5. every capital lease obligation of Cox which generally accepted accounting principles require to be classified and accounted for as a capital lease on Cox's balance sheet;

     6. all indebtedness of Cox, whether incurred on or prior to the date of the date of the junior subordinated debenture indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements;

     7. letters of credit, performance bonds and similar obligations issued in favor of governmental or franchising authorities as a term of a cable television franchise or other governmental franchise, license, permit or authorization held by such entity or any of its subsidiaries;

     8. every obligation of the type referred to in paragraphs (1) through (7) of another person and all dividends of another person the payment of which, in either case, Cox has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise; and

     9. obligations of the type referred to in paragraphs (1) through (8) of another person secured by any lien on any property or asset of Cox, whether or not such obligation is assumed by Cox; and all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the foregoing obligations.

     Indebtedness ranking on a parity with the junior subordinated debentures shall mean

          1. Indebtedness, whether outstanding on the date of execution of the junior subordinated debenture indenture or thereafter created, assumed or incurred, to the extent such Indebtedness specifically by its terms ranks equally with and not prior to the junior subordinated debentures in the right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of Cox, and

          2. all other debt securities, and guarantees in respect of those debt securities, issued to any other trust, or a trustee of such trust, partnership or other entity affiliated with Cox that is a financing vehicle of Cox, which is referred to as a financing entity, in connection with the issuance by such financing entity of equity securities or other securities guaranteed by Cox pursuant to an instrument that ranks equally with or junior in right of payment to the preferred securities guarantee.

The securing of any Indebtedness otherwise constituting indebtedness ranking on a parity with the junior subordinated debentures shall not prevent such Indebtedness from constituting indebtedness ranking on a parity with the junior subordinated debentures.

     Indebtedness ranking junior to the junior subordinated debentures shall mean any Indebtedness, whether outstanding on the date of execution of the junior subordinated debenture indenture or thereafter created, assumed or incurred, to the extent such Indebtedness by its terms ranks junior to and not equally with or prior to:

     - the junior subordinated debentures; and

     - any other Indebtedness ranking equally with the junior subordinated debentures in right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of Cox.

The securing of any Indebtedness otherwise constituting indebtedness ranking junior to the junior subordinated debentures shall not be deemed to prevent such Indebtedness from constituting Indebtedness ranking junior to the junior subordinated debentures.

     Senior indebtedness shall mean all Indebtedness, whether outstanding on the date of execution of the junior subordinated debenture indenture or thereafter created, assumed or incurred, except indebtedness ranking on a parity with the junior subordinated debentures or indebtedness ranking junior to the junior subordinated debentures.

GOVERNING LAW

     The junior subordinated debenture indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

     The debenture trustee shall be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to the foregoing, the debenture trustee will not be under any obligation to exercise any of the powers vested in it by the junior subordinated debenture indenture at the request of any holder of junior subordinated debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The debenture trustee will not be required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

     The trust preferred securities will be issued by a Cox Trust under the declaration of trust of such Cox Trust and will represent beneficial interests in the assets of such Cox Trust. The holders of such beneficial interests will be entitled to a preference over the trust common securities of such Cox Trust with respect to the payment of distributions and amounts payable on redemption of the trust preferred securities or the liquidation of such Cox Trust under the circumstances described under "-- Subordination of Trust Common Securities." The declaration of trust has been qualified under the Trust Indenture Act and is subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of the trust preferred securities and the declaration of trust does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of such trust preferred securities and such declaration of trust, including the definitions therein of certain terms, and those made a part of such declaration of trust by the Trust Indenture Act.

     Reference is made to the applicable prospectus supplement for a description of the specific terms of the trust preferred securities offered thereby, including:

     - the particular Cox Trust issuing such trust preferred securities;

     - the specific designation, number and purchase price of such trust preferred securities;

     - the annual distribution rate or method of calculation of the distribution rate for such trust preferred securities and, if applicable, the dates from which and upon which such distributions shall accumulate and be payable and the record dates therefor, and the maximum extension period for which such distributions may be deferred;

     - the liquidation amount per trust preferred security which shall be paid out of the assets of such Cox Trust to the holders thereof upon voluntary or involuntary dissolution, winding-up and liquidation of such Cox Trust;

     - the obligation or right, if any, of such Cox Trust to purchase or redeem its trust preferred securities and the price or prices at which, the date or dates on which or period or periods within which and the terms and conditions upon which, such trust preferred securities shall or may be purchased or redeemed, in whole or in part, pursuant to such obligation or right;

     - the terms and conditions, if any, upon which such trust preferred securities may be converted or exchanged, in addition to the circumstances described herein, into other securities or rights, or a combination of the foregoing, including the name of the issuer of such securities or rights, the initial conversion or exchange price or rate per trust preferred security and the date or dates on which or period or periods within which such conversion or exchange may be effected;

     - if applicable, any securities exchange upon which such trust preferred securities shall be listed;

     - whether such trust preferred securities are issuable in book-entry form only and, if so, the identity of the depositary and disclosure relating to the depositary arrangements; and

     - any other rights, preferences, privileges, limitations or restrictions of such trust preferred securities consistent with the declaration of trust or with law which may differ from those described in this prospectus.

Certain material United States federal income tax considerations applicable to any offering of trust preferred securities will also be described in the applicable prospectus supplement.

GENERAL

     The trust preferred securities of a Cox Trust will rank equally, and payments will be made thereon pro rata, with the trust common securities of that Cox Trust except as described under "-- Subordination of Trust Common Securities." The proceeds from the sale of trust preferred securities and trust common securities by a Cox Trust will be used by such Cox Trust to purchase an aggregate principal amount of junior subordinated debentures of Cox equal to the aggregate liquidation amount of such trust preferred securities and trust common securities. Legal title to such junior subordinated debentures will be held by the property trustee of the Cox Trust for the benefit of the holders of the related trust securities. In addition, Cox will execute a preferred securities guarantee for the benefit of the holders of the related trust preferred securities. The preferred securities guarantee will not guarantee payment of distributions or amounts payable on redemption of the trust preferred securities or liquidation of a Cox Trust when such Cox Trust does not have funds legally available for the payment thereof. See "Description of Preferred Securities Guarantees."

     The revenue of a Cox Trust available for distribution to holders of its trust preferred securities will be limited to payments received under the related junior subordinated debentures which such Cox Trust purchased with the proceeds from the sale of its trust securities. If Cox fails to make a required payment in respect of such junior subordinated debentures, the applicable Cox Trust will not have sufficient funds to make the related payments, including distributions, in respect of its trust preferred securities. Each of the Cox Trusts is a separate legal entity and the assets of one are not available to satisfy the obligations of any other.

DEFERRAL OF DISTRIBUTIONS

     So long as no debenture event of default has occurred and is continuing, Cox will have the right to defer the payment of interest on the junior subordinated debentures at any time or from time to time for up to the maximum extension period specified in the applicable prospectus supplement, provided that an extension period must end on an interest payment date and may not extend beyond the stated maturity of such junior subordinated debentures. If Cox elects to exercise such right, distributions on the related trust preferred securities will be deferred during any such extension period. Distributions to which holders of the trust preferred securities are entitled during any extension period will continue to accumulate additional distributions thereon. Cox has no current intention to exercise its right to defer payments of interest on the junior subordinated debentures Cox may issue and, accordingly, distributions on the related trust preferred securities.

REDEMPTION

     Upon the repayment at the stated maturity or redemption, in whole or in part, prior to the stated maturity of the junior subordinated debentures, the proceeds from such repayment or redemption shall be applied by the property trustee to redeem an aggregate liquidation amount of the related trust securities equal to the aggregate principal amount of such junior subordinated debentures so repaid or redeemed, upon not less than 30 nor more than 60 days prior written notice, at a redemption price equal to such aggregate liquidation amount plus accumulated distributions to the redemption date. Any redemption of trust securities shall be made and the applicable redemption price shall be payable on the redemption date only to the extent that the applicable Cox Trust has funds legally available for the payment thereof. See "-- Subordination of Trust Common Securities."

     If less than all of the junior subordinated debentures are to be redeemed prior to the stated maturity thereof, then the proceeds of such redemption shall be used to redeem the related trust securities on a pro rata basis among the trust preferred securities and the trust common securities of the applicable Cox Trust except as described under "-- Subordination of Trust Common Securities." If less than all of the trust preferred securities held in book-entry form, if any, are to be redeemed, such trust preferred securities will be redeemed in accordance with the procedures of The Depository Trust Company. See "-- Global Trust Preferred Securities."

REDEMPTION PROCEDURES

     If a Cox Trust gives a notice of redemption in respect of its trust preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are legally available,

     - with respect to trust preferred securities held by The Depository Trust Company or its nominee, the property trustee will deposit, or cause the paying agent to deposit, irrevocably with The Depository Trust Company funds sufficient to pay the applicable redemption price, and

     - with respect to trust preferred securities held in certificated form, the property trustee will irrevocably deposit with the paying agent funds sufficient to pay the applicable redemption price and will give such paying agent irrevocable instructions and authority to pay the applicable redemption price to the holders thereof upon surrender of their certificates evidencing the trust preferred securities.

     If notice of redemption shall have been given and funds irrevocably deposited as required, then, upon the date of such deposit, all rights of the holders of the trust preferred securities called for redemption will cease, except the right of such holders to receive the applicable redemption price, but without interest thereon, and such trust preferred securities will cease to be outstanding. In the event that any redemption date is not a business day, then the applicable redemption price payable on that date will be paid on the next succeeding day that is a business day, without any interest or other payment in respect of any such delay, with the same force and effect as if made on that date. In the event that payment of the applicable redemption price is improperly withheld or refused and not paid either by the applicable Cox Trust or by

Cox pursuant to the preferred securities guarantee as described under "Description of Preferred Securities Guarantees,"

     - distributions on the related trust preferred securities will continue to accumulate from the redemption date originally established by such Cox Trust to the date such applicable redemption price is actually paid, and

     - the actual payment date will be the redemption date for purposes of calculating the applicable redemption price.

     Subject to applicable law, including, without limitation, United States federal securities law, Cox or its subsidiaries may at any time and from time to time purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

LIQUIDATION OF A COX TRUST AND DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

     Cox will have the right at any time to dissolve a Cox Trust and cause the related junior subordinated debentures to be distributed to the holders of the trust securities of such Cox Trust in liquidation of such Cox Trust after satisfaction, or reasonable provision for satisfaction, of liabilities to creditors of such Cox Trust as required by applicable law. Such right is subject to Cox having received an opinion of counsel to the effect that such distribution will not be a taxable event to holders of the trust preferred securities of such Cox Trust.

     The applicable Cox Trust shall automatically dissolve upon the first to occur of:

          1. certain events of bankruptcy, dissolution or liquidation of Cox;

          2. the distribution of the related junior subordinated debentures to the holders of the trust securities of such Cox Trust, if Cox, as sponsor, has given written direction to the property trustee to dissolve such Cox Trust, which direction is optional and, except as described above, wholly within the discretion of Cox, as sponsor;

          3. the redemption of all of the trust securities of such Cox Trust;

          4. expiration of the term of such Cox Trust; and

          5. the entry of an order for the dissolution of such Cox Trust by a court of competent jurisdiction.

     If a dissolution occurs as described in paragraph (1), (2), (4) or (5) above, the applicable Cox Trust shall be liquidated by the issuer trustees as expeditiously as the issuer trustees determine to be possible by distributing, after satisfaction, or reasonable provision for satisfaction, of liabilities to creditors of such Cox Trust as provided by applicable law, to the holders of the trust securities and the related junior subordinated debentures, unless such distribution is determined by the property trustee not to be practicable, in which event such holders will be entitled to receive out of the assets of such Cox Trust legally available for distribution to holders, after satisfaction of liabilities to creditors of such Cox Trust as provided by applicable law, an amount equal to the aggregate of the liquidation amount per trust security specified in the applicable prospectus supplement plus accumulated distributions thereon to the date of payment. If the liquidation distribution can be paid only in part because the applicable Cox Trust has insufficient assets legally available to pay in full the aggregate liquidation distribution, then the amounts payable directly by such Cox Trust on its trust securities shall be paid on a pro rata basis, except that if a debenture event of default has occurred and is continuing, the trust preferred securities of such Cox Trust shall have a priority over the trust common securities of such Cox Trust in respect of such amounts. See "-- Subordination of Trust Common Securities."

     After a date is fixed for any distribution of junior subordinated debentures to holders of the related trust securities:

     - such trust securities will no longer be deemed to be outstanding;

     - each registered global certificate, if any, representing such trust securities will be exchanged for a registered global certificate representing the junior subordinated debentures to be delivered upon such distribution; and

     - any trust securities in certificated form will be deemed to represent junior subordinated debentures having a principal amount equal to the liquidation amount of such trust securities, and bearing accrued interest in an amount equal to the accumulated distributions on such trust securities until such certificates are presented to the administrative trustees or their agent for cancellation, whereupon Cox will issue to such holder, and the debenture trustee will authenticate, junior subordinated debentures in certificated form.

     There can be no assurance as to the market prices for the trust preferred securities or the junior subordinated debentures that may be distributed in exchange for such trust preferred securities if a dissolution and liquidation of the applicable Cox Trust were to occur. Accordingly, the trust preferred securities that an investor may purchase, or the junior subordinated debentures that the investor may receive on dissolution and liquidation of the applicable Cox Trust, may trade at a discount to the price that the investor paid to purchase such trust preferred securities.

SUBORDINATION OF TRUST COMMON SECURITIES

     Payment of distributions on, and the applicable redemption price of, trust securities shall be made pro rata among the trust preferred securities and the trust common securities of the applicable Cox Trust based on their respective liquidation amounts; provided, however, that if on any distribution date or redemption date a debenture event of default has occurred and is continuing, no payment of any distribution on, or applicable redemption price of, any of the trust common securities of the applicable Cox Trust, and no other payment on account of the redemption, liquidation or other acquisition of such trust common securities, shall be made unless payment in full in cash of all accumulated distributions on all of the outstanding trust preferred securities of such Cox Trust for all distribution periods terminating on or prior thereto, or in the case of payment of the applicable redemption price, the full amount of such redemption price, shall have been made or provided for, and all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or applicable redemption price of, such trust preferred securities then due and payable.

     Upon the occurrence and continuance of an event of default under the declaration of trust, Cox, as the trust common securities holder of the applicable Cox Trust, will be deemed to have waived any right to act with respect to such event of default until the effect of such event of default shall have been cured, waived or otherwise eliminated. Until any such event of default has been so cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of the trust preferred securities of such Cox Trust and not on behalf of Cox as the trust common securities holder, and only the holders of such trust preferred securities will have the right to direct the property trustee to act on their behalf.

EVENTS OF DEFAULT; NOTICE

     The occurrence of an event of default under the junior subordinated debenture indenture will constitute an event of default under the declaration of trust. Within ten business days after the occurrence of an event of default under the declaration of trust actually known to the property trustee, the property trustee shall transmit notice of such event of default to the holders of the trust preferred securities of the applicable Cox Trust, the administrative trustees and Cox, as sponsor, unless such event of default shall have been cured or waived.

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

     For a discussion of the limited circumstances in which holders of trust preferred securities may bring a direct action against Cox, see "Description of Junior Subordinated Debentures -- Enforcement of Certain Rights by Holders of Trust Preferred Securities."

REMOVAL OF TRUSTEES

     Unless a debenture event of default has occurred and is continuing, any issuer trustee may be removed at any time by Cox as the trust common securities holder of the applicable Cox Trust. If a debenture event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed at such time only by the holders of a majority in liquidation amount of the outstanding trust preferred securities of the applicable Cox Trust. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in Cox as the trust common securities holder. No resignation or removal of an issuer trustee, and no appointment of a successor trustee, shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable declaration of trust.

MERGER OR CONSOLIDATION OF TRUSTEES

     Any person into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which such issuer trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such issuer trustee, shall be the successor of such issuer trustee under the declaration of trust, provided such person shall be otherwise qualified and eligible.

MERGERS, CONVERSIONS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF A COX
TRUST

     The applicable Cox Trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other person, except as described below or as otherwise described under "-- Liquidation a Cox Trust and Distribution of Junior Subordinated Debentures." A Cox Trust may, at the request of Cox, as sponsor, with the consent of the administrative trustees but without the consent of the holders of its trust preferred securities, merge with or into, convert into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any State; provided that:

     - such successor entity either

      - expressly assumes all of the obligations of such Cox Trust with respect to the trust securities of such Cox Trust, or

      - substitutes for the trust securities of such Cox Trust other securities having substantially the same terms as such trust securities so long as the successor securities rank the same as such trust securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

     - Cox expressly appoints a trustee of such successor entity possessing the same powers and duties as the property trustee with respect to the related junior subordinated debentures;

     - the successor securities are listed, or any successor securities will be listed upon notification of issuance, on each national securities exchange or other organization on which the trust securities of such Cox Trust are then listed, if any;

     - such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust securities, including any successor securities, of such Cox Trust or the related junior subordinated debentures to be downgraded or placed under surveillance or review by any nationally recognized statistical rating organization;

     - such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of such Cox Trust in any material respect, other than any dilution of such holders' interests in the new entity;

     - such successor entity has a purpose substantially identical to that of such Cox Trust;

     - prior to such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, Cox has received an opinion from independent counsel to such Cox Trust experienced in such matters to the effect that

      - such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of such Cox Trust in any material respect, other than any dilution of such holders' interests in the new entity, and

      - following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither such Cox Trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

     - Cox or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the successor securities at least to the extent provided by the preferred securities guarantee and the common securities guarantee for the benefit of the owner of the common securities of such Cox Trust.

Notwithstanding the foregoing, such Cox Trust shall not, except with the consent of each holder of its trust securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause such Cox Trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF A DECLARATION OF TRUST

     Except as provided below and under "-- Mergers, Conversions, Consolidations, Amalgamations or Replacements of a Cox Trust" and "Description of Preferred Securities Guarantees -- Amendments and Assignment" and as otherwise required by law and the applicable declaration of trust, the holders of trust preferred securities will have no voting rights.

     The declaration of trust may be amended from time to time by Cox, the property trustee and the administrative trustees, without the consent of the holders of the trust securities of the applicable Cox Trust,

     - to cure any ambiguity, correct or supplement any provisions in such declaration of trust that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such declaration of trust, which shall not be inconsistent with the other provisions of such declaration of trust, or

     - to modify, eliminate or add to any provisions of such declaration of trust to such extent as shall be necessary to ensure that such Cox Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any of its trust securities are outstanding or to ensure that such Cox Trust will not be required to register as an investment company under the Investment Company Act;

provided, however, that in each case, such action shall not adversely affect in any material respect the interests of the holders of such trust securities.

     A declaration of trust may be amended by the issuer trustees and Cox

     - with the consent of holders of a majority in liquidation amount of the outstanding trust securities of the applicable Cox Trust, and

     - upon receipt by the issuer trustees of an opinion of counsel experienced in such matters to the effect that such amendment or the exercise of any power granted to the issuer trustees in accordance with such amendment will not affect such Cox Trust's status as a grantor trust for United States federal income tax purposes or such Cox Trust's exemption from status as an investment company under the Investment Company Act;

provided, however, that, without the consent of each holder of such trust securities, such declaration of trust may not be amended to:

     - change the distribution rate or manner of calculation of the distribution rate, amount, timing or currency or otherwise adversely affect the method of any required payment;

     - change the purpose of the applicable Cox Trust;

     - authorize the issuance of any additional beneficial interests in such Cox Trust;

     - change the conversion, exchange or redemption provisions;

     - change the conditions precedent for Cox to elect to dissolve such Cox Trust and distribute the related junior subordinated debentures to the holders of such trust securities;

     - change the liquidation distribution or other provisions relating to the distribution of amounts payable upon the dissolution and liquidation of such Cox Trust;

     - affect the limited liability of any holder of such trust securities; or

     - restrict the right of a holder of such trust securities to institute suit for the enforcement of any required payment on or after the due date therefor or for the conversion or exchange of such trust securities in accordance with their terms.

     So long as any junior subordinated debentures are held by the property trustee, the issuer trustees shall not:

     - direct the time, method and place of conducting any proceeding for any remedy available to such trustee, or execute any trust or power conferred on the trustee, with respect to the junior subordinated debentures;

     - waive certain past defaults under the junior subordinated debenture indenture;

     - exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of such junior subordinated debentures; or

     - consent to any amendment, modification or termination of the junior subordinated debenture indenture or such junior subordinated debentures where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding trust preferred securities of the applicable Cox Trust;

provided, however, that where a consent under the junior subordinated debenture indenture would require the consent of each holder affected thereby, no such consent shall be given by the property trustee without the prior approval of each holder of the related trust preferred securities. The issuer trustees shall not revoke any action previously authorized or approved by a vote of the holders of trust preferred securities except by subsequent vote of such holders. The property trustee shall notify each holder of trust preferred securities of any notice of default with respect to the related junior subordinated debentures. In addition to obtaining approvals of holders of trust preferred securities referred to above, prior to taking any of the foregoing actions, the issuer trustees shall obtain an opinion of counsel experienced in such matters to the effect that the applicable Cox Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

     Any required approval of holders of trust preferred securities may be given at a meeting of such holders convened for such purpose or pursuant to written consent. The administrative trustees will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote to be given to each holder of record of trust preferred securities in the manner set forth in the applicable declaration of trust.

     Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances referred to above, any trust preferred securities that are owned by Cox or any affiliate of Cox shall, for purposes of such vote or consent, be treated as if they were not outstanding.

GLOBAL TRUST PREFERRED SECURITIES

     If specified in the applicable prospectus supplement, trust preferred securities may be represented by one or more global certificates deposited with, or on behalf of, The Depository Trust Company, or other depositary identified in such prospectus supplement, or a nominee thereof, in each case for credit to an account of a participant in The Depository Trust Company or other depositary. The identity of the depositary and the specific terms of the depositary arrangements with respect to the trust preferred securities to be represented by one or more global certificates will be described in the applicable prospectus supplement. However, unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company will be the depositary and the depositary arrangements described with respect to the debt securities will apply to such trust preferred securities as well, except all references to Cox shall include the Cox Trusts and all references to the applicable indenture will refer to the applicable declaration of trust. See "Description of Debt
Securities -- Global Securities."

PAYMENT AND PAYING AGENT

     Payments in respect of any global certificate representing trust preferred securities shall be made to Cede & Co. as nominee of The Depository Trust Company, or other applicable depositary or its nominee, which shall credit the relevant accounts at The Depository Trust Company or such other depositary on the applicable payment dates, while payments in respect of trust preferred securities in certificated form shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The paying agent shall initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and Cox. The paying agent shall be permitted to resign as paying agent upon 30 days prior written notice to the property trustee, the administrative trustees and Cox. In the event that the property trustee shall no longer be the paying agent, the administrative trustees shall appoint a successor, which shall be a bank or trust company acceptable to the administrative trustees and Cox, to act as paying agent.

REGISTRAR AND TRANSFER AGENT

     The property trustee will act as registrar and transfer agent for the trust preferred securities.

     Registration of transfers of trust preferred securities will be effected without charge by or on behalf of the applicable Cox Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. A Cox Trust will not be required to register or cause to be registered the transfer of its trust preferred securities after they have been converted, exchanged, redeemed or called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee, other than during the occurrence and continuance of an event of default under the applicable declaration of trust, will undertake to perform only such duties as are specifically set forth in such declaration of trust and, during the continuance of such event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the property trustee will not be under any obligation to exercise any of the powers vested in it by such declaration of trust at the request of any holder of the related trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no such event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in such declaration of trust or is unsure of the application of any provision of such declaration of trust, and the matter is not one on which holders of trust preferred securities or trust common securities are entitled under such declaration of trust to vote, then the property trustee shall take such action as is directed by Cox and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the related trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

     The administrative trustees are authorized and directed to conduct the affairs of and to operate the applicable Cox Trust in such a way that:

     - such Cox Trust will not be deemed to be an investment company required to be registered under the Investment Company Act;

     - such Cox Trust will be classified as a grantor trust for United States federal income tax purposes; and

     - the related junior subordinated debentures will be treated as indebtedness of Cox for United States federal income tax purposes.

     Cox and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the applicable Cox Trust or the applicable declaration of trust, that the administrative trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the related trust securities.

     Holders of trust preferred securities will not have any preemptive or similar rights.

     A Cox Trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

                 DESCRIPTION OF PREFERRED SECURITIES GUARANTEES

     A preferred securities guarantee will be executed and delivered by Cox concurrently with the issuance by a Cox Trust of its trust preferred securities for the benefit of the holders from time to time of such trust preferred securities and will be held for such holders by The Bank of New York, as preferred securities guarantee trustee. Each preferred securities guarantee has been qualified as an indenture under the Trust Indenture Act and is subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of a preferred securities guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of such preferred securities guarantee, including the definitions therein of certain terms, and those made a part of such preferred securities guarantee by the Trust Indenture Act.

GENERAL

     Cox will irrevocably agree to pay in full, to the extent set forth herein, the guarantee payments to the holders of the related trust preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the applicable Cox Trust may have or assert other than the defense of payment. The following payments, which are referred to as guarantee payments, with respect to trust preferred securities, to the extent not paid by or on behalf of the applicable Cox Trust, will be subject to the preferred securities guarantee:

     - any accumulated distributions required to be paid on such trust preferred securities, to the extent that such Cox Trust has funds legally available therefor at such time;

     - the applicable redemption price with respect to such trust preferred securities called for redemption, to the extent that such Cox Trust has funds legally available therefor at such time; or

     - upon a voluntary or involuntary dissolution and liquidation of such Cox Trust, other than in connection with the distribution of the related junior subordinated debentures to holders of such trust preferred securities or the redemption, conversion or exchange of the trust preferred securities, the lesser of

      - the amounts due upon the dissolution and liquidation of such Cox Trust, to the extent that such Cox Trust has funds legally available therefor at the time, and

      - the amount of assets of such Cox Trust remaining available for distribution to holders of its trust preferred securities after satisfaction of liabilities to creditors of such Cox Trust as required by applicable law.

     Cox's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Cox to the holders of the trust preferred securities entitled thereto or by causing the applicable Cox Trust to pay such amounts to such holders.

     Cox will, through the preferred securities guarantee, the declaration of trust, the related junior subordinated debentures and junior subordinated debenture indenture, taken together, fully, irrevocably and unconditionally guarantee all of the applicable Cox Trust's obligations under its trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of a Cox Trust's obligations under its trust preferred securities.

RANKING

     Unless otherwise specified in the applicable prospectus supplement, each preferred securities guarantee will constitute an unsecured obligation of Cox and will rank

     - subordinate and junior in right of payment to all other liabilities of Cox, including all senior debt securities, any subordinated debt securities and the junior subordinated debentures, except those made ratable or subordinate by their terms, and

     - senior to all capital stock now or hereafter issued by Cox and to any guarantee now or hereafter entered into by Cox in respect of any of its capital stock.

     The declaration of trust will provide that each holder of trust preferred securities by acceptance thereof agrees to the subordination provisions and other terms of the related preferred securities guarantee. The preferred securities guarantee will rank subordinate to, or equally with, all other guarantees to be issued by Cox with respect to securities of other trusts or other entities to be established by Cox that are similar to a Cox Trust.

     The preferred securities guarantees will not limit the amount of secured or unsecured debt, including senior indebtedness as defined in the junior subordinated debenture indenture, that may be incurred by Cox or any of its subsidiaries.

PREFERRED SECURITIES GUARANTEE OF PAYMENT

     Each preferred securities guarantee will constitute a guarantee of payment and not of collection. In other words, the guaranteed party may institute a legal proceeding directly against Cox to enforce its rights under such preferred securities guarantee without first instituting a legal proceeding against any other person or entity. A preferred securities guarantee will not be discharged except by payment of the related preferred securities guarantee payments in full to the extent not paid by the applicable Cox Trust or upon distribution of its trust preferred securities to the holders of the related junior subordinated debentures.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not materially adversely affect the rights of holders of the related trust preferred securities, in which case no approval will be required, the applicable preferred securities guarantee may not be amended without the prior approval of the holders of a majority of the liquidation amount of such outstanding trust preferred securities. The manner of obtaining any such approval will be as set forth under "Description of Trust Preferred Securities -- Voting Rights; Amendment of a Declaration of Trust." All guarantees and agreements contained in a preferred securities guarantee shall bind the successors, assigns, receivers, trustees and representatives of Cox and shall inure to the benefit of the holders of the related trust preferred securities then outstanding.

EVENTS OF DEFAULT

     An event of default under a preferred securities guarantee will occur upon the failure of Cox to perform any of its payment or other obligations thereunder, provided that, except with respect to a default in respect of any preferred securities guarantee payment, Cox shall have received notice of such default and shall not have cured such default within 60 days of such receipt. The holders of a majority in liquidation amount of the related trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the preferred securities guarantee trustee in respect of the applicable preferred securities guarantee or to direct the exercise of any trust or power conferred upon the preferred securities guarantee trustee under such preferred securities guarantee.

     If the preferred securities guarantee trustee fails to enforce a preferred securities guarantee, any holder of the related trust preferred securities may institute a legal proceeding directly against Cox to enforce its rights under such preferred securities guarantee without first instituting a legal proceeding against the applicable Cox Trust, the preferred securities guarantee trustee or any other person or entity.

TERMINATION

     A preferred securities guarantee will terminate and be of no further force and effect upon:

     - full payment of the applicable redemption price of the related trust preferred securities;

     - full payment of all amounts due upon the dissolution and liquidation of the applicable Cox Trust; or

     - the conversion or exchange of all of the related trust preferred securities, whether upon distribution of junior subordinated debentures to the holders of such trust preferred securities or otherwise.

A preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related trust preferred securities must restore payment of any sums paid under such trust preferred securities or such preferred securities guarantee.

GOVERNING LAW

     Each preferred securities guarantee will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE PREFERRED SECURITIES GUARANTEE TRUSTEE

     The preferred securities guarantee trustee, other than during the occurrence and continuance of a default by Cox in performance of a preferred securities guarantee, will undertake to perform only such duties as are specifically set forth in the preferred securities guarantee and, during the continuance of such default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the preferred securities guarantee trustee will not be under any obligation to exercise any of the powers vested in it by a preferred securities guarantee at the request of any holder of the related trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

LIMITED PURPOSE OF COX TRUST

     The trust preferred securities will represent preferred beneficial interests in the applicable Cox Trust, and each Cox Trust exists for the sole purpose of issuing and selling its trust securities, using the proceeds from the sale of its trust securities to acquire the related junior subordinated debentures of Cox and engaging in only those other activities necessary, advisable or incidental thereto.

RIGHTS UPON DISSOLUTION

     Unless the junior subordinated debentures are distributed to holders of the related trust securities, upon any voluntary or involuntary dissolution and liquidation of the applicable Cox Trust, after satisfaction of the liabilities of creditors of such Cox Trust as required by applicable law, the holders of such trust securities will be entitled to receive, out of assets held by such Cox Trust, the liquidation distribution in cash. See "Description of Trust Preferred Securities -- Liquidation of a Cox Trust and Distribution of Junior Subordinated Debentures." Upon any voluntary or involuntary liquidation or bankruptcy of Cox, the property trustee, as holder of the junior subordinated debentures, would be a creditor of Cox, subordinated in right of payment to all senior indebtedness as set forth in the junior subordinated debenture indenture, but entitled to receive payment in full of principal and premium, if any, and interest in respect of such junior subordinated debentures, before any stockholders of Cox receive payments or distributions.

               RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
                THE CORRESPONDING JUNIOR SUBORDINATED DEBENTURES
                    AND THE PREFERRED SECURITIES GUARANTEES

     Full and Unconditional Guarantee. Cox will irrevocably guarantee payments of distributions and other amounts due on the trust preferred securities to the extent the applicable Cox Trust has funds available for the payment of the distributions as and to the extent set forth under "Description of Preferred Securities Guarantees." Taken together, Cox's obligations under the junior subordinated debentures, the securities resolution, the junior subordinated debenture indenture, the declaration of trust and the preferred securities guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the full guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the applicable Cox Trust's obligations under the trust preferred securities.

     If and to the extent that Cox does not make payments on the junior subordinated debentures, the applicable Cox Trust will not pay distributions or other amounts due on its trust preferred securities. A preferred securities guarantee does not cover payment of distributions when such Cox Trust does not have sufficient funds to pay the distributions. In that event, the remedy for a holder of trust preferred securities is to institute a legal proceeding directly against Cox for enforcement of payment of the distributions to such holder.

     Sufficiency of Payments. As long as all payments are made when due on the junior subordinated debentures, those payments will be sufficient to cover distributions and other payments due on the trust preferred securities. This is primarily because:

     - the aggregate principal amount of the junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the trust preferred securities and trust common securities;

     - the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate and distribution and other payment dates for the trust preferred securities;

     - Cox, as borrower, has promised to pay any and all costs, expenses and liabilities of the applicable Cox Trust except such Cox Trust's obligations under its trust preferred securities; and

     - the declaration of trust provides that the applicable Cox Trust will not engage in any activity that is not consistent with the limited purposes of such Cox Trust.

     Cox has the right to set-off any payment Cox is otherwise required to make under the junior subordinated debenture indenture if and to the extent Cox has already made, or is concurrently making, a payment under the applicable preferred securities guarantee agreement.

     Enforcement Rights of Holders of Trust Preferred Securities. A holder of a trust preferred security may institute a legal proceeding directly against Cox to enforce its rights under the applicable preferred securities guarantee agreement without first instituting a legal proceeding against the preferred securities guarantee trustee, the applicable Cox Trust or anyone else.

     Cox's default or event of default under any other senior or subordinated indebtedness would not necessarily constitute a trust event of default. However, in the event of payment defaults under, or acceleration of, Cox's senior or subordinated indebtedness, the subordination provisions of the applicable securities resolution will provide that no payments may be made in respect of the junior subordinated debentures until the senior or subordinated indebtedness has been paid in full or any payment default thereunder has been cured or waived. Cox's failure to make required payments on any junior subordinated debentures would constitute a trust event of default.

     Limited Purpose of a Cox Trust. The applicable Cox Trust's trust preferred securities evidence undivided beneficial ownership interests in the assets of the applicable Cox Trust, and each Cox Trust exists for the sole purposes of issuing its trust preferred securities and trust common securities, investing the proceeds in junior subordinated debentures and engaging in only those other activities necessary, convenient or incidental to those purposes. A principal difference between the rights of a holder of a trust preferred security and a holder of a corresponding junior subordinated debenture is that a holder of a junior subordinated debenture is entitled to receive from Cox the principal amount of and interest accrued on the corresponding junior subordinated debentures, while a holder of trust preferred securities is entitled to receive distributions from the applicable Cox Trust, or from Cox under the preferred securities guarantee agreement, if and to the extent the applicable Cox Trust has funds available for the payment of the distributions.

     Rights Upon Dissolution. Upon any voluntary or involuntary dissolution of a Cox Trust involving the liquidation of the junior subordinated debentures, the holders of the trust preferred securities will be entitled to receive the liquidation distribution in cash, out of assets of such Cox Trust and after satisfaction of creditors of such Cox Trust as provided by applicable law. If Cox becomes subject to any voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the junior subordinated debentures, would be one of Cox's junior subordinated creditors. The property trustee would be subordinated in right of payment to all of Cox's senior indebtedness and subordinated indebtedness, but it would be entitled to receive payment in full of principal and interest before Cox's stockholders receive payments or distributions. Cox is the guarantor under the preferred securities guarantee agreements and pursuant to the junior subordinated debenture indenture, as borrower, has agreed to pay all costs, expenses and liabilities of the applicable Cox Trust other than the applicable Cox Trust's obligations to the holders of the trust preferred securities. Accordingly, in the event of Cox's liquidation or bankruptcy the positions of a holder of trust preferred securities and of a holder of junior subordinated debentures are expected to be substantially the same relative to Cox's other creditors and to Cox's stockholders.

                       DESCRIPTION OF CAPITAL SECURITIES

     The capital securities will be issued by a Cox Trust under a declaration of trust and will represent beneficial interests in such Cox Trust. The holders of such beneficial interests will be entitled to a preference over the trust common securities of such Cox Trust with respect to the payment of distributions and amounts payable on redemption of the capital securities or the liquidation of such Cox Trust under the circumstances described under "-- Subordination of Trust Common Securities." The declaration of trust has been qualified under the Trust Indenture Act and is subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of the capital securities and the declaration of trust does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of such capital securities and such declaration of trust, including the definitions therein of certain terms, and those made a part of such declaration of trust by the Trust Indenture Act.

     Reference is made to the applicable prospectus supplement for a description of the specific terms of the capital securities offered thereby, including:

     - the particular Cox Trust issuing such capital securities;

     - the specific designation, number and purchase price of such capital securities;

     - the annual distribution rate or method of calculation of the distribution rate for such capital securities and, if applicable, the dates from which and upon which such distributions shall accumulate and be payable and the record dates therefor, and the maximum extension period for which such distributions may be deferred;

     - the liquidation amount per capital security which shall be paid out of the assets of such Cox Trust to the holders thereof upon voluntary or involuntary dissolution, winding-up and liquidation of such Cox Trust;

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

     - the obligation or right, if any, of such Cox Trust to purchase or redeem its capital securities and the price or prices at which, the date or dates on which or period or periods within which and the terms and conditions upon which, such capital securities shall or may be purchased or redeemed, in whole or in part, pursuant to such obligation or right;

     - the terms and conditions, if any, upon which such capital securities may be converted or exchanged, in addition to the circumstances described herein, into other securities or rights, or a combination of the foregoing, including the name of the issuer of such securities or rights, the initial conversion or exchange price or rate per capital security and the date or dates on which or period or periods within which such conversion or exchange may be effected;

     - if applicable, any securities exchange upon which such capital securities shall be listed;

     - whether such capital securities are issuable in book-entry form only and, if so, the identity of the depositary and disclosure relating to the depositary arrangements; and

     - any other rights, preferences, privileges, limitations or restrictions of such capital securities consistent with the declaration of trust or with law which may differ from those described in this prospectus.

Certain material United States federal income tax considerations applicable to any offering of capital securities will also be described in the applicable prospectus supplement.

GENERAL

     The capital securities of a Cox Trust will rank equally, and payments will be made thereon pro rata, with the trust common securities of that Cox Trust except as described under "-- Subordination of Trust Common Securities." The proceeds from the sale of capital securities and trust common securities by a Cox Trust will be used by such Cox Trust to purchase an aggregate principal amount of senior debt securities of Cox equal to the aggregate liquidation amount of such capital securities and trust common securities. Legal title to such senior debt securities will be held by the property trustee of the Cox Trust for the benefit of the holders of the related trust securities. In addition, Cox will execute a capital securities guarantee for the benefit of the holders of the related capital securities. The capital securities guarantee will not guarantee payment of distributions or amounts payable on redemption of the capital securities or liquidation of a Cox Trust when such Cox Trust does not have funds legally available for the payment thereof. See "Description of Capital Securities Guarantees."

     The revenue of a Cox Trust available for distribution to holders of its capital securities will be limited to payments received under the related senior debt securities which such Cox Trust purchased with the proceeds from the sale of its trust securities. If Cox fails to make a required payment in respect of such senior debt securities, the applicable Cox Trust will not have sufficient funds to make the related payments, including distributions, in respect of its capital securities. Each of the Cox Trusts is a separate legal entity and the assets of one are not available to satisfy the obligations of any other.

DEFERRAL OF DISTRIBUTIONS

     If so specified in the related prospectus supplement, so long as no event of default with respect to the senior debt securities has occurred and is continuing, Cox will have the right to defer the payment of interest on the senior debt securities, at any time or from time to time, for up to the maximum extension period specified in such prospectus supplement, provided that an extension period must end on an interest payment date and may not extend beyond the stated maturity of such senior debt securities. If Cox elects to exercise such right, distributions on the related capital securities will be deferred during any such extension period. Distributions to which holders of the capital securities are entitled during any extension period will continue to accumulate additional distributions thereon.

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

REDEMPTION

     Upon the repayment at the stated maturity or redemption, in whole or in part, prior to the stated maturity of the senior debt securities, the proceeds from such repayment or redemption shall be applied by the property trustee to redeem an aggregate liquidation amount of the related securities equal to the aggregate principal amount of such senior debt securities so repaid or redeemed, upon not less than 30 nor more than 60 days prior written notice, at a redemption price equal to such aggregate liquidation amount plus accumulated distributions to the redemption date. Any redemption of trust securities shall be made and the applicable redemption price shall be payable on the redemption date only to the extent that the applicable Cox Trust has funds legally available for the payment thereof. See "-- Subordination of Trust Common Securities."

     If less than all of the senior debt securities are to be redeemed prior to the stated maturity thereof, then the proceeds of such redemption shall be used to redeem the related trust securities on a pro rata basis among the capital securities and the trust common securities of the applicable Cox Trust except as described under "-- Subordination of Trust Common Securities." If less than all of the capital securities held in book-entry form, if any, are to be redeemed, such capital securities will be redeemed in accordance with the procedures of The Depository Trust Company. See "-- Global Capital Securities."

REDEMPTION PROCEDURES

     If a Cox Trust gives a notice of redemption in respect of its capital securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are legally available,

     - with respect to capital securities held by The Depository Trust Company or its nominee, the property trustee will deposit, or cause the paying agent to deposit, irrevocably with The Depository Trust Company funds sufficient to pay the applicable redemption price, and

     - with respect to capital securities held in certificated form, the property trustee will irrevocably deposit with the paying agent funds sufficient to pay the applicable redemption price and will give such paying agent irrevocable instructions and authority to pay the applicable redemption price to the holders thereof upon surrender of their certificates evidencing the capital securities.

     If notice of redemption shall have been given and funds irrevocably deposited as required, then, upon the date of such deposit, all rights of the holders of the capital securities called for redemption will cease, except the right of such holders to receive the applicable redemption price, but without interest thereon, and such capital securities will cease to be outstanding. In the event that any redemption date is not a business day, then the applicable redemption price payable on that date will be paid on the next succeeding day that is a business day, without any interest or other payment in respect of any such delay, with the same force and effect as if made on that date. In the event that payment of the applicable redemption price is improperly withheld or refused and not paid either by the applicable Cox Trust or by Cox pursuant to the capital securities guarantee as described under "Description of Capital Securities Guarantees,"

     - distributions on the related capital securities will continue to accumulate from the redemption date originally established by such Cox Trust to the date such applicable redemption price is actually paid, and

     - the actual payment date will be the redemption date for purposes of calculating the applicable redemption price.

     Subject to applicable law, including, without limitation, United States federal securities law, Cox or its subsidiaries may at any time and from time to time purchase outstanding capital securities by tender, in the open market or by private agreement.

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

LIQUIDATION OF A COX TRUST AND DISTRIBUTION OF SENIOR DEBT SECURITIES

     Cox will have the right at any time to dissolve a Cox Trust and cause the related senior debt securities to be distributed to the holders of the trust securities of such Cox Trust in liquidation of such Cox Trust after satisfaction, or reasonable provision for satisfaction, of liabilities to creditors of such Cox Trust as required by applicable law. Such right is subject to Cox having received an opinion of counsel to the effect that such distribution will not be a taxable event to holders of the capital securities of such Cox Trust.

     The applicable Cox Trust shall automatically dissolve upon the first to occur of:

          1. certain events of bankruptcy, dissolution or liquidation of Cox;

          2. the distribution of the related senior debt securities to the holders of the trust securities of such Cox Trust, if Cox, as sponsor, has given written direction to the property trustee to dissolve such Cox Trust, which direction is optional and, except as described above, wholly within the discretion of Cox, as sponsor;

          3. the conversion, exchange or redemption of all of the trust securities of such Cox Trust;

          4. expiration of the term of such Cox Trust; and

          5. the entry of an order for the dissolution of such Cox Trust by a court of competent jurisdiction.

     If a dissolution occurs as described in paragraph (1), (2), (4) or (5) above, the applicable Cox Trust shall be liquidated by the issuer trustees as expeditiously as the issuer trustees determine to be possible by distributing, after satisfaction, or reasonable provision for satisfaction, of liabilities to creditors of such Cox Trust as provided by applicable law, to the holders of the trust securities and the related senior debt securities, unless such distribution is determined by the property trustee not to be practicable, in which event such holders will be entitled to receive out of the assets of such Cox Trust legally available for distribution to holders, after satisfaction of liabilities to creditors of such Cox Trust as provided by applicable law, an amount equal to the aggregate of the liquidation amount per trust security specified in the applicable prospectus supplement plus accumulated distributions thereon to the date of payment. If the liquidation distribution can be paid only in part because the applicable Cox Trust has insufficient assets legally available to pay in full the aggregate liquidation distribution, then the amounts payable directly by such Cox Trust on its trust securities shall be paid on a pro rata basis, except that if an event of default with respect to the senior debt securities has occurred and is continuing, the capital securities of such Cox Trust shall have a priority over the trust common securities of such Cox Trust in respect of such amounts. See "-- Subordination of Trust Common Securities."

     After a date is fixed for any distribution of senior debt securities to holders of the related trust securities:

     - such trust securities will no longer be deemed to be outstanding;

     - each registered global certificate, if any, representing such trust securities will be exchanged for a registered global certificate representing the senior debt securities to be delivered upon such distribution; and

     - any trust securities in certificated form will be deemed to represent senior debt securities having a principal amount equal to the liquidation amount of such trust securities, and bearing accrued interest in an amount equal to the accumulated distributions on such trust securities until such certificates are presented to the administrative trustees or their agent for cancellation, whereupon Cox will issue to such holder, and the trustee will authenticate, senior debt securities in certificated form.

     There can be no assurance as to the market prices for the capital securities or the senior debt securities that may be distributed in exchange for such capital securities if a dissolution and liquidation of the applicable Cox Trust were to occur. Accordingly, the capital securities that an investor may purchase, or the senior debt securities that the investor may receive on dissolution and liquidation of the applicable Cox Trust, may trade at a discount to the price that the investor paid to purchase such capital securities.

SUBORDINATION OF TRUST COMMON SECURITIES

     Payment of distributions on, and the applicable redemption price of, trust securities shall be made pro rata among the capital securities and the trust common securities of the applicable Cox Trust based on their respective liquidation amounts; provided, however, that if on any distribution date or redemption date an event of default with respect to the senior debt securities has occurred and is continuing, no payment of any distribution on, or applicable redemption price of, any of the trust common securities of the applicable Cox Trust, and no other payment on account of the redemption, liquidation or other acquisition of such trust common securities, shall be made unless payment in full in cash of all accumulated distributions on all of the outstanding capital securities of such Cox Trust for all distribution periods terminating on or prior thereto, or in the case of payment of the applicable redemption price, the full amount of such redemption price, shall have been made or provided for, and all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or applicable redemption price of, such capital securities then due and payable.

     Upon the occurrence and continuance of an event of default under the declaration of trust, Cox, as the trust common securities holder of the applicable Cox Trust, will be deemed to have waived any right to act with respect to such event of default until the effect of such event of default shall have been cured, waived or otherwise eliminated. Until any such event of default has been so cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of the capital securities of such Cox Trust and not on behalf of Cox as the trust common securities holder, and only the holders of such capital securities will have the right to direct the property trustee to act on their behalf.

EVENTS OF DEFAULT; NOTICE

     The occurrence of an event of default under the indenture relating to the senior debt securities will constitute an event of default under the declaration of trust. Within ten business days after the occurrence of an event of default under the declaration of trust actually known to the property trustee, the property trustee shall transmit notice of such event of default to the holders of the capital securities of the applicable Cox Trust, the administrative trustees and Cox, as sponsor, unless such event of default shall have been cured or waived.

     The applicable prospectus supplement will contain a discussion of the limited circumstances in which holders of capital securities may bring a direct action against Cox.

REMOVAL OF TRUSTEES

     Unless an event of default with respect to the senior debt securities has occurred and is continuing, any issuer trustee may be removed at any time by Cox as the trust common securities holder of the applicable Cox Trust. If such an event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed at such time only by the holders of a majority in liquidation amount of the outstanding capital securities of the applicable Cox Trust. In no event will the holders of the capital securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in Cox as the trust common securities holder. No resignation or removal of an issuer trustee, and no appointment of a successor trustee, shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable declaration of trust.

MERGER OR CONSOLIDATION OF TRUSTEES

     Any person into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any person

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

resulting from any merger, conversion or consolidation to which such issuer trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such issuer trustee, shall be the successor of such issuer trustee under the applicable declaration of trust, provided such person shall be otherwise qualified and eligible.

MERGERS, CONVERSIONS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF A COX
TRUST

     The applicable Cox Trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other person, except as described below or as otherwise described under "-- Liquidation of a Cox Trust and Distribution of Senior Debt Securities." A Cox Trust may, at the request of Cox, as sponsor, with the consent of the administrative trustees but without the consent of the holders of its capital securities, merge with or into, convert into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any State; provided that:

     - such successor entity either

      - expressly assumes all of the obligations of such Cox Trust with respect to the trust securities of such Cox Trust, or

      - substitutes for the trust securities of such Cox Trust other securities having substantially the same terms as such trust securities so long as the successor securities rank the same as such trust securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

     - Cox expressly appoints a trustee of such successor entity possessing the same powers and duties as the property trustee with respect to the related senior debt securities;

     - such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust securities, including any successor securities, of such Cox Trust or the related senior debt securities to be downgraded or placed under surveillance or review by any nationally recognized statistical rating organization;

     - such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of such Cox Trust in any material respect, other than any dilution of such holders' interests in the new entity;

     - such successor entity has a purpose substantially identical to that of such Cox Trust;

     - prior to such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, Cox has received an opinion from independent counsel to such Cox Trust experienced in such matters to the effect that

      - such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of such Cox Trust in any material respect, other than any dilution of such holders' interests in the new entity, and

      - following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither such Cox Trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

     - Cox or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the successor securities at least to the extent provided by the capital securities guarantee and the common securities guarantee for the benefit of the owner of the common securities of such Cox Trust.

Notwithstanding the foregoing, such Cox Trust shall not, except with the consent of each holder of its trust securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause such Cox Trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF A DECLARATION OF TRUST

     Except as provided below and under "-- Mergers, Conversions, Consolidations, Amalgamations or Replacements of a Cox Trust" and "Description of Capital Securities Guarantee -- Amendments and Assignment" and as otherwise required by law and the declaration of trust, the holders of capital securities will have no voting rights.

     The declaration of trust may be amended from time to time by Cox, the property trustee and the administrative trustees, without the consent of the holders of the trust securities of the applicable Cox Trust,

     - to cure any ambiguity, correct or supplement any provisions in the declaration of trust that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the declaration of trust, which shall not be inconsistent with the other provisions of such declaration of trust, or

     - to modify, eliminate or add to any provisions of such declaration of trust to such extent as shall be necessary to ensure that such Cox Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any of its trust securities are outstanding or to ensure that such Cox Trust will not be required to register as an investment company under the Investment Company Act;

provided, however, that in each case, such action shall not adversely affect in any material respect the interests of the holders of such trust securities.

     A declaration of trust may be amended by the issuer trustees and Cox

     - with the consent of holders of a majority in liquidation amount of the outstanding trust securities of the applicable Cox Trust, and

     - upon receipt by the issuer trustees of an opinion of counsel experienced in such matters to the effect that such amendment or the exercise of any power granted to the issuer trustees in accordance with such amendment will not affect such Cox Trust's status as a grantor trust for United States federal income tax purposes or such Cox Trust's exemption from status as an investment company under the Investment Company Act;

provided, however, that, without the consent of each holder of such trust securities, such declaration of trust may not be amended to:

     - change the distribution rate or manner of calculation of the distribution rate, amount, timing or currency or otherwise adversely affect the method of any required payment;

     - change the purpose of the applicable Cox Trust;

     - authorize the issuance of any additional beneficial interests in such Cox Trust;

     - change the conversion, exchange or redemption provisions;

     - change the conditions precedent for Cox to elect to dissolve such Cox Trust and distribute the related senior debt securities to the holders of such trust securities;

     - change the liquidation distribution or other provisions relating to the distribution of amounts payable upon the dissolution and liquidation of such Cox Trust;

     - affect the limited liability of any holder of such trust securities; or

     - restrict the right of a holder of such trust securities to institute suit for the enforcement of any required payment on or after the due date therefor or for the conversion or exchange of such trust securities in accordance with their terms.

     So long as any senior debt securities are held by the property trustee, the issuer trustees shall not:

     - direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture, or execute any trust or power conferred on such trustee, with respect to the senior debt securities;

     - waive certain past defaults under the indenture;

     - exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of such senior debt securities; or

     - consent to any amendment, modification or termination of the indenture or such senior debt securities where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding capital securities of the applicable Cox Trust;

provided, however, that where a consent under the indenture would require the consent of each holder affected thereby, no such consent shall be given by the property trustee without the prior approval of each holder of the related capital securities. The issuer trustees shall not revoke any action previously authorized or approved by a vote of the holders of capital securities except by subsequent vote of such holders. The property trustee shall notify each holder of capital securities of any notice of default with respect to the related senior debt securities. In addition to obtaining approvals of holders of capital securities referred to above, prior to taking any of the foregoing actions, the issuer trustees shall obtain an opinion of counsel experienced in such matters to the effect that the applicable Cox Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

     Any required approval of holders of capital securities may be given at a meeting of such holders convened for such purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of capital securities are entitled to vote to be given to each holder of record of capital securities in the manner set forth in the applicable declaration of trust.

     Notwithstanding that holders of capital securities are entitled to vote or consent under any of the circumstances referred to above, any capital securities that are owned by Cox or any affiliate of Cox shall, for purposes of such vote or consent, be treated as if they were not outstanding.

GLOBAL CAPITAL SECURITIES

     If specified in the applicable prospectus supplement, capital securities may be represented by one or more global certificates deposited with, or on behalf of, The Depository Trust Company, or other depositary identified in such prospectus supplement, or a nominee thereof, in each case for credit to an account of a participant in The Depository Trust Company or other depositary. The identity of the depositary and the specific terms of the depositary arrangements with respect to the capital securities to be represented by one or more global certificates will be described in the applicable prospectus supplement. However, unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company will be the depositary and the depositary arrangements described with respect to the debt securities will apply to such capital securities as well, except all references to Cox shall include the Cox Trusts and all references to the indenture will refer to the applicable declaration of trust. See "Description of Debt Securities -- Global Securities."

PAYMENT AND PAYING AGENT

     Payments in respect of any global certificate representing capital securities shall be made to Cede & Co. as nominee of The Depository Trust Company, or other applicable depositary or its nominee, which shall credit the relevant accounts at The Depository Trust Company or such other depositary on the applicable payment dates, while payments in respect of capital securities in certificated form shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The paying agent shall initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and Cox. The paying agent shall be permitted to resign as paying agent upon 30 days prior written notice to the property trustee, the administrative trustees and Cox. In the event that the property trustee shall no longer be the paying agent, the administrative trustees shall appoint a successor, which shall be a bank or trust company acceptable to the administrative trustees and Cox, to act as paying agent.

REGISTRAR AND TRANSFER AGENT

     The property trustee will act as registrar and transfer agent for the capital securities.

     Registration of transfers of capital securities will be effected without charge by or on behalf of the applicable Cox Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. A Cox Trust will not be required to register or cause to be registered the transfer of its capital securities after they have been converted, exchanged, redeemed or called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee, other than during the occurrence and continuance of an event of default under the declaration of trust, will undertake to perform only such duties as are specifically set forth in the declaration of trust and, during the continuance of such event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the property trustee will not be under any obligation to exercise any of the powers vested in it by such declaration of trust at the request of any holder of the related trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no such event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the declaration of trust or is unsure of the application of any provision of the declaration of trust, and the matter is not one on which holders of capital securities or trust common securities are entitled under the declaration of trust to vote, then the property trustee shall take such action as is directed by Cox and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the related trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

     The administrative trustees are authorized and directed to conduct the affairs of and to operate the applicable Cox Trust in such a way that:

     - such Cox Trust will not be deemed to be an investment company required to be registered under the Investment Company Act;

     - such Cox Trust will be classified as a grantor trust for United States federal income tax purposes; and

     - the related senior debt securities will be treated as indebtedness of Cox for United States federal income tax purposes.

     Cox and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the applicable Cox Trust or the declaration of trust, that the administrative trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the related trust securities.

     Holders of capital securities will not have any preemptive or similar rights.

     A Cox Trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

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

                  DESCRIPTION OF CAPITAL SECURITIES GUARANTEES

     A capital securities guarantee will be executed and delivered by Cox concurrently with the issuance by a Cox Trust of capital securities for the benefit of the holders from time to time of such capital securities and will be held for such holders by The Bank of New York, as capital securities guarantee trustee. Each capital securities guarantee has been qualified as an indenture under the Trust Indenture Act and is subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of the capital securities guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of such capital securities guarantee, including the definitions therein of certain terms, and those made a part of such capital securities guarantee by the Trust Indenture Act.

GENERAL

     Cox will irrevocably agree to pay in full on a senior basis, to the extent set forth herein, the guarantee payments to the holders of the related capital securities, as and when due, regardless of any defense, right of set-off or counterclaim that the applicable Cox Trust may have or assert other than the defense of payment. The following payments, which are referred to as guarantee payments, with respect to capital securities, to the extent not paid by or on behalf of the applicable Cox Trust, will be subject to the capital securities guarantee:

     - any accumulated distributions required to be paid on such capital securities, to the extent that such Cox Trust has funds legally available therefor at such time;

     - the applicable redemption price with respect to such capital securities called for redemption, to the extent that such Cox Trust has funds legally available therefor at such time; or

     - upon a voluntary or involuntary dissolution and liquidation of such Cox Trust, other than in connection with the distribution of the related senior debt securities to holders of such capital securities or the redemption, conversion or exchange of the capital securities, the lesser of

      - the amounts due upon the dissolution and liquidation of such Cox Trust, to the extent that such Cox Trust has funds legally available therefor at the time, and

      - the amount of assets of such Cox Trust remaining available for distribution to holders of its capital securities after satisfaction of liabilities to creditors of such Cox Trust as required by applicable law.

     Cox's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Cox to the holders of the capital securities entitled thereto or by causing the applicable Cox Trust to pay such amounts to such holders.

     Cox will, through the capital securities guarantee, the declaration of trust, the related senior debt securities and the indenture, taken together, fully, irrevocably and unconditionally guarantee all of the applicable Cox Trust's obligations under its capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of a Cox Trust's obligations under its capital securities.

RANKING

     Each capital securities guarantee will constitute an unsecured obligation of Cox and will rank equally in right of payment with all other senior indebtedness of Cox.

CAPITAL SECURITIES GUARANTEE OF PAYMENT

     The capital securities guarantee will constitute a guarantee of payment and not of collection. In other words, the guaranteed party may institute a legal proceeding directly against Cox to enforce its rights under such capital securities guarantee without first instituting a legal proceeding against any other person or entity. A capital securities guarantee will not be discharged except by payment of the related capital securities guarantee payments in full to the extent not paid by the applicable Cox Trust or upon distribution of its capital securities to the holders of the related senior debt securities.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not materially adversely affect the rights of holders of the related capital securities, in which case no approval will be required, a capital securities guarantee may not be amended without the prior approval of the holders of a majority of the liquidation amount of such outstanding capital securities. The manner of obtaining any such approval will be as set forth under "Description of Capital Securities -- Voting Rights; Amendment of a Declaration of Trust." All guarantees and agreements contained in a capital securities guarantee shall bind the successors, assigns, receivers, trustees and representatives of Cox and shall inure to the benefit of the holders of the related capital securities then outstanding.

EVENTS OF DEFAULT

     An event of default under a capital guarantee will occur upon the failure of Cox to perform any of its payment or other obligations thereunder, provided that, except with respect to a default in respect of any capital securities guarantee payment, Cox shall have received notice of such default and shall not have cured such default within 60 days of such receipt. The holders of a majority in liquidation amount of the related capital securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the capital securities guarantee trustee in respect of the applicable capital securities guarantee or to direct the exercise of any trust or power conferred upon the capital securities guarantee trustee under such capital securities guarantee.

     If the capital securities guarantee trustee fails to enforce a capital securities guarantee, any holder of the related capital securities may institute a legal proceeding directly against Cox to enforce its rights under such capital securities guarantee without first instituting a legal proceeding against the applicable Cox Trust, the capital securities guarantee trustee or any other person or entity.

TERMINATION

     A capital securities guarantee will terminate and be of no further force and effect upon:

     - full payment of the applicable redemption price of the related capital securities;

     - full payment of all amounts due upon the dissolution and liquidation of the applicable Cox Trust; or

     - the conversion or exchange of all of the related capital securities, whether upon distribution of senior debt securities to the holders of such capital securities or otherwise.

A capital securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related capital securities must restore payment of any sums paid under such capital securities or such capital securities guarantee.

GOVERNING LAW

     Each capital securities guarantee will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE CAPITAL SECURITIES GUARANTEE TRUSTEE

     The capital securities guarantee trustee, other than during the occurrence and continuance of a default by Cox in performance of a capital securities guarantee, will undertake to perform only such duties as are specifically set forth in the capital securities guarantee and, during the continuance of such default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the capital securities guarantee trustee will not be under any obligation to exercise any of the powers vested in it by a capital securities guarantee at the request of any holder of the related capital securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

LIMITED PURPOSE OF COX TRUST

     The capital securities will represent preferred beneficial interests in the applicable Cox Trust, and each Cox Trust exists for the sole purpose of issuing and selling its trust securities, using the proceeds from the sale of its trust securities to acquire the related senior debt securities of Cox and engaging in only those other activities necessary, advisable or incidental thereto.

RIGHTS UPON DISSOLUTION

     Unless the senior debt securities are distributed to holders of the related trust securities, upon any voluntary or involuntary dissolution and liquidation of the applicable Cox Trust, after satisfaction of the liabilities of creditors of such Cox Trust as required by applicable law, the holders of such trust securities will be entitled to receive, out of assets held by such Cox Trust, the liquidation distribution in cash. See "Description of Capital
Securities -- Liquidation of a Cox Trust and Distribution of Senior Debt Securities."

                   RELATIONSHIP AMONG THE CAPITAL SECURITIES,
                    THE CORRESPONDING SENIOR DEBT SECURITIES
                     AND THE CAPITAL SECURITIES GUARANTEES

     Full and Unconditional Guarantee. Cox will irrevocably guarantee payments of distributions and other amounts due on the capital securities to the extent the applicable Cox Trust has funds available for the payment of the distributions as and to the extent set forth under "Description of Capital Securities Guarantees." Taken together, Cox's obligations under the senior debt securities, the securities resolution, the indenture, the declaration of trust and the capital securities guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the full guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the applicable Cox Trust's obligations under the capital securities.

     If and to the extent that Cox does not make payments on the senior debt securities, the applicable Cox Trust will not pay distributions or other amounts due on its capital securities. A capital securities guarantee does not cover payment of distributions when such Cox Trust does not have sufficient funds to pay the distributions. In that event, the remedy for a holder of trust preferred securities is to institute a legal proceeding directly against Cox for enforcement of payment of the distributions to such holder.

     Sufficiency of Payments. As long as all payments are made when due on the senior debt securities, those payments will be sufficient to cover distributions and other payments due on the capital securities. This is primarily because:

     - the aggregate principal amount of the senior debt securities will be equal to the sum of the aggregate stated liquidation amount of the capital securities and trust common securities;

     - the interest rate and interest and other payment dates on the senior debt securities will match the distribution rate and distribution and other payment dates for the capital securities;

     - Cox, as borrower, has promised to pay any and all costs, expenses and liabilities of the applicable Trust except such Cox Trust's obligations under its capital securities; and

     - the declaration of trust will provides that the applicable Cox Trust will not engage in any activity that is not consistent with the limited purposes of such Cox Trust.

     Cox has the right to set-off any payment Cox is otherwise required to make under the indenture if and to the extent Cox has already made, or is concurrently making, a payment under the capital securities guarantee agreement.

     Enforcement Rights of Holders of Capital Securities. A holder of a capital security may institute a legal proceeding directly against Cox to enforce its rights under the applicable capital securities guarantee agreement without first instituting a legal proceeding against the capital securities guarantee trustee, the applicable Cox Trust or anyone else.

     Limited Purpose of a Cox Trust. The applicable Cox Trust's capital securities evidence undivided beneficial ownership interests in the assets of the applicable Cox Trust, and the applicable Cox Trust exists for the sole purposes of issuing its capital securities and trust common securities, investing the proceeds in senior debt securities and engaging in only those other activities necessary, convenient or incidental to those purposes. A principal difference between the rights of a holder of a trust preferred security and a holder of a corresponding senior debt security is that a holder of a senior debt security is entitled to receive from Cox the principal amount of and interest accrued on the corresponding senior debt security, while a holder of capital securities is entitled to receive distributions from the applicable Cox Trust, or from Cox under the capital securities guarantee agreement, if and to the extent the applicable Cox Trust has funds available for the payment of the distributions.

     Rights Upon Dissolution. Upon any voluntary or involuntary dissolution of a Cox Trust involving the liquidation of the senior debt securities, the holders of the capital securities will be entitled to receive the liquidation distribution in cash, out of assets of such Cox Trust and after satisfaction of creditors of such Cox Trust as provided by applicable law. If Cox becomes subject to any voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the debt securities, would be one of Cox's creditors. Cox is the guarantor under the capital securities guarantee agreements and pursuant to the indenture, as borrower, has agreed to pay all costs, expenses and liabilities of the applicable Cox Trust other than the applicable Cox Trust's obligations to the holders of the capital securities. Accordingly, in the event of Cox's liquidation or bankruptcy the positions of a holder of capital securities and of a holder of senior debt securities are expected to be substantially the same relative to Cox's other creditors and to Cox's stockholders.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     Cox may issue stock purchase contracts, representing contracts obligating holders to purchase from Cox, and Cox to sell to the holders, a specified number of shares of Class A common stock at a future date or dates. The price per share of Class A common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of units, which are referred to as stock purchase units, consisting of a stock purchase contract and, as security for the holder's obligations to purchase the Class A common stock under stock purchase contracts, either:

     - senior debt securities, subordinated debt securities or junior subordinated debt securities of Cox,

     - debt obligations of third parties, including U.S. Treasury securities, or

     - preferred securities or capital securities of a Cox Trust.

     The stock purchase contracts may require Cox to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances Cox may deliver newly issued prepaid stock purchase contracts, which are referred to as prepaid securities, upon release to a holder of any collateral securing such holder's obligations under the original stock purchase contract.

     The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which such prepaid securities will be issued.

                              PLAN OF DISTRIBUTION

     Cox and the Cox Trusts may sell securities to one or more underwriters or dealers for public offering and sale by them, or it may sell the securities to investors directly or through agents. The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

     - the name or names of any underwriters;

     - the purchase price of the securities and the proceeds to Cox or the Cox Trusts from the sale;

     - any underwriting discounts and other items constituting underwriters' compensation;

     - any public offering price;

     - any discounts or concessions allowed or reallowed or paid to dealers; and

     - any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

     Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

     Cox and the Cox Trusts may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies. Cox may sell securities through forward contracts or similar arrangements. In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from Cox in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Some of the underwriters, dealers or agents who participate in the securities distribution may engage in other transactions with, and perform other services for, Cox and its subsidiaries in the ordinary course of business.

     Any underwriting or other compensation which Cox pays to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the prospectus supplement. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with Cox and the Cox Trusts, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Dow, Lohnes & Albertson, PLLC, of Washington, D.C., and Richards, Layton & Finger, P.A., of Wilmington, Delaware, will pass upon the validity of the securities offered in the applicable prospectus supplement for Cox and the Cox Trusts, respectively. Unless otherwise specified in the applicable prospectus supplement, Brown & Wood LLP, of New York, New York, will pass upon certain matters for any underwriters.

                                    EXPERTS

     The consolidated financial statements of Cox and Cox Communications PCS, L.P. and subsidiaries incorporated in this prospectus by reference from Cox's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference into this prospectus, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of TCA Cable TV, Inc. and subsidiaries as of and for the year ended October 31, 1998 have been incorporated by reference in this prospectus in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     Cox is subject to the informational requirements of the Exchange Act and files reports, proxy statements and other information with the SEC. Cox's SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document Cox files at the SEC's public reference rooms in Washington, D.C., New York and Chicago or obtain copies of such materials by mail. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges, as well as the Public Reference Section's charges for mailing copies of the documents Cox has filed.

     You can also inspect and copy any of Cox's SEC filings at the offices of the New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York, 10005.

                     INFORMATION INCORPORATED BY REFERENCE

     Cox files periodic reports with the SEC. SEC rules permit Cox to incorporate these filings by reference into this prospectus. By incorporating Cox's SEC filings by reference, the following documents are made a part of this prospectus:

     - Cox's annual report on Form 10-K for the year ended December 31, 1998;

     - Cox's quarterly report on Form 10-Q for the quarter ended March 31, 1998;

     - Amendment no. 1 to Cox's current report on Form 8-K, dated July 7, 1999;

     - Amendment no. 1 to Cox's current report on Form 8-K, dated May 12, 1999;

     - Cox's current report on Form 8-K, dated July 27, 1999;

     - Cox's current report on Form 8-K, dated July 7, 1999;

     - Cox's current report on Form 8-K, dated May 17, 1999;

     - Cox's current report on Form 8-K, dated May 12, 1999;

     - Cox's current report on Form 8-K, dated April 22, 1999;

     - Cox's current report on Form 8-K, dated January 8, 1999;

     - Cox's definitive proxy statement for the 1999 annual meeting of stockholders, dated March 29, 1999; and

     - Cox's registration statement on Form 8-A.

     All documents which Cox will file with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial filing of the registration statement and prior to the termination of the securities offering shall be deemed to be incorporated by reference in, and to be a part of, this prospectus from the date such documents are filed. Cox's SEC file number for Exchange Act documents is 1-6590. Cox will provide without charge, to any person who receives a copy of this prospectus and the accompanying prospectus supplement, upon such recipient's written or oral request, a copy of any document this prospectus incorporates by reference, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such incorporated document. Requests should be directed to:

                               Dallas S. Clement,
                          Vice President and Treasurer
                            Cox Communications, Inc.
                             1400 Lake Hearn Drive
                             Atlanta, Georgia 30319
                           Telephone: (404) 843-5000

     Any statement contained in this prospectus or in a document incorporated by reference in, or deemed to be incorporated by reference in, this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in

     - the prospectus,

     - the accompanying prospectus supplement, or

     - any other subsequently filed document which also is incorporated by reference in, or is deemed to be incorporated by reference in, this prospectus,

modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Cox has not included or incorporated by reference separate financial statements of the Cox Trusts into this prospectus. Cox does not consider such financial statements to be material to holders of the trust preferred securities of the Cox Trusts because:

     - all of the voting securities of the Cox Trusts will be owned, directly or indirectly, by Cox, a reporting company under the Exchange Act;

     - each of the Cox Trusts is a special purpose entity, has no operating history, has no independent operations and is not engaged in, and does not propose to engage in, any activity other than issuing securities representing undivided beneficial interests in the assets of such Cox Trust and investing the proceeds thereof in junior subordinated debentures issued by Cox; and

     - Cox's obligations described in this prospectus and in any accompanying prospectus supplement under the declaration of trust of a Cox Trust, the preferred securities guarantee issued by Cox with respect to the trust preferred securities issued by such Cox Trust, the debt securities or junior subordinated debentures of Cox purchased by the Cox Trusts and the applicable indenture pursuant to which such debt securities or junior subordinated debentures are issued, taken together, constitute direct obligations of Cox and a full and unconditional guarantee of the trust preferred securities of each such Cox Trust.

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                                 $1,000,000,000

                                   (COX LOGO)

                            COX COMMUNICATIONS, INC.
                       $800,000,000 7 3/4% NOTES DUE 2010
                $200,000,000 FLOATING RATE MOPPRS(SM)/CHEERS(SM)

                   -----------------------------------------
                             PROSPECTUS SUPPLEMENT
                   -----------------------------------------
                          Joint Book-Running Managers

               CHASE SECURITIES INC.         MERRILL LYNCH & CO.

                         BANC OF AMERICA SECURITIES LLC
                              SALOMON SMITH BARNEY
                             ABN AMRO INCORPORATED
                           BNY CAPITAL MARKETS, INC.
                         SUNTRUST EQUITABLE SECURITIES
                           WACHOVIA SECURITIES, INC.
                        THE WILLIAMS CAPITAL GROUP, L.P.
                                NOVEMBER 2, 2000

"MANDATORY PAR PUT REMARKETED SECURITIES(SM)" AND "MOPPRS(SM)" ARE SERVICE MARKS OWNED BY MERRILL LYNCH & CO., INC.
"CHASE EXTENDIBLE REMARKETABLE SECURITIES(SM)" AND "CHEERS(SM)" ARE SERVICE MARKS OF THE CHASE MANHATTAN CORPORATION.

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